 As filed with the Securities and Exchange Commission on February 4, 1999

                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                                  NEWELL CO.
            (Exact name of registrant as specified in its charter)
                                --------------
         Delaware                    3469                    36-3514169
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial            Identification No.)
     Incorporation or        Classification Code
      Organization)                Number)
                                --------------
                                  Newell Co.
                           29 East Stephenson Street
                           Freeport, Illinois 61032
                                1-815-235-4171
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                --------------
                              Dale L. Matschullat
                        Vice President--General Counsel
                         6833 Stalter Drive, Suite 101
                           Rockford, Illinois 61108
                                1-815-381-8110
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                --------------
                                  Copies to:
  Frederick L. Hartmann        James A. Morgan             Lyle G. Ganske
     Andrea L. Horne        Senior Vice President,
  Schiff Hardin & Waite            General             Patrick J. Leddy
                                                        Jones, Day, Reavis &
     6600 Sears Tower       Counsel and Secretary              Pogue
 Chicago, Illinois 60606   Rubbermaid Incorporated          North Point
      1-312-258-5500           1147 Akron Road          901 Lakeside Avenue
                             Wooster, Ohio 44691       Cleveland, Ohio 44114
                                1-330-264-6464             1-216-586-7642
                                --------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                           Proposed
                                            Proposed       Maximum
 Title of Each Class Of       Amount        Maximum       Aggregate      Amount of
    Securities to be          to be      Offering Price    Offering     Registration
       Registered         Registered (1) Per Share (2)    Price (2)       Fee (3)
------------------------------------------------------------------------------------
Common Stock, par value    121,721,850
 $1.00 per share.......       shares         $39.13     $4,762,600,925   $1,324,004
------------------------------------------------------------------------------------
Preferred Stock Purchase   121,721,850
 Rights................       rights          (4)            (4)            (4)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Represents the maximum number of shares of common stock and related preferred stock purchase rights of Newell Co., the registrant, estimated to be issuable upon (a) the consummation of the merger of a wholly owned subsidiary of Newell with and into Rubbermaid Incorporated based on an exchange ratio of 0.7883 of a share of Newell common stock to be exchanged for each outstanding share of Rubbermaid common stock, and (b) the exercise of options to purchase Newell common stock to be issued upon the conversion of all options to purchase Rubbermaid common stock that may be outstanding when the merger is effective.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933 based on the product of (a) $30.84375, the average of the high and low sales prices of Rubbermaid common stock on the New York Stock Exchange Composite Tape on January 28, 1999 and (b) 154,410,567, the number of shares of Rubbermaid common stock outstanding at the close of business on February 3, 1999, assuming the exercise of all options to purchase Rubbermaid common stock that may be outstanding when the merger is effective. The proposed maximum offering price per share is based upon the proposed maximum aggregate offering price divided by the amount of shares to be registered.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(3) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933 as the product of .000278 and the proposed maximum aggregate offering price. A fee of $1,020,340 was paid on November 16, 1998 pursuant to Rule 14a-6 and Rule 0-11 promulgated under the Securities Exchange Act of 1934 in respect of the merger upon filing by Newell and Rubbermaid of a preliminary joint proxy statement/prospectus relating thereto. Pursuant to Rule 457(b) promulgated under the Securities Act of 1933 and Section 14(g)(1)(B) of the Securities Exchange Act of 1934 and Rule 0-11 promulgated thereunder, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing.
(4) No additional consideration will be paid for, and no registration fee is required in connection with the registration of, the preferred stock purchase rights.
                                --------------
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

[LOGO OF NEWELL]                                            [LOGO OF RUBBERMAID]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

  The Boards of Directors of Newell Co. and Rubbermaid Incorporated have approved a merger agreement that would result in Rubbermaid becoming owned by Newell. If we complete the merger, Rubbermaid stockholders will receive 0.7883 of a share of Newell common stock for each share of Rubbermaid common stock that they own. Newell stockholders will continue to own their existing shares after the merger. We estimate that Newell will issue approximately 118 million shares of its common stock to Rubbermaid stockholders in the merger. Those shares will represent approximately 40% of the common stock of Newell after the merger.

  The merger will bring together Newell's strengths in operations, customer service, and in acquiring and integrating businesses with Rubbermaid's well-known consumer brands and new product development focus. We believe that this combination will enable us to provide our customers with better service and a broader range of products. After the merger, Newell will change its name to "Newell Rubbermaid Inc."

  We cannot complete this merger unless Newell stockholders approve the issuance of Newell shares in the merger and Rubbermaid stockholders approve the merger agreement. We have each scheduled special meetings for our stockholders to vote on these important matters.

  Your vote is very important. Please take the time to vote by completing the enclosed proxy card and returning it in the return envelope provided, even if you plan to attend your stockholders' meeting. You should note that if you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. Newell stockholders may also vote their shares by telephone or over the Internet by following the instructions on the proxy card. If you hold your shares in the name of a bank or broker, you should follow the instructions on the form you receive from your bank or broker.

  The dates, times and places of the meetings are:

        For Newell Stockholders:              For Rubbermaid Stockholders:

 March 11, 1999, 10:00 a.m., local time  March 11, 1999, 11:00 a.m., local time

       The Northern Trust Company                   BankBoston N.A.
        50 South LaSalle Street                    100 Federal Street
        Chicago, Illinois 60675               Boston, Massachusetts 02110

  This document provides you with detailed information about the meetings and the proposed merger. We encourage you to read this entire document carefully. In particular, you should read the "Risk Factors" section beginning on page 14 for a description of certain risks that you should consider in evaluating the merger. You may also obtain information about our companies from publicly available documents that we have filed with the Securities and Exchange Commission.


  /s/ John J. McDonough                       /s/ Wolfgang R. Schmitt

  John J. McDonough                           Wolfgang R. Schmitt
  Vice Chairman and Chief Executive Officer   Chairman and Chief Executive
  Newell Co.                                   Officer
                                              Rubbermaid Incorporated

 Neither the Securities and Exchange Commission nor any state securities commission has approved the Newell common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  The date of this joint proxy statement/prospectus is February 5, 1999, and it is first being mailed to stockholders on February 8, 1999.

                 [LOGO OF NEWELL(R)] & [LOGO OF RUBBERMAID(R)]

                            A POWERFUL COMBINATION

[LOGO OF ACE(R)]                                     [LOGO OF ANCHOR HOCKING(R)]

[LOGO OF BERNZOMATIC(R)]       [LOGO OF BURNES(R)]       [LOGO OF AIRBAKE
                                                      INSULATED BAKEWARE(R)]

[LOGO OF AMEROCK(R)]         [LOGO OF ANCHOR                 [LOGO OF BEROL(R)]
                        HOCKING(R) SPECIALTY GLASS(TM)]

[LOGO OF BULLDOG HARDWARE(R)]    [LOGO OF ACRIMO(TM)]       [LOGO OF EZ PAINTR
                                                            QUALITY PAINTING
                                                               MADE EZ(R)]

[LOGO OF CURVER BY RUBBERMAID(R)]  [LOGO OF CALPHALON(R)]  [LOGO OF CENTURY
                                                       DEDICATED TO QUALITY(R)]

[LOGO OF DEL MAR(R)]     [LOGO OF EF EBERHARD FABER(R)]  [LOGO OF ELDON(R)]

[LOGO OF GARDINIA(TM)] [LOGO OF GOODY(R)] [LOGO OF GRACO(R)] [LOGO OF HOLSON(R)]

[LOGO OF INTERCRAFT     [LOGO OF KIRSCH(R)]     [LOGO OF LITTLE TIKES(R)]
THE FRAME PEOPLE(R)]

[LOGO OF LR LEE ROWAN(R)]      [LOGO OF MIRRO(R)]       [LOGO OF LEVOLOR(R)]

[LOGO OF LOUVERDRAPE(R)]      [LOGO OF NEWELL(R)]       [LOGO OF PYREX(R)](1)

[LOGO OF PANEX(TM)]         [LOGO OF ROGERS(R)]          [LOGO OF ROTRING(R)]

[LOGO OF SHARPIE(R)]         [LOGO OF SWISH(TM)]          [LOGO OF ROLODEX(R)]

[LOGO OF SANFORD(R)]       [LOGO OF SYSTEM WORKS         [LOGO OF WILHOLD(R)]
                       WALL TO WALL ORGANIZATION (R)]

[LOGO OF WEAREVER(R) AIR(TM)]   [LOGO OF UNI-BALL(R)](2)


(1) Marketed under exclusive license in Europe, the Middle East and Africa only
(2) Marketed under exclusive license from Mitsubishi Pencil Co. Ltd. and its subsidiaries

                                 [NEWELL LOGO]
                                ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held March 11, 1999

                                ---------------

To the Stockholders of NEWELL CO.:

  A special meeting of the stockholders of Newell Co. will be held at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois on Thursday, March 11, 1999 at 10:00 a.m., local time, for the following purposes:

  1. To consider and vote on a proposal to approve the issuance of shares of Newell common stock in connection with Newell's acquisition of Rubbermaid Incorporated.

  2. To consider and vote on a proposal to amend Newell's certificate of incorporation to change Newell's name at the time of the merger to "Newell Rubbermaid Inc."

  3. To act on any other matters that may properly come before the special meeting and any adjournment or postponement of the special meeting.

  The Board of Directors of Newell has unanimously approved the merger and the proposals described above, and unanimously recommends that you vote FOR these proposals at the special meeting.

  Stockholders of record at the close of business on February 8, 1999 are entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement of the special meeting.

  You are cordially invited to attend the special meeting. Whether or not you plan to attend, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy and returning it in the return envelope provided, which requires no postage if mailed in the United States. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card. If you attend the special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

                                       By order of the Board of Directors,

                                       /s/ RICHARD H. WOLFF

                                       Richard H. Wolff
                                       Corporate Secretary

February 5, 1999

                               [RUBBERMAID LOGO]
                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held March 11, 1999

                               ----------------

To the Stockholders of RUBBERMAID INCORPORATED:

  A special meeting of the stockholders of Rubbermaid Incorporated will be held at BankBoston N.A., 100 Federal Street, Boston, Massachusetts on Thursday, March 11, 1999 at 11:00 a.m., local time, for the following purposes:

  1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated October 20, 1998, between Rubbermaid, Newell Co. and a subsidiary of Newell, under which Newell's subsidiary will merge into Rubbermaid, with Rubbermaid surviving as a wholly owned subsidiary of Newell. A copy of the merger agreement is attached to the joint proxy statement/prospectus as Annex A.

  2. To act on any other matters that may properly come before the special meeting and any adjournment or postponement of the special meeting.

  The Board of Directors of Rubbermaid unanimously recommends that Rubbermaid stockholders vote FOR adoption of the merger agreement.

  Stockholders of record at the close of business on February 8, 1999 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

  Adoption of the merger agreement is a condition of the merger. We will not complete the merger unless the merger agreement is adopted by Rubbermaid stockholders.

  All stockholders are cordially invited to attend the special meeting. It is important that your shares be represented at the special meeting, whether or not you plan to attend in person. Accordingly, please complete, sign, date and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before the proxy has been voted at the special meeting.

                                          By order of the Board of Directors,

                                          /s/ JAMES A. MORGAN

                                          James A. Morgan
                                          Corporate Secretary

February 5, 1999

  To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read.

                                            Table of Contents

                       Questions and Answers about the Merger

                                                      Summary

                                                 Risk Factors

                                                   The Merger

                  Material Provisions of the Merger Agreement

                                         The Special Meetings

                                        Financial Information

                              Information About Our Companies

                             Comparison of Stockholder Rights

                                            Other Information

                                                      Annexes

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
WHO CAN HELP ANSWER YOUR QUESTIONS........................................   1
SUMMARY...................................................................   3
  The Companies...........................................................   3
  Our Reasons for the Merger..............................................   4
  Our Recommendations to Stockholders.....................................   4
  The Special Meetings....................................................   4
    Record Date; Voting Power.............................................   4
    Votes Required........................................................   4
  What Stockholders Will Receive in the Merger............................   5
  Tax Consequences of the Merger..........................................   5
  Dividends...............................................................   5
  Appraisal and Dissenters' Rights........................................   5
  Opinions of Financial Advisors..........................................   6
  Material Provisions of the Merger Agreement.............................   6
    Conditions to the Merger..............................................   6
    Termination of the Merger Agreement...................................   6
    Termination Fees......................................................   7
    Accounting Treatment..................................................   7
    Regulatory Matters....................................................   7
    Listing of Newell Common Stock........................................   7
    Book-entry Ownership..................................................   7
  Directors and Executive Officers of Newell after the Merger.............   8
  Interests of Certain Persons in the Merger..............................   8
  Comparative Market Prices...............................................   9
  Recent Newell Financial Results.........................................   9
  Selected Pro Forma and Historical Financial Data........................  10
  Newell Summary Historical Financial Data................................  12
  Rubbermaid Summary Historical Financial Data............................  13
RISK FACTORS..............................................................  14
THE MERGER................................................................  17
  General.................................................................  17
  Background of the Merger................................................  17
  Recommendation of the Newell Board; Newell's Reasons for the Merger.....  21
  Recommendation of the Rubbermaid Board; Rubbermaid's Reasons for the
   Merger.................................................................  25
  Accounting Treatment....................................................  26
  Material Federal Income Tax Consequences................................  26
  Regulatory Matters......................................................  28
  Appraisal and Dissenters' Rights........................................  29
  Federal Securities Laws Consequences; Stock Transfer Restriction
   Agreements.............................................................  30
OPINIONS OF FINANCIAL ADVISORS............................................  32
  Opinion of Financial Advisor to Newell..................................  32
  Opinion of Financial Advisor to Rubbermaid..............................  40
MATERIAL PROVISIONS OF THE MERGER AGREEMENT...............................  47
  General.................................................................  47
  Closing; Effective Time.................................................  47

                                      (i)

                                                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
  Directors and Officers of Rubbermaid after the Merger...................  47
  Consideration to be Received in the Merger..............................  47
  Conversion of Shares; Procedures for Surrender of Certificates; Book-
   Entry Registration; Fractional Shares..................................  48
  Representations and Warranties..........................................  49
  Covenants...............................................................  50
  Additional Agreements...................................................  52
  Conditions to the Consummation of the Merger............................  55
  Termination, Amendment and Waiver.......................................  57
THE SPECIAL MEETINGS......................................................  59
  Date, Times and Places..................................................  59
  Matters to be Considered at the Special Meetings........................  59
  Record Date; Stock Entitled to Vote; Quorum.............................  59
  Votes Required..........................................................  59
  Share Ownership of Management...........................................  60
  Voting of Proxies.......................................................  60
FINANCIAL INFORMATION.....................................................  63
INFORMATION ABOUT OUR COMPANIES...........................................  72
  Newell..................................................................  72
  Rubbermaid..............................................................  73
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...............  74
DIRECTORS AND EXECUTIVE OFFICERS OF NEWELL AFTER THE MERGER...............  75
  Directors...............................................................  75
  Executive Officers......................................................  78
INTERESTS OF CERTAIN PERSONS IN THE MERGER................................  79
COMPARISON OF STOCKHOLDER RIGHTS..........................................  82
  Cumulative Voting.......................................................  82
  Appraisal and Dissenters' Rights........................................  82
  Stockholder Action by Written Consent...................................  83
  Control Share Acquisitions..............................................  83
  Constituencies Provisions...............................................  83
  Amendment of Charter Documents..........................................  84
  Business Combinations with Certain Persons..............................  84
  Director Liability And Indemnification..................................  85
  Removal of Directors....................................................  87
  Special Meetings of Stockholders........................................  87
  Certain Business Combinations...........................................  87
  Authorized Capital......................................................  88
  Number of Directors.....................................................  88
  Newly Created Directorships and Vacancies...............................  89
  Committees of the Board of Directors....................................  89
  Share Purchase Rights Plans.............................................  89
  Dividends...............................................................  90

                                      (ii)

TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION........................................  91
EXPERTS....................................................................  93
LEGAL MATTERS..............................................................  93
INDEPENDENT PUBLIC ACCOUNTANTS.............................................  94
FUTURE STOCKHOLDER PROPOSALS...............................................  94
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE............................  94
LIST OF ANNEXES

    Annex A Agreement and Plan of Merger
            Form of Certificate of Amendment to Newell's Restated Certificate
    Annex B of Incorporation
    Annex C Opinion of Robert W. Baird & Co. Incorporated
    Annex D Opinion of Goldman, Sachs & Co.
    Annex E Section 1701.85 of the Ohio Revised Code

  This document incorporates important business and financial information about our companies that is not included in or delivered with this document. Newell will provide you with copies of this information relating to Newell, without charge, upon written or oral request to:

           Newell Co.
           6833 Stalter Drive, Suite 101
           Rockford, Illinois 61108
           Attention: Office of Investor Relations
           Toll-free telephone number: 1-800-424-1941

Rubbermaid will provide you with copies of this information relating to Rubbermaid, without charge, upon written or oral request to:

           Rubbermaid Incorporated
           1147 Akron Road
           Wooster, Ohio 44691
           Attention: Office of Investor Relations
           Telephone number: 1-330-264-6464 ext. 5342

In order to receive timely delivery of the documents in advance of our special stockholders' meetings, you should make your request no later than February 26, 1999.

                                     (iii)

                                                               TABLE OF CONTENTS

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1: What should I do now?

A1: You should vote your shares by completing, signing and dating your proxy card and mailing it to us in the enclosed return envelope. You may also vote by attending your stockholders' meeting and voting in person. Newell stockholders may also vote by calling toll-free: 1-800-OK2-VOTE (1-800-652-
    8683), or over the Internet by signing on to the web site at "http://www.vote-by-net.com".

  If you are a Rubbermaid stockholder and you do not vote your shares, the effect will be the same as a vote by you against the merger agreement.

Q2: What do I do if I want to change my vote?

A2: You may change your vote by:

  . sending a written notice to the Corporate Secretary of your company prior to your stockholders' meeting;

  . signing another proxy card and returning it by mail prior to your stockholders' meeting; or

  . attending your stockholders' meeting and voting in person.

  Newell stockholders may also change their votes by telephone by calling the number listed in Answer 1 or over the Internet by signing on to the web site listed in Answer 1.

Q3: As a Rubbermaid stockholder, should I send in my stock certificates now?

A3: No. After the merger is completed, we will send you written instructions regarding the surrender of your stock certificates.

Q4: When do you expect the merger to be completed?

A4: We are working to complete the merger as soon as possible. We hope to complete the merger no later than the 15th day following the special stockholder meetings.
                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have additional questions about the merger you should contact:

                            Newell Co. Stockholders
                                   Newell Co.
                         6833 Stalter Drive, Suite 101
                            Rockford, Illinois 61108
                    Attention: Office of Investor Relations
                          Phone Number: 1-800-424-1941

                      Rubbermaid Incorporated Stockholders
                            Rubbermaid Incorporated
                                1147 Akron Road
                              Wooster, Ohio 44691
                    Attention: Office of Investor Relations
                     Phone Number: 1-330-264-6464 ext. 5342



 If you would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, you should contact:

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Phone Number: 1-800-566-9061

              Banks & Brokerage Firms please call: 1-800-662-5200

                                          QUESTIONS AND ANSWERS ABOUT THE MERGER

                                    SUMMARY

  This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information" (page 91). We have included page references parenthetically to direct you to a more complete description of each topic presented in this Summary.
The Companies (page 72)

Newell Co.
29 East Stephenson Street
Freeport, Illinois 61032
1-815-235-4171

  Newell, with 1997 sales of $3.3 billion, is an international manufacturer and marketer of everyday consumer products. We sell these products to a variety of large retailers and wholesalers under numerous well-known brand names, including:

  Product Categories            Principal Brands
  ------------------            ----------------
Hardware and Home
 Furnishings
 . Window Treatments      Newell(R), Kirsch(R),Levolor(R)
 . Picture Frames         Intercraft(R),
                         Burnes of Boston(R)
 . Hardware and Tools     Amerock(R), EZPaintr(R),
                         BernzOmatic(R), Bulldog(R)
 . Home Storage Products  Lee Rowan(R)
Office Products
 . Writing Instruments    Sanford(R), Berol(R)
 . Office Storage and     Rolodex(R), Eldon(R)
  Organization Products
Housewares
 . Aluminum Cookware      Mirro(R), Calphalon(R)
  and Bakeware
 . Glassware              Anchor Hocking(R)
 . Hair Accessories       Goody(R)

  Newell's major customers include:

 . Discount stores and warehouse clubs;

 . Home centers and hardware stores;

 . Office superstores and contract stationers;

 . Department and specialty stores; and

 . Drug and grocery stores.

  Newell has approximately 32,000 employees.

Rubbermaid Incorporated
1147 Akron Road
Wooster, Ohio 44691
1-330-264-6464

  Rubbermaid, with 1997 sales of $2.4 billion, is also an international manufacturer and marketer of consumer products. Like Newell, Rubbermaid sells its products to a variety of retailers and wholesalers under numerous well-known brand names, including:

               Product Categories                     Principal Brands
               ------------------                     ----------------
Home Products                                     Rubbermaid(R), Curver(R)
 (Housewares, Hardware, Storage & Organization,
 Leisure and Recreational Products)
Juvenile Products                                 Little Tikes(R)
 (Children's Toys and Recreational Products)
Infant Products                                   Graco(R), Century(R)
 (Car Seats, Strollers and Portable Playpens)
Commercial Products                               Rubbermaid(R),
 (Commercial, Industrial & Sanitary Maintenance,  Little Tikes(R)
 Playground Equipment, Home Health Care and Food
 Service Products)

  Rubbermaid's major customers include:

 . Discount stores and warehouse clubs;

 . Toy stores;

 . Home centers and hardware stores;

 . Drug and grocery stores;

 . Catalog showrooms; and

 . Distributors serving institutional markets.

  Rubbermaid has approximately 12,000 employees.

                                                                         SUMMARY

Our Reasons for the Merger (page 21)

  We believe the merger will join Rubbermaid's well-known consumer brands and new product development focus with Newell's numerous strengths, including:

 . outstanding customer service;

 . an efficient corporate structure that combines independent operating divisions with centralized administrative functions; and

 . a long history of successfully acquiring and integrating compatible businesses.

  As a result of this combination, we expect the merger to provide opportunities for significant operating profit improvements through the integration of Rubbermaid into Newell.

  You should recognize, however, that we may not achieve these operating profit improvements because of the risks and uncertainties discussed in the section "Risk Factors" on pages 14-16 and the section "Forward-Looking Statements May Prove Inaccurate" on pages 94-95.

Our Recommendations to Stockholders (page 21)

  Newell Stockholders. The Newell Board believes that the merger is fair to and in the best interests of Newell and its stockholders and unanimously recommends that you vote FOR the proposal to approve the issuance of shares of Newell common stock in connection with the merger and FOR the proposal to change Newell's name at the time of the merger to "Newell Rubbermaid Inc."

  Rubbermaid Stockholders. Rubbermaid's Board of Directors believes that the merger is fair to and in the best interests of Rubbermaid's stockholders and unanimously recommends that you vote FOR the proposal to adopt the merger agreement.

The Special Meetings (page 59)

  Newell Stockholders. We will hold the Newell special meeting on Thursday, March 11, 1999 at 10:00 a.m., local time, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois. At the Newell special meeting, we will ask you to approve:

 . the issuance of Newell common stock to Rubbermaid stockholders in connection with the merger; and

 . an amendment to Newell's certificate of incorporation to change Newell's name to "Newell Rubbermaid Inc." at the time of the merger.

  Rubbermaid Stockholders. We will hold the Rubbermaid special meeting on Thursday, March 11, 1999 at 11:00 a.m., local time, at BankBoston N.A., 100 Federal Street, Boston, Massachusetts. At Rubbermaid's special meeting, we will ask you to adopt the merger agreement.

Record Date; Voting Power (page 59)

  You may vote at your stockholders' meeting if you owned shares of common stock at the close of business on February 8, 1999.

  On February 8, 1999, approximately 162,726,921 shares of Newell common stock were outstanding. For each share of common stock that they owned on that date, Newell stockholders will have one vote at the Newell special meeting on each of the proposals to be presented at the meeting.

  On February 8, 1999, approximately 150,357,520 shares of Rubbermaid common stock were outstanding. For each share of Rubbermaid common stock that they owned on that date, Rubbermaid stockholders will have one vote at the Rubbermaid special meeting on the proposal to adopt the merger agreement.

Votes Required (page 59)

  Newell. The approval of the proposal to issue shares of Newell common stock requires the favorable vote of more than 50% of the

SUMMARY
votes cast by Newell stockholders on the proposal, provided that the total number of votes cast on the proposal represents at least 50% of the total number of outstanding shares of Newell common stock. Approval of the proposal to change Newell's name at the time of the merger to "Newell Rubbermaid Inc." requires the favorable vote of more than 50% of the outstanding shares of Newell common stock. Approval of the share issuance proposal is a condition to completion of the merger. Approval of the proposal to change Newell's name is not a condition to completion of the merger.

  Rubbermaid. Adoption of the merger agreement requires the favorable vote of at least two-thirds of the outstanding shares of Rubbermaid common stock.

What Stockholders Will Receive in the Merger (page 47)

  Rubbermaid Stockholders. If we complete the merger, you will receive 0.7883 of a share of Newell common stock for each share of Rubbermaid common stock. This exchange ratio will not change even if the market price of Newell or Rubbermaid common stock increases or decreases between now and the date of the merger.

  Newell will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Newell common stock owed to you.

  Newell Stockholders. You will not receive any shares in the merger. If you currently own shares of Newell common stock, you will continue to hold those shares after the merger.

Tax Consequences of the Merger (page 26)

  The exchange of shares by Rubbermaid stockholders will be tax-free to Rubbermaid stockholders for federal income tax purposes, except for taxes on cash received for a fractional share or by Rubbermaid stockholders who properly exercise appraisal rights. The merger will have no tax consequences for Newell stockholders.

  Tax matters are very complicated, and the tax consequences of the merger to each Rubbermaid stockholder will depend on the facts of that stockholder's situation. Each Rubbermaid stockholder is urged to consult his or her tax advisor for a full understanding of the tax consequences of the merger to that stockholder.

Dividends (page 74)

  Before the merger, we expect no changes in the dividend policies of Newell or Rubbermaid. After the merger, we expect the initial dividend rate to be $0.18 per share of Newell common stock per quarter, or $0.72 per share per year. These amounts are equal to the dividends paid by Newell in 1998. In its decision to declare future dividends, the Newell Board will consider business conditions and the earnings and financial conditions of Newell. Newell has been paying dividends since 1947.

Appraisal and Dissenters' Rights (page 29)

  Rubbermaid is organized under Ohio law. Under Ohio law, any Rubbermaid stockholder who does not vote in favor of the adoption of the merger agreement will be entitled to dissent and receive from Rubbermaid the fair cash value of his or her shares of Rubbermaid stock. In order to receive the fair cash value for their stock, dissenting Rubbermaid stockholders must deliver a written demand for a cash payment no later than ten days after Rubbermaid's special meeting and in the manner provided under Section 1701.85 of the Ohio Revised Code, a copy of which is attached as Annex E to this joint proxy statement/prospectus. Any Rubbermaid stockholder who wishes to follow this procedure should deliver a written demand to: Rubbermaid Incorporated, 1147 Akron Road, Wooster, Ohio 44691, Attention: Corporate Secretary.

  Newell is organized under Delaware law. Under Delaware law, Newell stockholders do not have a right to dissent and receive the appraised value of their shares in connection with the merger.

                                                                         SUMMARY

Opinions of Financial Advisors (page 32)

  In deciding to approve the merger, our Boards considered opinions from our respective financial advisors as to the fairness of the merger exchange ratio of 0.7883 from a financial point of view. Newell received an opinion from Robert W. Baird & Co. Incorporated, and Rubbermaid received an opinion from Goldman, Sachs & Co. These opinions are attached as Annexes C and D to this joint proxy statement/prospectus.

Material Provisions of the Merger Agreement (page 47)

  The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Conditions to the Merger (page 55)

  We will complete the merger only if a number of conditions are satisfied or waived, including:

 . Newell stockholders approve the issuance of Newell common stock in the merger;

 . Rubbermaid stockholders adopt the merger agreement;

 . no law or court order prohibits the merger;

 . our independent accountants issue letters stating that the merger will qualify for pooling of interests accounting treatment;

 . holders of no more than 9% of Rubbermaid's outstanding common stock exercise appraisal rights; and

 . attorneys for Newell and Rubbermaid issue opinions that the merger will be tax-free to Rubbermaid and its stockholders.

Termination of the Merger Agreement (page 57)

  Newell and Rubbermaid can jointly agree to terminate the merger agreement at any time without completing the merger. Either company can terminate the merger agreement if:

(1) we do not complete the merger by June 30, 1999;

(2) the stockholders of Newell fail to approve the issuance of Newell common stock in the merger;

(3) the stockholders of Rubbermaid fail to adopt the merger agreement; or

(4) a governmental authority or other legal action permanently prohibits the merger.

  Rubbermaid can also terminate the merger agreement if:

(1) Newell's representations in the merger agreement were untrue, or Newell does not do the things it agreed to do in the merger agreement to complete the merger, and, in either case, the unresolved problem is so significant that it is materially adverse to Newell's business, financial condition or results of operations; or

(2) Rubbermaid receives an unsolicited proposal to acquire in a tender offer, merger or otherwise, more than 50% of Rubbermaid's common stock or substantially all of its assets, and:

  . Rubbermaid believes that the new proposal must be considered by it;

  . after considering the new proposal, Rubbermaid concludes that the new proposal is superior to our proposed merger;

  . after giving Newell an opportunity to respond to the new proposal, Rubbermaid approves or enters into an agreement relating to the new proposal; and

  . Rubbermaid pays Newell a termination fee of $140 million.

  In addition, Newell can terminate the merger agreement if:

(1) Rubbermaid's representations in the merger agreement were untrue, or Rubbermaid does not do the things it

SUMMARY
  agreed to do in the merger agreement to complete the merger, and, in either case, the unresolved problem is so significant that it is materially adverse to Rubbermaid's business, financial condition or results of operations; or

(2) Newell receives an unsolicited proposal to acquire in a tender offer, merger or otherwise, more than 50% of Newell's common stock or substantially all of its assets, and:

  . Newell believes that the new proposal must be considered by it;

  . after considering the new proposal, Newell concludes that the new proposal is superior to our proposed merger;

  . after giving Rubbermaid an opportunity to respond to the new proposal, Newell approves or enters into an agreement relating to the new proposal; and

  . Newell pays Rubbermaid a termination fee of $140 million.

Termination Fees (page 53)

  Rubbermaid must also pay Newell a termination fee of $140 million if:

(1) Rubbermaid receives a proposal from another company to buy more than 35% of Rubbermaid's business or stock or to merge or combine with Rubbermaid;

(2) Rubbermaid or Newell terminates the merger agreement because the stockholders of Rubbermaid fail to adopt the merger agreement; and

(3) Rubbermaid enters into an agreement with respect to, or completes, a takeover transaction within 18 months of the termination.

  In addition, Newell must pay Rubbermaid a termination fee of $140 million if:

(1) Newell receives a proposal from another company to buy more than 35% of Newell's business or stock or to merge or combine with Newell;

(2) Newell or Rubbermaid terminates the merger agreement because the stockholders of Newell fail to approve the issuance of shares in the merger; and

(3) Newell enters into an agreement with respect to, or completes, a takeover transaction within 18 months of the termination.

Accounting Treatment (page 26)

  We expect that the merger will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

Regulatory Matters (page 28)

  All regulatory waiting periods relating to the merger have expired, and we have received all regulatory approvals that we need to complete the merger.

Listing of Newell Common Stock (page 54)

  It is a condition to the merger that the New York Stock Exchange approve for listing the shares of Newell common stock to be issued to Rubbermaid stockholders in the merger. Newell expects that the New York Stock Exchange will grant this approval. The Newell common stock will continue to trade under Newell's current symbol "NWL" after the merger. When the merger is completed, we will delist the Rubbermaid common stock from the New York Stock Exchange and deregister it under the Securities Exchange Act of 1934. Consequently, Rubbermaid stockholders will no longer be able to trade Rubbermaid stock on any exchange.

Book-entry Ownership (page 48)

  After the merger, Newell will issue shares of common stock to Rubbermaid stockholders in book-entry form. After you submit your Rubbermaid stock certificate, Newell will mail you an account statement reflecting your ownership of the newly issued shares of Newell

                                                                         SUMMARY
common stock. If you prefer, you may request to have a physical stock certificate for your new shares issued to you after you receive your account statement. We will include instructions for requesting a stock certificate with your account statement. You may also request a stock certificate to be issued to you by calling toll-free: 1-800-935-9330.

Directors and Executive Officers of Newell after the Merger (page 75)

  Upon completion of the merger, the Newell Board will increase its size from 11 members to 15 members. Nine members of the current Newell Board will continue to serve on the Newell Board after the merger. The Newell Board will appoint six members of the current Rubbermaid Board to serve on the Newell Board after the merger. William P. Sovey and John J. McDonough will continue to serve in their respective positions as Chairman and Vice Chairman of the Newell Board after the merger, and Wolfgang R. Schmitt, currently Rubbermaid's Chairman and Chief Executive Officer, will become a Vice Chairman of the Newell Board after the merger.

  John J. McDonough, Newell's Chief Executive Officer, and Newell's other current executive officers will continue to serve in their same capacities with Newell following the merger.

Interests of Certain Persons in the Merger (page 79)

  In evaluating the merger, you should recognize that a number of directors and executive officers of Rubbermaid may have interests in the merger that are different from, or in addition to, the interests of Rubbermaid stockholders. After the merger, six directors of Rubbermaid will become members of the Newell Board. Several of Rubbermaid's directors and executive officers also have stock options that automatically became exercisable as a result of the announcement of the signing of the merger agreement. Rubbermaid may pay those directors and officers significant additional compensation as a result of their exercise of those options prior to the time that the options otherwise would have become exercisable. In addition, Rubbermaid has severance agreements with several of its executive officers and key employees. As a result of our announcement of the merger, Rubbermaid may be obligated to pay those officers and employees significant cash severance payments and provide them with other severance benefits if they or Rubbermaid terminate their employment with Rubbermaid. Newell has also agreed to provide or to continue indemnification arrangements for existing directors and officers of Rubbermaid.

SUMMARY

                           Comparative Market Prices

  The following table presents trading information for Newell common stock and Rubbermaid common stock on October 20, 1998 and February 3, 1999. October 20, 1998 was the last full trading day prior to our announcement of the signing of the merger agreement. February 3, 1999 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information" on page 74.

                                    Newell Common Stock  Rubbermaid Common Stock
                                    -------------------- ------------------------
                                     High   Low    Last   High     Low    Last
                                    ------ ------ ------ --------------- --------
October 20, 1998................... $50.13 $48.88 $49.06  $26.31  $25.69  $25.88
February 3, 1999...................  41.63  40.38  41.00   32.00   31.00   31.56

  The market prices of shares of Newell common stock and Rubbermaid common stock fluctuate. As a result, you should obtain current market quotations.

  The market value of 0.7883 shares of Newell common stock would be $38.67 based on the closing price of Newell common stock on October 20, 1998 and $32.32 based on the closing price of Newell common stock on February 3, 1999.

                        Recent Newell Financial Results

  On January 28, 1999, Newell reported its financial results for the fourth quarter and twelve months ended December 31, 1998. For the 1998 fourth quarter, net sales were $1,069.7 million, compared to $941.2 million in the fourth quarter of 1997. Newell recorded $56.5 million of pre-tax charges in the fourth quarter of 1998, related to its 1998 Calphalon acquisition and realignment of other operations. Net income for the 1998 fourth quarter, including the Calphalon and realignment charges, was $59.4 million, compared to $91.2 million in the fourth quarter of 1997. Diluted earnings per share for the 1998 fourth quarter, calculated on the same basis, were $0.36, compared to $0.56 in the fourth quarter of 1997.

  For the full year 1998, net sales were $3,720.0 million, compared to $3,336.2 million in 1997. In the first quarter of 1998, Newell recorded a net pre-tax gain of approximately $191.5 million on the sale of its stake in Black & Decker. Newell also recorded one-time pre-tax charges of approximately $11.4 million in the first quarter of 1998, as well as the $56.5 million pre-tax charges in the fourth quarter of 1998. Newell also recorded net pre-tax gains in the third quarter of 1998 totaling $36.8 million on the divestitures of the Stuart Hall and Newell Plastic businesses. Net income for 1998, including the gains and charges, was $396.2 million, compared to $293.1 million in 1997. Diluted earnings per share, calculated on the same basis, were $2.38, compared to $1.80 in 1997.

                                                                         SUMMARY

                Selected Pro Forma and Historical Financial Data

  We expect that the merger will be accounted for as a pooling of interests, which means that for accounting and financial reporting purposes, we will treat our companies as if they had always been combined.

  We have presented below unaudited pro forma financial information that reflects the pooling of interests method of accounting. We have included this information to give you a better picture of what the combined results of operations and financial position of Newell and Rubbermaid might have been had the merger occurred on an earlier date. The unaudited pro forma statement of income data combine information from the historical consolidated statements of income of Newell and Rubbermaid giving effect to the merger as of January 1, 1995. The unaudited pro forma balance sheet data combine information from the historical consolidated balance sheets of Newell and Rubbermaid giving effect to the merger as if we had completed the merger on September 30, 1998.

  We derived the basic and diluted pro forma combined earnings per share data from the pro forma information presented under "Financial Information." We calculated the information in the "Rubbermaid Pro Forma Equivalent" rows by multiplying the information in the "Newell Pro Forma Combined" row by 0.7883, the exchange ratio of Newell common stock for each share of Rubbermaid common stock in the merger. We based the book value per share in the "Newell Historical," the "Rubbermaid Historical" and the "Newell Pro Forma Combined" rows upon outstanding shares of common stock as of the dates indicated. The numbers of outstanding shares reflected in the "Newell Pro Forma Combined" row have been adjusted to include the shares of Newell common stock to be issued in the merger.

  We are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of the combined company would have been if the merger had actually occurred at the beginning of the earliest period presented. This information also does not necessarily indicate what the combined company's future operating results or consolidated financial position will be. This information does not reflect (1) the effect of any operating income improvements that we may achieve by combining our companies, and (2) costs associated with the combining of our companies that we cannot presently estimate.

  Please see "Financial Information" on pages 63 through 71 for a more detailed explanation of this analysis.

SUMMARY

                Selected Pro Forma and Historical Financial Data
                      (In millions, except per share data)

Statement of Income Data:

                                  Nine Months Ended
                                    September 30,     Year Ended December 31,
                                  ------------------ --------------------------
                                    1998      1997     1997     1996     1995
                                  --------  -------- -------- -------- --------
Net sales........................ $4,515.8  $4,151.3 $5,641.4 $5,233.9 $4,838.0
Cost of products sold............  3,170.2   2,968.2  4,016.9  3,669.6  3,433.1
                                  --------  -------- -------- -------- --------
   Gross income..................  1,345.6   1,183.1  1,624.5  1,564.3  1,404.9
Selling, general and
 administrative expenses.........    684.1     609.8    819.0    800.2    708.9
Trade names and goodwill
 amortization and other..........     45.5     110.5    120.9     30.5     24.0
Restructuring costs..............     73.7      37.2     37.2      --     158.0
                                  --------  -------- -------- -------- --------
   Operating income..............    542.3     425.6    647.4    733.6    514.0
Net non-operating expenses
 (income)........................   (168.6)     69.2     94.1     60.3     41.1
                                  --------  -------- -------- -------- --------
   Income before income taxes....    710.9     356.4    553.3    673.3    472.9
Income taxes.....................    294.0     142.4    216.1    261.9    186.6
                                  --------  -------- -------- -------- --------
   Net income.................... $  416.9  $  214.0 $  337.2 $  411.4 $  286.3
                                  ========  ======== ======== ======== ========
Earnings per share:
 Basic........................... $   1.49  $   0.76 $   1.20 $   1.46 $   1.00
 Diluted.........................     1.47      0.76     1.20     1.46     1.00
Weighted average shares
 outstanding:
 Basic...........................    280.7     280.3    280.4    280.9    286.5
 Diluted.........................    291.6     281.0    281.5    281.3    286.8
Per Share Data:
 Basic:
 Newell Historical............... $   2.07  $   1.25 $   1.81 $   1.60 $   1.40
 Rubbermaid Historical...........     0.53      0.74     0.95     1.01     0.38
 Newell Pro Forma Combined.......     1.49      0.76     1.20     1.46     1.00
 Rubbermaid Pro Forma Equivalent
  (1)............................     1.17      0.60     0.95     1.15     0.79
 Diluted:
 Newell Historical............... $   2.02  $   1.24 $   1.80 $   1.60 $   1.40
 Rubbermaid Historical...........     0.53      0.74     0.95     1.01     0.38
 Newell Pro Forma Combined.......     1.47      0.76     1.20     1.46     1.00
 Rubbermaid Pro Forma Equivalent
  (1)............................     1.16      0.60     0.95     1.15     0.79
 Dividends:
 Newell Historical............... $   0.54  $   0.48 $   0.64 $   0.56 $   0.46
 Rubbermaid Historical...........     0.48      0.45     0.61     0.57     0.52
 Newell Pro Forma Combined.......     0.54      0.48     0.64     0.56     0.46
 Rubbermaid Pro Forma Equivalent
  (1)............................     0.43      0.38     0.50     0.44     0.36
 Book Value:
 Newell Historical............... $  11.60           $  10.63
 Rubbermaid Historical...........     7.05               7.02
 Newell Pro Forma Combined.......    10.01               9.43
 Rubbermaid Pro Forma Equivalent
  (1)............................     7.89               7.43
------
(1) The Rubbermaid Pro Forma Equivalent per share amounts are calculated by multiplying the Newell Pro Forma Combined amounts by the merger exchange ratio of 0.7883.

Balance Sheet Data As of September 30, 1998:
 Total assets.................... $6,689.4
 Working capital.................    820.5
 Total debt......................  1,542.2
 Total stockholders' equity......  2,810.0

  See the Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                    included under "Financial Information."

                                                                         SUMMARY

                    Newell Summary Historical Financial Data

  The following table shows Newell's summary consolidated financial data as of and for each of the periods indicated. We derived the consolidated financial data for each of the years in the five year period ended December 31, 1997 from Newell's audited consolidated financial statements. We derived the consolidated financial data for the nine month periods ended September 30, 1998 and 1997 from Newell's unaudited consolidated financial statements. The unaudited consolidated financial data reflect, in the opinion of Newell's management, all normal recurring adjustments considered necessary by Newell for a fair presentation of these results. Newell's results of operations for the nine month period ended September 30, 1998 are not necessarily indicative of the results which may be expected for the full year 1998. We incorporate into this joint proxy statement/prospectus by reference the audited consolidated financial statements of Newell for the period ended December 31, 1997 included in Newell's Current Report on Form 8-K, dated November 17, 1998, which reflect Newell's 1998 acquisition of Calphalon Corporation as a pooling of interests and (2) the unaudited consolidated financial statements of Newell included in Newell's Form 10-Q for the period ended September 30, 1998. See "Where You Can Find More Information."

                           Nine Months Ended or as of        Year Ended or as of December 31,
                           --------------------------- ------------------------------------------------
                           September 30, September 30,
                               1998          1997        1997      1996      1995      1994      1993
                           ------------- ------------- --------  --------  --------  --------  --------
                                   (unaudited)
Statement of Income Data:
-------------------------            (In millions, except percentages and per share data)
Net sales...............     $2,650.3      $2,395.0    $3,336.2  $2,972.8  $2,580.3  $2,141.6  $1,694.7
Cost of products sold...      1,786.7       1,631.2     2,259.5   2,020.1   1,759.9   1,437.5   1,127.2
                             --------      --------    --------  --------  --------  --------  --------
 Gross income...........        863.6         763.8     1,076.7     952.7     820.4     704.1     567.5
Selling, general and
 administrative
 expenses...............        404.9         365.1       497.7     461.8     392.9     335.6     274.4
Trade names and goodwill
 amortization and other.         40.5          22.9        31.9      23.6      19.3      15.4      10.1
                             --------      --------    --------  --------  --------  --------  --------
 Operating income.......        418.2         375.8       547.1     467.3     408.2     353.1     283.0
Net non-operating
 expenses (income)......       (169.3)         41.5        61.8      39.0      31.0      14.7       1.9
                             --------      --------    --------  --------  --------  --------  --------
 Income before income
  taxes.................        587.5         334.3       485.3     428.3     377.2     338.4     281.1
Income taxes............        250.7         132.4       192.2     169.3     150.7     137.1     112.4
                             --------      --------    --------  --------  --------  --------  --------
 Net income.............     $  336.8      $  201.9    $  293.1  $  259.0  $  226.5  $  201.3  $  168.7
                             ========      ========    ========  ========  ========  ========  ========
Earnings per share:
 Basic..................     $   2.07      $   1.25    $   1.81  $   1.60  $   1.40  $   1.25  $   1.05
 Diluted................         2.02          1.24        1.80      1.60      1.40      1.25      1.05
Weighted average shares
 outstanding:
 Basic..................        162.5         162.1       162.2     161.9     161.3     160.9     160.4
 Diluted................        173.1         162.8       163.3     162.3     161.6     161.1     160.8
As a % of net sales:
 Gross income...........         32.6%         31.9%       32.3%     32.0%     31.8%     32.9%     33.5%
 Operating income.......         15.8%         15.7%       16.4%     15.7%     15.8%     16.5%     16.7%
 Income before income
  taxes.................         22.2%         14.0%       14.5%     14.4%     14.6%     15.8%     16.6%
 Net income.............         12.7%          8.4%        8.8%      8.7%      8.8%      9.4%     10.0%
Balance Sheet Data:
-------------------
Total assets............     $4,603.7      $4,055.6    $4,011.7  $3,058.4  $2,965.2  $2,517.8  $1,975.7
Working capital.........        705.7         746.3       719.2     482.6     462.7     141.2      84.8
Total debt..............        955.3       1,483.0       870.7     794.5     941.6     734.8     482.4
Total stockholders'
 equity.................      1,885.5       1,659.8     1,725.2   1,500.0   1,301.6   1,126.9     975.0
Comprehensive Income:
---------------------
Net Income..............     $  336.8      $  201.9    $  293.1  $  259.0  $  226.5  $  201.3  $  168.7
 Foreign currency
  translation
  adjustments...........        (11.0)         (9.2)      (15.0)      0.3      (1.5)     (2.4)     (1.9)
 Net unrealized gain on
  securities available
  for sale..............        (78.8)         33.6        42.3      20.7       6.0       9.9       --
                             --------      --------    --------  --------  --------  --------  --------
Comprehensive income,
 net of tax.............     $  247.0      $  226.3    $  320.4  $  280.0  $  231.0  $  208.8  $  166.8
                             ========      ========    ========  ========  ========  ========  ========

SUMMARY

                  Rubbermaid Summary Historical Financial Data

  The following table shows Rubbermaid's summary consolidated financial data as of and for each of the periods indicated. We derived the consolidated financial data for each of the years in the five year period ended December 31, 1997 from Rubbermaid's audited consolidated financial statements. We derived the consolidated financial data for the nine month periods ended October 2, 1998 and September 30, 1997 from Rubbermaid's unaudited consolidated financial statements. The unaudited consolidated financial data reflect, in the opinion of Rubbermaid's management, all normal recurring adjustments considered necessary by Rubbermaid for a fair presentation of these results. Rubbermaid's results of operations for the nine month period ended October 2, 1998 are not necessarily indicative of the results which may be expected for the full year 1998. We incorporate into this joint proxy statement/prospectus by reference the audited consolidated financial statements of Rubbermaid included in Rubbermaid's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the unaudited consolidated financial statements of Rubbermaid included in Rubbermaid's Form 10-Q and Form 10-Q/A for the period ended October 2, 1998. See "Where You Can Find More Information."

                           Nine Months Ended or as of              Year Ended or as of December 31,
                           ------------------------------    ------------------------------------------------
                           October 2,      September 30,
                              1998              1997           1997      1996      1995      1994      1993
                           -------------   --------------    --------  --------  --------  --------  --------
                                  (unaudited)
Statement of Income Data:
-------------------------           (In millions, except percentages and per share data)
Net sales...............    $     1,936.8    $     1,825.4   $2,399.7  $2,355.0  $2,344.2  $2,169.4  $1,960.2
Cost of products sold...          1,383.5          1,328.0    1,748.4   1,649.5   1,673.2   1,465.6   1,285.9
                            -------------    -------------   --------  --------  --------  --------  --------
 Gross income...........            553.3            497.4      651.3     705.5     671.0     703.8     674.3
Selling, general, and
 administrative
 expenses...............            353.8            314.2      416.7     432.1     402.6     347.9     328.8
Restructuring costs.....             73.7             16.0       16.0       --      158.0       --        --
                            -------------    -------------   --------  --------  --------  --------  --------
 Operating income.......            125.8            167.2      218.6     273.4     110.4     355.9     345.5
Net non-operating
 expenses                             4.1            (21.3)     (15.3)     28.4      14.7     (11.3)      3.6
                            -------------    -------------   --------  --------  --------  --------  --------
 Income before income
  taxes.................            121.7            188.5      233.9     245.0      95.7     367.2     341.9
Income taxes............             42.6             77.7       91.4      92.6      35.9     139.1     130.5
                            -------------    -------------   --------  --------  --------  --------  --------
 Net income.............    $        79.1    $       110.8   $  142.5  $  152.4  $   59.8  $  228.1  $  211.4
                            =============    =============   ========  ========  ========  ========  ========
Earnings per share:
 Basic..................    $        0.53    $        0.74   $   0.95  $   1.01  $   0.38  $   1.42  $   1.32
 Diluted................    $        0.53    $        0.74   $   0.95  $   1.01  $   0.38  $   1.42  $   1.32
Weighted average shares
 outstanding:
 Basic..................            149.9            149.9      149.9     151.0     158.8     160.9     160.3
 Diluted................            150.3            150.0      149.9     151.0     158.8     160.9     160.3
As a % of net sales:
 Gross income...........             28.6%            27.2%      27.1%     30.0%     28.6%     32.4%     34.4%
 Operating income.......              6.5%             9.2%       9.1%     11.6%      4.7%     16.4%     17.6%
 Income before income
  taxes.................              6.3%            10.3%       9.7%     10.4%      4.1%     16.9%     17.4%
 Net income.............              4.1%             6.1%       5.9%      6.5%      2.5%     10.5%     10.8%
Balance Sheet Data:
-------------------
Total assets............    $     2,183.1    $     1,914.6   $1,923.9  $2,054.0  $1,691.5  $1,709.2  $1,513.1
Working capital.........            150.6            268.8      249.1     113.9     436.5     631.1     570.4
Total debt..............            586.9            390.2      377.2     557.6     128.7      33.7      34.7
Total stockholders'
 equity.................          1,056.9          1,052.0    1,050.3   1,013.7   1,135.4   1,285.8   1,130.5
Comprehensive Income:
---------------------
Net income..............    $        79.1    $       110.8   $  142.5  $  152.4  $   59.8  $  228.1  $  211.4
 Foreign currency
  translation
  adjustments...........             (3.9)            (2.9)     (11.3)     (6.9)     (1.8)    (12.0)     (6.6)
                            -------------    -------------   --------  --------  --------  --------  --------
Comprehensive income,
 net of tax.............    $        75.2    $       107.9   $  131.2  $  145.5  $   58.0  $  216.1  $  204.8
                            =============    =============   ========  ========  ========  ========  ========

                                                                         SUMMARY

                                 RISK FACTORS

  In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the following factors in evaluating the proposals to be voted on at your special stockholders' meeting.

We may not achieve the significant increases in operating income we expect to result from the integration of Rubbermaid into Newell.

  We expect the integration of Rubbermaid into Newell to result in significant increases in operating income. Over the last 30 years, Newell has successfully acquired and integrated almost 100 companies. The Rubbermaid acquisition, however, is substantially larger than any previous acquisition by Newell. There can be no assurance that we will realize the operating income improvements that we anticipate from integrating our operations as fully or as quickly as we expect.

Rubbermaid stockholders will receive lower market value for their shares in the merger if the market price of Newell common stock declines.

  Because the number of shares of Newell common stock that Rubbermaid's stockholders will receive in the merger is fixed, the market value of these shares will depend on the market price of Newell common stock when the merger becomes effective. If the Newell common stock price declines, the market value of the Newell common stock to be received by Rubbermaid stockholders in the merger will correspondingly decline. The price of Newell common stock may vary from its price at the date of this joint proxy statement/prospectus because of various factors, including:

  . general market, industry and economic conditions;

  . changes in the business, operations or prospects of Newell;

  . market assessments of the likelihood the merger will be completed; and

  . market assessments of the timing of integration savings after the merger.

  Neither Newell nor Rubbermaid will have the right to terminate the merger agreement as a result of changes in Newell's common stock price. You should obtain current market quotations for Newell common stock.

Newell expects to incur a significant one-time charge relating to its integration plan that could materially and adversely affect its results of operations in 1999.

  Newell is developing a plan to integrate the operations of Rubbermaid after the merger. Newell anticipates that a one-time charge will be incurred in connection with this integration. Newell cannot identify the timing during 1999, the nature or the amount of this charge at the date of this joint proxy statement/prospectus. The amount of this charge may be significant. This charge would affect Newell's results of operations in the period in which the charge is recorded.

RISK FACTORS

Computer system failures or miscalculations resulting from an inability to interpret dates beyond 1999 could materially and adversely affect our operations.

  Any computer equipment that uses two digits instead of four to specify the year will be unable to interpret dates beyond the year 1999. This "Year 2000" issue could result in system failures or miscalculations causing disruptions of operations. The three major areas that could be affected critically are financial and operating systems, manufacturing systems and equipment, and third-party relationships with suppliers and customers. Each of us has developed plans to address this exposure.

  The three critical areas affected and our accomplishments to date are shown below:

               Area                                   Accomplished to Date
               ----                                   --------------------
Financial and operating systems      . Systems assessed
                                     . Detailed plans have been or continue to be developed
                                     . Conversion commenced
Manufacturing systems and equipment  . Systems assessed
                                     . Detailed plans have been or continue to be developed
                                     . Conversion commenced
Third-party relationship with        . Communicating with critical suppliers and
 suppliers and customers               customers to ascertain whether they are addressing
                                       potential Year 2000 issues

  Although we cannot give you any assurance, we believe that our internal systems will be Year 2000 compliant. The failure of major suppliers and customers to achieve Year 2000 compliance could materially and adversely affect Newell's and Rubbermaid's results of operations.

Newell stockholders will experience dilution in their current interest in the earnings, book value and voting power of Newell as a result of the merger.

  As a result of the merger, Newell common stockholders will experience dilution in earnings, book value and voting power, as shown below:

                                                          Before After
                                                          Merger Merger Dilution
                                                          ------ ------ --------
   Newell Diluted Earnings Per Share:
   1995.................................................. $ 1.40 $ 1.00  $0.40
   1996..................................................   1.60   1.46   0.14
   1997..................................................   1.80   1.20   0.60
   Newell Book Value Per Share:
   December 31, 1997..................................... $10.63 $ 9.43  $1.20
   September 30, 1998....................................  11.60  10.01   1.59
   Approximate Voting Power..............................   100%  60%     40%

  We do not expect earnings per share for the combined company to exceed that which could have been achieved by Newell alone until 2000, as anticipated increases in operating income resulting from Rubbermaid's integration into Newell are realized. Because we anticipate that it will take two years to realize the full amount of integration savings and synergies, earnings per share for the combined company in 1999 are expected to be less than Newell could have achieved by itself in 1999.

                                                                    RISK FACTORS

We have made statements concerning future financial results of the companies that are subject to risks and uncertainties, which may cause these results to differ materially from those expressed in our statements.

  We have each made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial results of Newell, Rubbermaid or the combined company. Also, when we use words such as "intend," "anticipate," "believe," "expect" or similar expressions, we are making forward-looking statements. You should note that many factors may affect the future financial results of Newell, Rubbermaid or the combined company. In addition, these factors could cause those results to differ materially from those expressed in our forward-looking statements. These factors include:

 . the strength or weakness of retail economies, which are affected by consumer demand, conditions of the consumer products retail industry and weather conditions;

 . the risk that Rubbermaid's businesses may not be successfully integrated with Newell's businesses;

 . the risk that we may not fully realize the benefits expected to result from the merger, including operating income improvements;

 . the intensely competitive retail environment. Our principal customers continually evaluate which product suppliers to use, resulting in (1) pricing pressures, (2) the continual need for ongoing improvements in customer service, and (3) the potential for substantial raw material cost increases that may not be recovered through higher selling prices;

 . our ability to continue to make sufficient strategic acquisitions at reasonable prices;

 . our ability to integrate the acquired businesses within a reasonable period of time;

 . the effect on our foreign operations of (1) currency fluctuations, (2) tariffs, (3) nationalization, (4) exchange controls, (5) limitations on foreign investment in local businesses, and (6) other political, economic and regulatory risks; and

 . the risk that our analyses of these factors and their risks could be incorrect or that the strategies developed to address them could be unsuccessful.

RISK FACTORS

                                   THE MERGER

General

  We are furnishing this joint proxy statement/prospectus to stockholders of Newell and Rubbermaid in connection with the solicitation of proxies by the Newell Board and the Rubbermaid Board for use at their special stockholders' meetings.

  At Newell's special meeting, which will be held on March 11, 1999, Newell stockholders will be asked to vote on two separate proposals. The first proposal seeks approval of the issuance of shares of Newell common stock to Rubbermaid stockholders in the merger. The approval will also cover Newell shares to be issued upon exercise of Rubbermaid stock options which will be converted into Newell stock options in the merger. The second proposal seeks approval of an amendment to Newell's certificate of incorporation to change Newell's name at the time of the merger to "Newell Rubbermaid Inc."

  At Rubbermaid's special meeting, which will also be held on March 11, 1999, Rubbermaid stockholders will be asked to adopt the merger agreement. The merger agreement provides for the merger of a wholly owned subsidiary of Newell into Rubbermaid, with Rubbermaid surviving the merger as a wholly owned subsidiary of Newell.

  Copies of the merger agreement and the proposed amendment to Newell's certificate of incorporation are attached to this document as Annex A and Annex B.

Background of the Merger

  In 1996, Newell and Rubbermaid engaged in exploratory discussions regarding the strategic benefits of a possible combination of the two companies. In connection with these discussions, Newell and Rubbermaid entered into a confidentiality agreement containing provisions prohibiting each party from attempting to acquire the other party or significant assets of the other party without the other party's prior consent. Newell and Rubbermaid could not reach agreement regarding a business combination, and discussions were terminated while still at the exploratory stage.

  In early 1997, Rubbermaid decided to sell its office products business in order to continue its strategy of divesting non-core businesses and focusing its competitive strengths on its home, commercial, juvenile and infant products businesses. In March 1997, Rubbermaid contacted several strategic buyers, including Newell, regarding the possibility of purchasing Rubbermaid's office products business. Upon completion of the auction process, Newell and Rubbermaid entered into a definitive agreement for the purchase of the office products business in May 1997. Newell's acquisition of this business was consummated in June 1997.

  In the fall of 1997, Newell decided to sell its Newell Plastics division, consisting of the Plastics, Inc. business and the Anchor Hocking Plastics business, and Newell contacted Rubbermaid as a prospective purchaser. Although Newell and Rubbermaid executed a letter of intent in October 1997 for the sale of the Anchor Hocking Plastics business, discussions terminated in November 1997 because they were not able to agree on a purchase price. (Newell subsequently sold the Newell Plastics businesses to an unrelated purchaser.)

  Newell subsequently made several informal inquiries of Rubbermaid. However, Rubbermaid did not express an interest in a business combination with Newell.

  In light of Rubbermaid's 1997 financial performance, Rubbermaid's management was requested to review strategic alternatives at the January 1998 meeting of the Rubbermaid Board. Management's

                                                                      THE MERGER
presentation was taken under consideration and subsequently a special meeting of the Rubbermaid Board was held in April 1998 during which Rubbermaid's financial and legal advisors made presentations on Rubbermaid's strategic alternatives. At the conclusion of the meeting, Rubbermaid's management was directed to continue with the execution of its operating plans and restructuring actions that were developed to achieve Rubbermaid's financial objectives as an independent company.

  By late summer 1998, Rubbermaid's management had become increasingly concerned about the impact of the accelerating trend of customer and supplier consolidation on Rubbermaid's ability to achieve superior financial performance as an independent company. As a result of these concerns, Rubbermaid's management requested a meeting with the Rubbermaid Board. Management thereafter engaged Goldman, Sachs & Co. and Jones, Day, Reavis & Pogue to act as Rubbermaid's financial and legal advisors, respectively, in connection with the meeting and any actions or transactions resulting from the meeting.

  On September 28, 1998, Rubbermaid's management and the Rubbermaid Board met via teleconference and discussed the trends facing Rubbermaid and the options available to Rubbermaid, including a possible strategic merger or sale involving Rubbermaid. The Rubbermaid Board decided to further pursue the internal discussions at a meeting the following day.

  On September 29, 1998, Rubbermaid's management and the Rubbermaid Board met to discuss management's concerns regarding Rubbermaid's future and certain potential strategic alternatives. During this meeting, the Rubbermaid Board and management engaged in extensive discussions about Rubbermaid's business and future prospects, particularly its prospects as an independent company. Goldman Sachs reviewed certain financial and strategic alternatives available to Rubbermaid, including maintaining Rubbermaid's current course as an independent company and the prospects of a potential strategic merger. Goldman Sachs then reviewed the alternatives available to Rubbermaid, the relative attractiveness of those alternatives and potential merger partners. In the course of these discussions, management indicated that Newell was an attractive merger partner in part because of the great synergy potential between the companies and because Newell had previously expressed interest in pursuing a strategic merger with Rubbermaid. The Rubbermaid Board engaged in extensive discussions regarding Newell, the complementary strengths of Newell's and Rubbermaid's businesses, the developing consolidation trends in the consumer products industry and the ability of a combined company to compete more effectively in the face of industry trends. During this meeting, the Rubbermaid Board carefully considered the benefits and risks to Rubbermaid and its stockholders of a transaction with Newell. As a result of these discussions, the Rubbermaid Board determined that Newell was the most attractive potential merger partner, providing the best opportunity to achieve significant synergies and, because of the companies' relative market capitalizations, enabling Rubbermaid's stockholders to own a substantial portion of the combined company after the merger was completed. As a result, the Rubbermaid Board authorized management to explore a possible strategic merger with Newell and initiate discussions to that end.

  On September 29, following the meeting, Rubbermaid, through Goldman Sachs, initiated contact with Newell and commenced preliminary discussions regarding a possible strategic merger. On October 1, 1998, Newell's management informed the Newell Board of these discussions, and Newell engaged Robert W. Baird & Co. Incorporated and Schiff Hardin & Waite to act as Newell's financial and legal advisors, respectively, in connection with this possible transaction. On October 2, 1998, Newell and Rubbermaid executed a confidentiality agreement. After that time, Newell and Rubbermaid provided each other with information relating to business, financial, legal, tax and accounting matters. Legal and accounting advisors of Newell and Rubbermaid began reviewing and analyzing that information.

  In connection with the due diligence investigations conducted by Newell and Rubbermaid in October 1998 prior to signing the merger agreement, Newell and Rubbermaid each provided to the

THE MERGER
other confidential financial projections for 1998 and 1999. These projections had been prepared earlier for the internal use of management and not with a view toward public disclosure. There can be no certainty that results reflected in the projections will be achieved, and actual results may vary materially from these projections. See "Forward-Looking Statements May Prove Inaccurate."

  The Newell internal projections that Newell provided to Rubbermaid did not differ materially from research analysts' October 1998 consensus estimates for Newell's 1998 and 1999 results. (Subsequently, on December 10, 1998, Newell reported publicly that, principally due to lower than expected sales in October and November 1998, it was unlikely that Newell would reach the fourth quarter 1998 analysts' consensus earnings estimate of $.67 per share and that earnings for the fourth quarter, exclusive of one-time charges, were more likely to be in the range of $.56-$.61 per share, compared to $.56 in the fourth quarter of 1997. See "Summary--Recent Newell Financial Results.")

  Rubbermaid provided Newell with summary projections for 1998 and 1999. The Rubbermaid projections for 1999 did not differ materially from research analysts' October 1998 consensus estimate for Rubbermaid's 1999 results. The Rubbermaid internal forecast for 1998 reflected earnings per share, excluding non-recurring items, which were less than the consensus estimate at that time. Rubbermaid anticipates releasing its actual results for 1998 in February 1999. Rubbermaid also provided Newell with sales information from Rubbermaid's strategic plan for 1999-2001, which reflected increases in net sales from approximately $2.5 billion in 1998 to approximately $3.6 billion in 2001.

  On October 7, 1998, the Rubbermaid Board met telephonically to review the status of discussions with Newell. During this meeting, Rubbermaid's management updated the Rubbermaid Board on the nature of the discussions with Newell. Following these discussions, the Rubbermaid Board authorized management to continue to pursue a strategic merger with Newell.

  On October 10, 1998, Newell made an initial stock-for-stock acquisition proposal to Rubbermaid valued at $30 to $32 per share of Rubbermaid common stock, based on the then current price of Newell common stock. That proposal was not accepted. After that time, representatives of Newell and Rubbermaid continued to negotiate to seek an acceptable exchange ratio. On October 12, 1998, the Rubbermaid Board again met telephonically for an update of the discussions with Newell. Following these discussions, the Rubbermaid Board authorized management to continue discussions with Newell, and authorized Goldman Sachs to contact other possibly interested companies should the discussions with Newell be unsuccessful. Rubbermaid's position was that the exchange ratio should value Rubbermaid at not less than $40 per share based on the pre-announcement price of the Newell common stock. On October 15, 1998, after Newell indicated that it was not willing to base the exchange ratio on a value above $36 per share, Rubbermaid terminated negotiations.

  On October 16, 1998, in light of the termination of discussions with Newell, Rubbermaid, through Goldman Sachs, began to contact other companies that might be interested in pursuing a business combination with Rubbermaid.

  Also on October 16, the Newell Board met telephonically to review the possibility of a transaction with Rubbermaid. At this meeting, Newell's management discussed the negotiations to date and the business terms of a possible transaction. Baird reviewed with the Newell Board the status of negotiations, a business and financial overview of Rubbermaid and a financial analysis of possible terms of a business combination with Rubbermaid. After further discussion, the Newell Board authorized management to continue negotiations with Rubbermaid and decided to meet again to discuss further developments.

  On October 17, 1998, Newell and Rubbermaid reopened negotiations. After extensive discussions, Newell and Rubbermaid reached a tentative agreement, subject to negotiation of definitive documentation and requisite board approvals, on a preliminary exchange ratio of 0.7883 shares of Newell common stock for each share of Rubbermaid common stock. The merger exchange ratio was calculated

                                                                      THE MERGER
so that it would provide a value of $37 per share of Rubbermaid common stock based on the $46 15/16 closing price per share of Newell common stock on October 16, 1998, the last available trading date. On this basis, the merger exchange ratio represented a premium of 46.5% for Rubbermaid's stockholders. Newell's offer at this exchange ratio was conditioned upon, among other things, the right, under certain circumstances, to receive a termination fee of $140 million, rather than the $125 million termination fee previously proposed. The exchange ratio was negotiated in a series of conversations between the chief executive officers of Newell and Rubbermaid with the assistance of their financial advisors, Baird and Goldman Sachs. The two chief executive officers also discussed the composition of the Newell Board after the merger, the name of the combined company and the composition of its senior management.

  On October 18, 1998, Newell and Rubbermaid representatives and their legal advisors met to complete due diligence and to negotiate the merger agreement. Extensive negotiations took place with respect to a number of issues, particularly those relating to Rubbermaid's employees and the communities in which Rubbermaid operates and restrictions on the conduct of the companies' businesses prior to completion of the merger. In addition, Newell requested a circumstance requiring payment of the termination fee which was in addition to the circumstances initially discussed by the parties. After negotiations, Rubbermaid agreed to accept the $140 million termination fee, and Newell agreed to drop its request for the additional termination fee payment circumstance. On October 19, 1998, the respective legal advisors of Newell and Rubbermaid continued to negotiate the terms of a merger agreement.

  On October 19, 1998, the Rubbermaid Board held a meeting to review the proposed terms of the merger and the conditions of the merger agreement. During this meeting, Goldman Sachs reviewed the status of the negotiations and Rubbermaid's outside legal counsel reviewed the terms and conditions of the merger agreement, as currently negotiated, and the legal duties and responsibilities of the Rubbermaid Board in connection with the proposed transaction. Goldman Sachs presented an analysis of the financial terms of the merger, including a discussion of valuation methodologies and analyses used in evaluating the proposed transaction. After its presentation, Goldman Sachs provided an oral opinion to the effect that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the merger exchange ratio was fair from a financial point of view to Rubbermaid's stockholders. Following a thorough discussion, the Rubbermaid Board unanimously determined that the merger was in the best interests of the stockholders of Rubbermaid and, subject to Newell's approval, approved the merger and the merger agreement, unanimously resolved to recommend that stockholders of Rubbermaid vote to adopt the merger agreement and authorized its executive officers to execute the merger agreement. See "Opinions of Financial Advisors--Opinion of Financial Advisor to Rubbermaid."

  On October 20, 1998, the Newell Board met to review the proposed terms and conditions of the merger agreement. During this meeting, Newell's management reviewed the status of the negotiations. Newell's general counsel reviewed the terms and conditions of the merger agreement, as currently negotiated, and the legal duties and responsibilities of the Newell Board in connection with the proposed transaction. Baird presented an analysis of the financial terms of the merger, including a discussion of financial data and analyses used in evaluating the proposed transaction. After its presentation, Baird provided an oral opinion to the effect that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the merger exchange ratio of 0.7883 was fair, from a financial point of view, to Newell. Following substantial discussion, the Newell Board unanimously determined that the merger, the related issuance of Newell common stock in connection with the merger and the conversion of Rubbermaid options to Newell options were fair to and in the best interests of Newell and its stockholders. The Newell Board approved these matters, as well as the change of Newell's name, all as provided in the merger agreement. The Newell Board also resolved to recommend that the stockholders of Newell vote to approve the issuance of Newell common stock in connection with the merger and authorized its officers to execute the merger

THE MERGER
agreement and take other steps to complete the merger. See "Opinions of Financial Advisors--Opinion of Financial Advisor to Newell."

  On the evening of October 20, 1998, after approval of the Newell Board, the parties executed the merger agreement. Prior to the commencement of trading on October 21, 1998, Newell and Rubbermaid issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Newell Board; Newell's Reasons for the Merger

  The Newell Board believes that the terms of the merger are fair to and in the best interests of Newell and its stockholders. The Newell Board has unanimously approved proposals relating to Newell's share issuance and name change in connection with the merger and unanimously recommends to its stockholders that they vote FOR those proposals.

  The Newell Board believes that the merger will combine Newell's strengths in customer service, operating efficiency and acquiring and integrating businesses with Rubbermaid's well-known consumer brands and new product development focus. The Newell Board sees the combination of Newell and Rubbermaid as an exceptional strategic fit. The businesses are complementary, selling similar categories of products through similar distribution channels, but with virtually no product overlap. The Newell Board believes that the broader multi-product offering of the combined company will enhance its importance to its customers and permit it to serve them better. It also expects that the addition of Rubbermaid's widely recognized brands to Newell's widely recognized family of brands will create a broad range of leading brands that will be attractive to customers.

  The Newell Board views the Rubbermaid transaction as a major development in Newell's long-term strategy of growth through key acquisitions. Newell has grown primarily by acquiring complementary businesses and product lines. Since 1990, it has completed more than 20 major acquisitions with aggregate annual sales of more than $3 billion in the year prior to acquisition. Newell's acquisition strategy focuses on businesses with a strategic fit, recognized brands and leading positions in their markets, a low technology level, a long product life cycle and the potential to meet Newell's standards of profitability.

  In recent years, Rubbermaid has not been able to achieve its profit objectives and has announced substantial internal restructuring programs designed to reduce costs, streamline manufacturing and distribution operations and accelerate growth. The Newell Board believes that Rubbermaid's operating efficiency and customer service can be significantly improved by implementing Newell's established profit improvement and productivity enhancement process. The Newell Board further believes that, as described below under "Anticipated Operating Income Improvements," the merger provides opportunities for significant operating income improvements. The Newell Board believes that, as part of Newell, the Rubbermaid businesses have the potential to meet or exceed Newell's standards of profitability.

  The Newell Board expects that the broader range of product categories and brands and the enhanced international presence of the combined company should afford increased acquisition and internal growth opportunities. The Newell Board also believes that Rubbermaid's demonstrated record of new product development should foster increased internal growth of Newell's product lines.

  In reaching its decision to approve and recommend the share issuance and the name change proposals, the Newell Board also considered a number of additional factors, including those described below:

  . The views of Newell's management regarding the proposed transaction and the anticipated operating income improvements;

                                                                      THE MERGER

  . The enhanced strategic and market position of the combined entity beyond that achievable by Newell alone;

  . The financial strength of the combined company and the increased flexibility that this strength should provide;

  . Information concerning the business, assets, liabilities, capital structure, financial performance and condition and prospects of Newell and Rubbermaid;

  . The opinion of Baird to the Newell Board to the effect that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the merger exchange ratio was fair, from a financial point of view, to Newell (see "Opinions of Financial Advisors-- Opinion of Financial Advisor to Newell");

  . Current and historical market prices and trading information with respect to the common stocks of Newell and Rubbermaid;

  . The merger exchange ratio and the historical market prices for Newell and Rubbermaid common stock;

  . The expectation that, after realization of anticipated operating income improvements, the transaction would be accretive to Newell's earnings per share beginning with the year 2000;

  . The composition and strength of the management of the combined company and the agreement to change the composition of the Newell Board when the merger is completed;

  . The potential effect of the public announcement of the merger on customers;

  . The terms and structure of the transaction and the terms and conditions of the merger agreement, including the fixed nature of the exchange ratio, the size of the termination fees and the circumstances in which they are payable;

  . The ability to consummate the merger as a tax-free reorganization for federal income tax purposes; and

  . The ability to treat the merger for accounting purposes as a pooling of interests.

  The Newell Board also considered certain countervailing factors in its deliberations concerning the merger, including:

  . The expectation that the merger would initially be dilutive to Newell's earnings per share;

  . The premium being paid for Rubbermaid, based on historical market prices, and the potential effect of the public announcement of the merger on the market price of Newell common stock in the short term;

  . The risk that some key employees of Rubbermaid would depart;

  . The challenges of integrating Rubbermaid, given the size of the company;

  . The risk that Rubbermaid could, under the terms of the merger agreement, negotiate with third parties that make takeover proposals and accept superior proposals; and

  . The risk that the merger would not be consummated.

In the view of the Newell Board, these considerations were not sufficient, individually or in the aggregate, to outweigh the advantages of the merger.

  The Newell Board considered Baird's opinion and underlying analyses as a whole and did not separately evaluate each analysis performed by Baird. In particular, the Newell Board did not make any judgment that any analysis performed by Baird supported or did not support Baird's opinion. The Newell Board recognized that the implied value of the merger consideration was within the range of theoretical values for Rubbermaid determined using a number of the analyses on which Baird's opinion

THE MERGER
was based. Based on the $46 15/16 closing price of Newell common stock on October 16, 1998, the implied value of the merger consideration at that time was $37 per share of Rubbermaid common stock. The Newell Board also recognized, however, that $37 per share was higher than the range of theoretical values for Rubbermaid determined using other analyses on which Baird's opinion was based that were part of its "Analysis of Selected Publicly Traded Rubbermaid Comparable Companies." In this regard, however, the Newell Board recognized that those other analyses did not take into account the operating income improvements expected to result from the merger. The Newell Board also recognized that $37 per share was higher than the range of theoretical values for Rubbermaid determined using mean and median data, in contrast to high and low data, in the "Analysis of Selected Comparable Acquisition Transactions" on which Baird's opinion was based. In this regard, however, the Newell Board recognized that $37 per share was within the ranges of theoretical values for Rubbermaid based on high and low data, in contrast to mean and median data, that were part of the "Analysis of Selected Comparable Acquisition Transactions." It also recognized that those analyses did not take into account the operating income improvements expected to result from the merger. See "Opinions of Financial Advisors--Opinion of Financial Advisor to Newell" and "--Anticipated Operating Income Improvements."

  The foregoing discussion of the information and factors considered by the Newell Board includes all material factors considered by the Newell Board. In light of the wide variety of factors considered in its evaluation of the merger and the complexity of these matters, the Newell Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Newell Board conducted an overall analysis of the factors described above, including discussions with Newell's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Newell Board may have given different weight to different factors. The Newell Board considered all these factors as a whole and considered the factors overall to be favorable to and to support its determination.

  After considering all of the factors described above as of the date of this joint proxy statement/prospectus, the Newell Board continues to believe that the merger is in the best interests of Newell and its stockholders and continues to recommend that Newell stockholders vote FOR the share issuance and the name change proposals.

 Anticipated Operating Income Improvements.

  The Newell Board believes that the combined company will be well-positioned to realize significant increases in operating income. That belief is based on:

  . Past experience. Newell has successfully acquired and integrated almost
    100 companies in the past 30 years, including Anchor Hocking which, at the time of acquisition, was substantially larger than Newell;

  . The compatible nature of Newell and Rubbermaid. Both sell high-volume consumer products to the same basic customers;

  . The complementary strengths of the two companies; and

  . Newell management's review of Rubbermaid's operations and opportunities expected to be created through the merger.

  Newell management's review of Rubbermaid and analysis of the proposed merger identified $300- $350 million of expected annual operating income improvements to be made by the year 2000: $115- $130 million in 1999 and an additional $185- $220 million in the year 2000. These expected 1999 improvements are in excess of estimated 1998 results for Rubbermaid on a stand-alone basis. The expected 2000 improvements are in excess of the expected 1999 results for the combined company, including the expected $115- $130 million in 1999 operating income improvements.

                                                                      THE MERGER

  We expect these operating income improvements to be realized as a result of four major initiatives:

    (1) Improvement of Rubbermaid's customer service. Newell is known for its outstanding customer service. Today, 98% of Newell's orders are shipped on-time and complete to its customers, usually within 2-3 days. Rubbermaid's service levels are not consistently at that level. In Newell's experience, low service levels adversely affect customer relations leading to higher returns and allowances and promotional requirements. Thus, as service levels at Rubbermaid improve to Newell's standards, returns and allowances and promotional requirements should be reduced and net sales should increase.

    Operating Income Improvement Expected: 1999: $5-$10 million
                                          2000: $25-$30 million

    (2) Restructuring and integration of Rubbermaid's operations, resulting from:

     . improvements in raw material purchasing;

     . productivity enhancements through the purchase of more efficient equipment;

     . improvements in logistics; and

     . integration of U.S. facilities and European facilities.

    Operating Income Improvement Expected: 1999: $80-$85 million
                                          2000: $40-$45 million

    (3) Restructuring and integration of Rubbermaid's administrative support functions into Newell, resulting from:

     . reduction in corporate overhead; and

     . centralization of support functions, including:

        (a) credit and collection;

        (b) computer information services; and

        (c) accounts payable.

    Operating Income Improvement Expected: 1999: $30-$35 million
                                          2000: $50-$55 million

    (4) Other anticipated synergies, including:

     . new market opportunities;

     . internal growth opportunities;

     . international growth opportunities;

     . acquisition opportunities; and

     . incremental cost savings from the combination.

    Operating Income Improvement Expected: 1999: $0
                                          2000: $70-$90 million

  Newell anticipates that a one-time charge will be incurred in connection with the integration. Newell cannot identify when this charge will be incurred in 1999 or the nature or amount of the charge as of the date of this joint proxy statement/prospectus. However, this charge could materially affect Newell's results of operations in the period it is recorded.

  No assurance can be given that the operating income improvements described above will be achieved, or, for that matter, achieved on the timetable discussed above. See "Forward-Looking Statements May Prove Inaccurate" and "Risk Factors."

THE MERGER

Recommendation of the Rubbermaid Board; Rubbermaid's Reasons for the Merger

  The Rubbermaid Board has determined that the merger is fair to and in the best interests of the stockholders of Rubbermaid, has unanimously approved the merger agreement, and unanimously recommends that the stockholders of Rubbermaid vote FOR adoption of the merger agreement.

  At its October 19, 1998 meeting, the Rubbermaid Board determined that the merger was fair to and in the best interests of Rubbermaid and its stockholders and approved the merger agreement. The Rubbermaid Board believes that the merger presents a unique opportunity to create a premier supplier in the consumer products industry.

  In reaching its decision to approve the merger agreement, the Rubbermaid Board consulted with Rubbermaid management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

  . The strategic and financial alternatives, including recapitalizations, share repurchases and dispositions of underperforming operations, available to Rubbermaid on a stand-alone basis in the competitive arena of global retailers, the strong strategic fit between Rubbermaid and Newell and the potential for significant near term and long term synergies expected to result from the merger;

  . Newell's proven track record in integrating acquired companies and improving operating efficiency and gross margins of acquired companies;

  . Synergies available upon combining the two companies, which are estimated to be an aggregate of $250-300 million over Rubbermaid's previously announced restructuring savings;

  . The course of the discussions and negotiations with representatives of Newell relating to the merger, including the discussions on October 17, 1998 at which representatives of Newell informed representatives of Rubbermaid that the merger exchange ratio of 0.7883 represented Newell's best and final offer;

  . The merger exchange ratio and the historical market prices for Rubbermaid and Newell stock, including the increases in the market price for Newell stock during 1998;

  . Historical and forecasted financial information relating to Rubbermaid and Newell, the results of Rubbermaid's due diligence investigation of Newell and the other information exchanges with Newell;

  . The fact that the merger agreement would, subject to certain limitations, permit Rubbermaid to terminate the merger agreement at the same time it enters into an agreement with a third party that has made a proposal to acquire Rubbermaid on terms that are more favorable to Rubbermaid's stockholders than the proposed merger with Newell upon payment of a $140 million termination fee to Newell;

  . The interests of Rubbermaid's associates and the communities in which Rubbermaid operates;

  . The oral opinion of Goldman Sachs to the Rubbermaid Board to the effect that, on the date of its opinion, and based upon and subject to the various considerations set forth in its opinion, the merger exchange ratio was fair from a financial point of view to Rubbermaid stockholders (see "Opinions of Financial Advisors--Opinion of Financial Advisor to Rubbermaid");

  . The expectation that the merger would be accounted for as a pooling of interests transaction and accomplished on a tax-free basis for federal income tax purposes, except for tax payable on cash received by Rubbermaid stockholders for fractional shares or pursuant to the exercise of dissenters' rights; and

                                                                      THE MERGER

  . The proposed arrangements with members of management of Rubbermaid and Newell, including that Mr. Schmitt would serve as a Vice Chairman of Newell after the merger, and that five additional persons designated by the Rubbermaid Board and reasonably acceptable to the Newell Board would be members of the fifteen-person board of directors of Newell following the merger.

  The Rubbermaid Board also considered certain countervailing factors in its deliberations concerning the merger, including:

  . The potential disruption of Rubbermaid's business that might result from the announcement of the merger;

  . The possible difficulties of integrating the two companies' managements and corporate cultures;

  . The uncertainty regarding stockholders', customers' and employees' perceptions of the merger;

  . The fact that the merger exchange ratio was fixed and therefore would not change as a result of fluctuations in the market price for Rubbermaid common stock or Newell common stock or otherwise; and

  . The possibility that the merger may not be completed.

  In the view of the Rubbermaid Board, these considerations were not sufficient, individually or in the aggregate, to outweigh the advantages of the merger.

  The foregoing discussion of the information and factors considered by the Rubbermaid Board includes all material factors considered by the Rubbermaid Board. In view of the wide variety of factors, both positive and negative, considered by the Rubbermaid Board, the Rubbermaid Board did not find it practical to, and did not, quantify or otherwise seek to assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above as of the date of this joint proxy statement/prospectus, the Rubbermaid Board continues to believe that the merger is in the best interests of Rubbermaid and its stockholders and continues to recommend adoption of the merger agreement.

Accounting Treatment

  The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Newell and Rubbermaid will be carried forward to Newell at their historical recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies. In addition, net income of the combined company will include income of Newell and Rubbermaid for the entire fiscal year in which the merger occurs. The historical reported net income of Newell and Rubbermaid for prior periods will be combined and restated as net income of Newell after addressing any accounting conformity issues and eliminating the accounting effects of the sale of Rubbermaid's office products business to Newell in June 1997.

Material Federal Income Tax Consequences

  The following discussion is a summary of the material U.S. federal income tax consequences of the merger to a stockholder of Rubbermaid that holds shares of Rubbermaid common stock as a capital asset at the time of the merger. The discussion is based on laws, regulations, rulings and decisions in effect on the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion does not address all aspects of federal taxation that may be relevant to particular Rubbermaid stockholders in light of their personal circumstances or to Rubbermaid stockholders subject to special treatment under the Internal Revenue Code of 1986, including:

  .  banks;

THE MERGER

  . tax-exempt organizations;

  . insurance companies;

  . dealers in securities or foreign currency;

  . Rubbermaid stockholders who received their Rubbermaid stock through the exercise of employee stock options or otherwise as compensation;

  . Rubbermaid stockholders who are not U.S. persons; and

  . Rubbermaid stockholders who hold Rubbermaid stock as part of a hedge, straddle or conversion transaction.

In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

  Rubbermaid stockholders are urged to consult their tax advisors with respect to the particular tax consequences of the merger to them.

  Tax Opinions. In the opinion of Schiff Hardin & Waite, counsel to Newell, and Jones, Day, Reavis & Pogue, counsel to Rubbermaid, subject to the considerations described below under "--Certain Considerations with Respect to Opinions," the merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and Newell, Newell's merger subsidiary and Rubbermaid will each be a party to the "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

  Completion of the merger is conditioned upon counsel to both Newell and Rubbermaid delivering tax opinions at the time of the merger to the same effect and subject to substantially the same considerations.

  Tax Consequences of the Merger. In accordance with the conclusion of Schiff Hardin & Waite's and Jones, Day, Reavis & Pogue's tax opinions that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the considerations described below under "--Certain Considerations with Respect to Opinions," (1) in the opinion of Schiff Hardin & Waite and Jones, Day, Reavis & Pogue, no gain or loss will be recognized by Newell, Newell's merger subsidiary or Rubbermaid as a result of the merger and (2) in the opinion of Jones, Day, Reavis & Pogue:

  . no gain or loss will be recognized by a holder of Rubbermaid common stock upon the exchange of its shares solely for shares of Newell common stock in the merger, except with respect to cash, if any, received by a holder of Rubbermaid common stock in lieu of a fractional share of Newell common stock or upon the exercise of appraisal rights;

  . the aggregate tax basis of the shares of Newell common stock received solely in exchange for shares of Rubbermaid common stock in the merger, including a fractional share of Newell common stock for which cash is received, will be the same as the aggregate tax basis of the shares of Rubbermaid common stock surrendered for Newell shares in the merger;

  . the holding period for shares of Newell common stock received in exchange for shares of Rubbermaid common stock in the merger, including a fractional share of Newell common stock, will include the holding period of the shares of Rubbermaid common stock surrendered for Newell shares in the merger; and

  . cash received by a holder of Rubbermaid common stock in lieu of a fractional share of Newell common stock or upon the exercise of appraisal rights will be treated as received in exchange for shares of Rubbermaid common stock and capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the tax basis of the exchanged Rubbermaid shares.

                                                                      THE MERGER

  Certain Considerations with Respect to Opinions. Schiff Hardin & Waite's and Jones, Day, Reavis & Pogue's tax opinions are subject to certain assumptions, limitations and qualifications. The opinions are based on current laws that may change, possibly with retroactive effect. In issuing their opinions, Schiff Hardin & Waite and Jones, Day, Reavis & Pogue relied on certain representations made by Rubbermaid and Newell and their respective managements. We refer you to the full text of Schiff Hardin & Waite's and Jones, Day, Reavis & Pogue's tax opinions, which set forth the assumptions made and matters considered in connection with those opinions. Copies of the opinions are filed as exhibits to Newell's S-4 registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus forms a part. Opinions of counsel are not binding on the Internal Revenue Service and do not preclude the Internal Revenue Service from adopting a contrary position. In addition, if any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Regulatory Matters

  All regulatory waiting periods relating to the merger have expired. In addition, all regulatory approvals required to complete the merger have been received from the applicable U.S. and foreign regulatory authorities, including the antitrust authorities in the United States, Canada and Poland and for the European Union.

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Newell and Rubbermaid were prohibited from completing the merger until:

    (1) notifications were given to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

    (2) certain information was furnished to the Federal Trade Commission and the Antitrust Division; and

    (3) specified waiting period requirements were satisfied or terminated.

In October 1998, Newell and Rubbermaid each filed in connection with the merger a Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division. The waiting period under the Hart-Scott-Rodino Act relating to the merger expired on November 29, 1998.

  Even though the waiting period under the Hart-Scott-Rodino Act expired, at any time before or after the merger, the Antitrust Division or the Federal Trade Commission could, among other things, seek to enjoin the completion of the merger or seek the divestiture of substantial assets of Newell or Rubbermaid. Although Newell and Rubbermaid believe that the merger is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

  On December 3, 1998, Newell filed a notification under Council Regulation No. 4064/89 of the European Community and accompanying regulations. Under the Council Regulation, Newell and Rubbermaid were prohibited from completing the merger until the European Commission approved the merger. The European Commission approved the merger on January 13, 1999.

  Under Part IX of the Canadian Competition Act, Newell and Rubbermaid were prohibited from completing the merger until notification was given to the Director of Investigation and Research. In December 1998, Newell and Rubbermaid each made, in connection with the merger, a short-form filing under the Act. The waiting period under the Canadian Competition Act relating to the merger expired on December 28, 1998.

THE MERGER

  On November 24, 1998, Newell and Rubbermaid each filed a notification in Poland under the Counteracting Monopolistic Practices Act and the related Ordinance of the Council of Ministers. Under the Act, Newell and Rubbermaid were not permitted to complete the merger until the Competition and Consumers Protection Office approved the merger, or until the waiting period relating to the merger expired. The Competition and Consumers Protection Office approved the merger on December 18, 1998.

Appraisal and Dissenters' Rights

  Newell stockholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the merger.

  Rubbermaid stockholders who so desire are entitled to relief as dissenting stockholders under Ohio Revised Code Section 1701.85. A Rubbermaid stockholder will be entitled to this relief, however, only if he or she complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary is not a complete statement of the method of compliance with
Section 1701.85 and is qualified in its entirety by reference to the copy of
Section 1701.85 attached to this document as Annex E.

  A Rubbermaid stockholder who wishes to perfect his or her rights as a dissenting stockholder in the event the merger is approved:

  . must have been a record holder of the Rubbermaid common stock as to which that stockholder seeks relief on the record date for the Rubbermaid special stockholders' meeting;

  . must not have voted his or her shares of Rubbermaid common stock in favor of the adoption of the merger agreement; and

  . must deliver to Rubbermaid, not later than ten days after Rubbermaid's special meeting, a written demand for payment of the fair cash value of the shares of Rubbermaid common stock as to which that stockholder seeks relief. The written demand must state the stockholder's name, address, number of shares of Rubbermaid common stock as to which that stockholder seeks relief and the amount claimed as the fair cash value of those shares of stock.

  A vote against the adoption of the merger agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to:

    Rubbermaid Incorporated
    1147 Akron Road
    Wooster, Ohio 44691
    Attention: Corporate Secretary

Because the written demand must be delivered to Rubbermaid within the ten-day period following Rubbermaid's special meeting, it is recommended, although not required, that a stockholder using the mails should use certified or registered mail, return receipt requested, to confirm that the stockholder has made a timely delivery. This joint proxy statement/prospectus and Rubbermaid's accompanying notice of special meeting will constitute the only notice of the date of Rubbermaid's special meeting.

  If Rubbermaid sends the dissenting stockholder, at the address specified in his or her demand, a request for the certificate(s) representing his or her shares, the dissenting stockholder must deliver the certificate(s) to Rubbermaid within 15 days of the sending of Rubbermaid's request. Rubbermaid may endorse the certificate(s) with a legend to the effect that the stockholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the stockholder's rights as a dissenting stockholder. Rubbermaid must

                                                                      THE MERGER
notify the stockholder of its election to terminate the stockholder's rights as a dissenting stockholder within 20 days after the lapse of the 15 day period.

  Unless the dissenting stockholder and Rubbermaid agree on the fair cash value per share of the Rubbermaid common stock, the stockholder may, within three months after the service of the written demand by the stockholder, file a petition in the Court of Common Pleas of Wayne County, Ohio. If the court finds that the stockholder is entitled to be paid the fair cash value of Rubbermaid common stock, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. Fair cash value:

  . will be determined as of the day prior to Rubbermaid's special meeting;

  . will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy;

  . will not exceed the amount specified in the stockholder's written demand;
    and

  . will exclude any appreciation or depreciation in market value resulting from the merger.

The court will make a finding as to the fair cash value of a share of Rubbermaid common stock and render judgment against Rubbermaid for its payment with interest at a rate and from a date the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

  The rights of any dissenting stockholder will terminate if:

  . the dissenting stockholder has not complied with Section 1701.85, unless
    Rubbermaid, by its Board of Directors, waives such failure;

  . Rubbermaid abandons or is finally enjoined or prevented from carrying out, or the stockholders of Rubbermaid rescind their adoption of, the merger agreement;

  . the dissenting stockholder withdraws his or her written demand, with the consent of Rubbermaid, by its Board of Directors; or

  . Rubbermaid and the dissenting stockholder have not agreed upon the fair cash value per share of the Rubbermaid common stock and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the Rubbermaid common stock.

  For a discussion of the tax consequences to a Rubbermaid stockholder who exercises dissenters' rights, see "--Material Federal Income Tax
Consequences."

  Because a proxy card that does not contain voting instructions will be voted for adoption of the merger agreement, a Rubbermaid stockholder who wishes to exercise dissenters' rights must either (1) not sign and return his or her proxy card or (2) if he or she signs and returns his or her proxy card, check the appropriate box on the proxy card to either vote against or to abstain from voting on the adoption of the merger agreement.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

  This joint proxy statement/prospectus does not cover any resales of the Newell common stock to be received by Rubbermaid stockholders in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

  All shares of Newell common stock received by Rubbermaid stockholders in the merger will be freely transferable, except that shares of Newell common stock received by persons who are deemed to be "affiliates" of Rubbermaid under the Securities Act of 1933 at the time of Rubbermaid's special meeting may be resold by them only in transactions permitted by Rule 145 under the Act or as

THE MERGER
otherwise permitted under the Act. Persons who may be affiliates of Rubbermaid for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Rubbermaid, and would not include stockholders who are not officers, directors or principal stockholders of Rubbermaid.

  The merger agreement requires Rubbermaid to deliver to Newell, at least 30 days prior to the merger, an executed letter agreement from each affiliate to the effect that that affiliate will not offer, sell or otherwise dispose of any of the shares of Newell common stock issued to that affiliate in the merger or otherwise owned or acquired by that affiliate:

    (1) for a period beginning 30 days prior to the merger and continuing until results covering at least 30 days of post-merger combined operations of Newell and Rubbermaid have been publicly filed or announced by Newell, except for sales and dispositions that are not expected to adversely affect the accounting treatment of the merger as a pooling of interests; or

    (2) in violation of the Securities Act of 1933.

The merger agreement also requires Newell to deliver to Rubbermaid, at least 30 days prior to the merger, an executed letter agreement from each affiliate of Newell to the effect that that affiliate will not offer, sell or otherwise dispose of any shares of Newell common stock owned or acquired by that affiliate during the period described in, and except to the extent permitted by, clause (1) of the prior sentence.

                                                                      THE MERGER

                        OPINIONS OF FINANCIAL ADVISORS

Opinion of Financial Advisor to Newell

  Newell retained Baird to act as its financial advisor in connection with the merger and to render Baird's opinion as to the fairness, from a financial point of view, of the merger exchange ratio to Newell. On October 20, 1998, Baird rendered its opinion to the Newell Board to the effect that, as of October 20, 1998 and based upon and subject to the various considerations described in the opinion, the merger exchange ratio of 0.7883 was fair, from a financial point of view, to Newell. Newell and Rubbermaid determined the merger exchange ratio in arms-length negotiations.

  The full text of Baird's opinion, dated October 20, 1998, which describes the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated in this document by reference. Baird's opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, of the merger exchange ratio to Newell and does not constitute a recommendation to any Newell stockholder as to how that stockholder should vote with respect to the issuance of Newell shares in connection with the merger. The summary of Baird's opinion set forth below is qualified in its entirety by reference to the full text of the opinion attached as Annex C. Newell stockholders are urged to read the opinion carefully in its entirety.

  In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In that connection, Baird, among other things:

  . reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Newell and Rubbermaid furnished to Baird for purposes of its analysis;

  . reviewed publicly available information including but not limited to Newell's and Rubbermaid's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms including Baird;

  .  reviewed the merger agreement in the form presented to the Newell Board;

  . compared the historical market prices and trading activity of Newell common stock and Rubbermaid common stock with those of certain other publicly traded companies Baird deemed relevant;

  . compared the financial position and operating results of Newell and Rubbermaid with those of certain other publicly traded companies Baird deemed relevant;

  . compared the proposed financial terms of the merger with the financial terms of certain other business combinations Baird deemed relevant; and

  .  reviewed certain potential pro forma effects of the merger on Newell.

  Baird held discussions with members of Newell's and Rubbermaid's respective senior managements concerning Newell's and Rubbermaid's historical and current financial condition and operating results, as well as the future prospects of Newell and Rubbermaid on a stand-alone and combined basis. Baird also considered other information, financial studies, analysis and investigations and financial, economic and market data which Baird deemed relevant for the preparation of its opinion. Newell did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

THE MERGER

  In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Newell and Rubbermaid. Baird was not engaged to independently verify any of this information. Baird assumed, with Newell's consent, that:

  . all material assets and liabilities, contingent or otherwise, known or unknown, of Newell and Rubbermaid are as set forth in their respective financial statements;

  . the merger will be accounted for under the pooling of interests method;

  . the cost savings and operating synergies resulting from the merger will be realized as contemplated by Newell's management; and

  . the merger will be consummated in accordance with the terms of the merger agreement in the form presented to the Newell Board, without any amendment and without waiver by Newell or Rubbermaid of any of the conditions to their respective obligations under the merger agreement.

  Baird also assumed that the projections and other financial forecasts examined by it, including estimates of cost savings and operating synergies resulting from the merger developed by Newell's management, were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Newell's and Rubbermaid's senior managements as to future performance of Newell and Rubbermaid. The types of cost savings and operating synergies are further described under "Recommendation of the Newell Board; Newell's Reasons for the Merger--Anticipated Operating Income Improvements" in this joint proxy statement/prospectus. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Newell or Rubbermaid nor did it make a physical inspection of the properties or facilities of Newell or Rubbermaid. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of Baird's opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of Newell's or Rubbermaid's securities, including, but not limited to, Newell common stock and Rubbermaid common stock, will trade following the date of Baird's opinion.

  The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion. Each of the tables contained in this "Opinion of Financial Advisor to Newell" section is qualified in its entirety by reference to the other disclosure contained in this section and to Baird's opinion attached as Annex C to this joint proxy statement/prospectus.

  Analysis of Rubbermaid Implied Merger Multiples. Baird calculated the "implied equity value per share" reflected by the terms of the merger to be $37.00 for each share of Rubbermaid common stock. The implied equity value per share was obtained by multiplying the merger exchange ratio of 0.7883 by the closing price per share of Newell common stock of $46.94 on October 16, 1998. Baird calculated the "implied total equity value" and the "implied enterprise value" of Rubbermaid as a result of the merger to be $5.6 billion and $6.1 billion, respectively. The implied total equity value was obtained by multiplying the implied equity value per share by the total number of outstanding shares of Rubbermaid common stock as of September 30, 1998, plus shares issuable upon exercise of stock options as of August 31, 1998, less net proceeds from the exercise of those stock options. The implied enterprise value was obtained by adding Rubbermaid's outstanding total debt to, and subtracting Rubbermaid's cash and cash equivalents balances (as of October 2, 1998, as provided by Rubbermaid management) from, the implied total equity value.

  In performing its analysis, Baird used, among other items, operating statistics for Rubbermaid's latest twelve months ended October 2, 1998. Baird calculated price to earnings ratios by dividing the implied total equity value by Rubbermaid's net income, including Rubbermaid's latest twelve months' net income exclusive of non-recurring items, and estimated net income for calendar year 1998 and

                                                                      THE MERGER
projected net income for calendar year 1999 (based on Newell management's estimates and exclusive of non-recurring items). In addition, Baird calculated Rubbermaid's book value multiple by dividing the implied total equity value by Rubbermaid's book value at October 2, 1998. Baird also calculated multiples of Rubbermaid's implied enterprise value to its latest twelve months' net sales, latest twelve months' earnings before interest, taxes, depreciation, amortization and non-recurring items ("EBITDA") and latest twelve months' earnings before interest, taxes and non-recurring items ("EBIT"). The table below summarizes the results of this analysis:

                                                                     Rubbermaid
                                                                      Implied
                                                                       Merger
                                                                     Multiples
                                                                     ----------
      Implied Enterprise Value to Latest Twelve Months' Net Sales...    2.4x
      Implied Enterprise Value to Latest Twelve Months' EBITDA......   17.0x
      Implied Enterprise Value to Latest Twelve Months' EBIT........   25.7x
      Latest Twelve Months' Price to Earnings Ratio.................   39.0x
      Calendar Year 1998 Price to Earnings Ratio....................   37.3x
      Calendar Year 1999 Price to Earnings Ratio....................   25.0x
      Book Value Multiple...........................................    5.3x

  Selected Publicly Traded Rubbermaid Comparable Company Operating Performance. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of October 16, 1998, for eight publicly traded companies that Baird deemed relevant. These "Rubbermaid comparable companies" consisted of the following eight branded consumer products companies:

  . The Black & Decker Corporation        . The Gillette Company


  . The Clorox Company                    . Newell Co.


  . First Brands Corporation              . The Procter & Gamble Company


  . Fortune Brands, Inc.                  . Tupperware Corporation

  Baird compared the operating performance of Rubbermaid to the Rubbermaid comparable companies with respect to gross profit margins, EBITDA margins, EBIT margins and net income margins, in each case, for the latest twelve month period. For Rubbermaid and each of the Rubbermaid comparable companies, Baird also compared one-year and five-year projected earnings per share growth rates based on Newell management's estimates and exclusive of non-recurring items for Rubbermaid, and on First Call consensus estimates for the Rubbermaid comparable companies. The table below summarizes the results of this analysis:

                                                     Rubbermaid Comparable
                                                     Companies Statistics
                                     Rubbermaid -------------------------------
                                     Statistics     Range      Median Mean
                                     ---------- -------------- ------ -----
   Latest Twelve Months' Gross
    Profit Margin..................    28.2%    32.3% to 61.9% 52.5%  49.5%
   Latest Twelve Months' EBITDA
    Margin.........................    14.4%    13.8% to 28.5% 18.5%  19.0%
   Latest Twelve Months' EBIT
    Margin.........................     9.5%     8.8% to 24.0% 14.1%  14.6%
   Latest Twelve Months' Net Income
    Margin.........................     5.7%     4.5% to 14.8%  7.1%   8.1%
   Earnings Per Share Growth
    (Calendar 1998-1999)...........    49.1%    10.1% to 23.9% 14.2%  15.4%
   Earnings Per Share Growth
    (Calendar 1998-2003)...........    19.3%    12.0% to 17.0% 15.0%  14.5%

  In rendering its opinion, Baird noted that Rubbermaid's latest twelve months' operating performance statistics were generally within the ranges of corresponding statistics for the Rubbermaid comparable companies, but at or near the low end of these ranges. Baird also noted,

THE MERGER
however, that Rubbermaid's latest twelve months' operating performance statistics did not take into account any of the cost savings and operating synergies contemplated by Newell management to result from the merger. In addition, Baird noted that the one-year and five-year projected earnings per share growth rates for Rubbermaid were significantly above the ranges of corresponding growth rates for the Rubbermaid comparable companies, and that the projected earnings per share growth rates for Rubbermaid did not include the Newell-related portion of the cost savings and operating synergies contemplated by Newell management to result from the merger. See "Recommendation of the Newell Board; Newell's Reasons for the Merger-- Anticipated Operating Income Improvements."

  Analysis of Selected Publicly Traded Rubbermaid Comparable Companies. For each of the Rubbermaid comparable companies, Baird calculated enterprise value by multiplying closing stock prices as of October 16, 1998 by the total number of outstanding shares on a fully diluted basis as of the most recently reported period, plus outstanding total debt and minus cash and cash equivalents balances as of the most recently reported period, less net proceeds from the exercise of outstanding stock options. Baird then calculated multiples as of October 16, 1998 of enterprise value to net sales, EBITDA and EBIT, in each case, for the latest twelve month period for each of the Rubbermaid comparable companies. Baird then compared these multiples to the relevant Rubbermaid multiples based on the implied equity value per share. For Rubbermaid and each of the Rubbermaid comparable companies, Baird also calculated price to earnings ratios and book value multiples based upon:

  . the implied total equity value for Rubbermaid;

  . closing stock prices as of October 16, 1998 for the Rubbermaid comparable companies;

  . net income statistics for the latest twelve months and for estimated calendar year 1998 and projected calendar year 1999 based on Newell management's estimates and exclusive of non-recurring items for Rubbermaid, and on First Call consensus estimates for the Rubbermaid comparable companies; and

  . book value statistics as of October 2, 1998 for Rubbermaid and as of the most recently reported period for the Rubbermaid comparable companies.

  The table below summarizes the results of this analysis:

                                                Rubbermaid Comparable
                                Rubbermaid       Companies Multiples
                              Implied Merger ---------------------------
                                Multiples        Range      Median Mean
                              -------------- -------------- ------ -----
     Enterprise Value to
      Latest
      Twelve Months' Net
      Sales..................      2.4x       1.1x to  5.4x  2.0x   2.6x
     Enterprise Value to
      Latest
      Twelve Months' EBITDA..     17.0x       7.6x to 18.8x 11.0x  12.4x
     Enterprise Value to
      Latest
      Twelve Months' EBIT....     25.7x      10.9x to 23.6x 14.0x  16.2x
     Latest Twelve Months'
      Price to Earnings
      Ratio..................     39.0x      16.9x to 35.4x 22.7x  25.1x
     Calendar Year 1998
      Price to Earnings
      Ratio..................     37.3x      14.8x to 35.4x 21.5x  24.0x
     Calendar Year 1999
      Price to Earnings
      Ratio..................     25.0x      11.9x to 31.2x 18.3x  20.9x
     Book Value Multiple.....      5.3x       1.3x to 10.1x  8.2x   6.7x

  In rendering its opinion, Baird noted that the Rubbermaid implied merger multiples and price to earnings ratios were generally within or above the range of the corresponding multiples and price to earnings ratios of the Rubbermaid comparable companies. To the extent that a Rubbermaid implied merger multiple or price to earnings ratio is above the range of corresponding multiples and price to earnings ratios of the Rubbermaid comparable companies, the theoretical value of Rubbermaid calculated on the basis of this multiple or ratio would be below the implied equity value per share. In

                                                                      THE MERGER
addition, Baird noted that the Rubbermaid implied merger multiples and price to earnings ratios were at or above the corresponding mean and median multiples and price to earnings ratios for the Rubbermaid comparable companies and that, accordingly, the ranges of Rubbermaid theoretical values calculated based upon these mean and median multiples were generally below the implied equity value per share. In this regard, however, Baird noted that the implied equity value per share was within the ranges of theoretical values calculated based upon the range of high and low multiples for the Rubbermaid comparable companies. Baird also noted that, with the exception of the calendar year 1999 price to earnings ratio analysis, this analysis of Rubbermaid comparable companies did not take into account any of the cost savings and operating synergies contemplated by Newell management to result from the merger. See "Recommendation of the Newell Board; Newell's Reasons for the Merger-- Anticipated Operating Income Improvements."

  Selected Publicly Traded Newell Comparable Company Operating Performance. In order to assess the relative public market valuation of Newell common stock to be used by Newell in exchange for Rubbermaid common stock, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of October 16, 1998, for eight publicly traded companies that Baird deemed relevant. These "Newell comparable companies" consisted of the following eight branded consumer products companies:

  . The Black & Decker Corporation        . The Gillette Company


  . The Clorox Company                    . The Procter & Gamble Company


  . First Brands Corporation              . Rubbermaid Incorporated


  . Fortune Brands, Inc.                  . Tupperware Corporation

  Baird compared the operating performance of Newell to the Newell comparable companies with respect to gross profit margins, EBITDA margins, EBIT margins and net income margins, in each case, for the latest twelve month period. The table below summarizes the results of this analysis:

                                                        Newell Comparable
                                                       Companies Statistics
                                           Newell   --------------------------
                                         Statistics     Range      Median Mean
                                         ---------- -------------- ------ ----
   Latest Twelve Months' Gross Profit
    Margin.............................     32.7%   27.7% to 61.9%  52.5% 48.9%
   Latest Twelve Months' EBITDA Margin.     20.8%   13.8% to 28.5%  15.7% 18.3%
   Latest Twelve Months' EBIT Margin...     16.7%    8.8% to 24.0%  11.5% 13.7%
   Latest Twelve Months' Net Income
    Margin.............................      8.9%    4.5% to 14.8%   5.6%  7.7%

  In rendering its opinion, Baird noted that Newell's latest twelve months' operating performance statistics were within the range of the corresponding latest twelve months' operating performance statistics for the Newell comparable companies. Baird also noted that Newell's latest twelve months' operating performance statistics were generally above the mean and median of corresponding latest twelve months' operating performance statistics for the Newell comparable companies.

  Analysis of Selected Publicly Traded Newell Comparable Companies. For each of the Newell comparable companies, Baird calculated multiples as of October 16, 1998 of enterprise value to net sales, EBITDA and EBIT, in each case, for the latest twelve month period. Baird then compared these multiples to the relevant Newell multiples based on Newell's closing share price of $46.94 on October 16, 1998, and Newell's latest twelve months' operating performance statistics for the period ended September 30, 1998, as provided by Newell management.

  For Newell and each of the Newell comparable companies, Baird also calculated price to earnings ratios and book value multiples based on:

  . closing stock prices as of October 16, 1998;

  . net income statistics for the latest twelve months and for estimated calendar year 1998 and projected calendar year 1999 based on Newell management's estimates and exclusive of non-

THE MERGER
   recurring items for Newell, and on First Call consensus estimates for the Newell comparable companies; and

  . book value statistics as of September 30, 1998 for Newell and as of the most recently reported period for the Newell comparable companies.

  The table below summarizes the results of this analysis:

                                       Newell Comparable Companies Multiples
                             Newell   ----------------------------------------
                            Multiples      Range      Median   Mean
                            --------- --------------- ----------------
   Enterprise Value to
    Latest
    Twelve Months' Net
    Sales..................    2.5x     1.1x to  5.4x   1.6x    2.5x
   Enterprise Value to
    Latest
    Twelve Months' EBITDA..   11.9x     7.6x to 18.8x  10.9x   12.4x
   Enterprise Value to
    Latest
    Twelve Months' EBIT....   14.9x    10.9x to 23.6x  15.7x   16.6x
   Latest Twelve Months'
    Price to Earnings
    Ratio..................   24.5x    16.9x to 35.4x  23.7x   25.4x
   Calendar Year 1998
    Price to Earnings
    Ratio..................   22.9x    14.8x to 35.4x  20.8x   23.8x
   Calendar Year 1999
    Price to Earnings
    Ratio..................   19.9x    11.9x to 31.2x  17.0x   20.6x
   Book Value Multiple.....    3.5x     1.3x to 10.1x   8.2x    6.7x

  In rendering its opinion, Baird noted that the Newell multiples and price to earnings ratios were within the range of the corresponding multiples and price to earnings ratios for the Newell comparable companies. In addition, Baird noted that the Newell multiples and price to earnings ratios were generally approximate to the corresponding mean and median multiples and price to earnings ratios for the Newell comparable companies.

  Analysis of Selected Comparable Acquisition Transactions. Baird reviewed eleven completed acquisition transactions which Baird deemed relevant. These transactions were chosen based on a review of acquired companies that possessed general business, operating and financial characteristics representative of companies which manufacture and sell branded consumer products. These "comparable transactions" consisted of the following eleven completed acquisition transactions (acquiror/acquired company):

                                   . The Gillette Company/Duracell
  . Sunbeam Corporation/The          International Inc.
    Coleman Company, Inc.


                                   . An Affiliate of Kohlberg
  . The Procter & Gamble             Kravis Roberts & Co./Evenflo
    Company/ Tambrands Inc.          & Spalding Holdings
                                     Corporation


  . An Affiliate of Thomas H.
    Lee Company/Syratech           . Honeywell Inc./Duracraft
    Corporation                      Corp.


  . Mattel, Inc./Tyco Toys,        . Unilever N.V./Helene Curtis
    Inc.                             Industries, Inc.


  . The Clorox Company/Armor       . L'Oreal S.A./Maybelline, Inc.
    All Products Corporation

                                   . American Brands, Inc./Cobra
                                     Golf Incorporated

  Baird noted that none of the comparable transactions was identical to the merger. Accordingly, Baird noted that the analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Rubbermaid and other factors that would affect the acquisition value of comparable transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of that transaction. For each of the comparable transactions, Baird calculated multiples of enterprise value

                                                                      THE MERGER
to net sales, EBITDA and EBIT, in each case, for the latest twelve month period; calculated price to earnings ratios based on latest twelve months' net income; and calculated book value multiples based on book value statistics as of the most recently reported period prior to announcement. Baird then compared those multiples to the relevant Rubbermaid implied merger multiples. The table below summarizes the results of this analysis:

                                         Rubbermaid   Comparable Transactions
                                          Implied            Multiples
                                           Merger   ---------------------------
                                         Multiples      Range      Median Mean
                                         ---------- -------------- ------ -----
   Enterprise Value to
    Latest Twelve Months' Net Sales.....    2.4x     0.7x to  3.7x  1.9x   1.9x
   Enterprise Value to
    Latest Twelve Months' EBITDA........   17.0x     9.2x to 20.4x 14.1x  14.2x
   Enterprise Value to
    Latest Twelve Months' EBIT..........   25.7x    11.0x to 48.6x 17.2x  22.1x
   Latest Twelve Months'
    Price to Earnings Ratio.............   39.0x    19.7x to 92.0x 30.1x  41.0x
   Book Value Multiple..................    5.3x     1.6x to  7.0x  3.3x   4.0x

  In rendering its opinion, Baird noted that the Rubbermaid implied merger multiples and price to earnings ratios were within the range of the corresponding multiples and price to earnings ratios for the comparable transactions. In addition, Baird noted that the Rubbermaid implied merger multiples and price to earnings ratios were at or above the corresponding mean and median multiples for the comparable transactions and that, accordingly, the ranges of Rubbermaid theoretical values calculated based upon these mean and median multiples were generally below the implied equity value per share. In this regard, however, Baird noted that the implied equity value per share was within the ranges of theoretical values calculated based upon the range of high and low multiples for the comparable transactions. In addition, Baird noted that this analysis of comparable transactions did not take into account any of the cost savings and operating synergies contemplated by Newell management to result from the merger. See "Recommendation of the Newell Board; Newell's Reasons for the Merger--Anticipated Operating Income Improvements."

  Baird also calculated the premiums implied by dividing the implied equity value per share of $37.00 by the closing price of Rubbermaid common stock one day, seven days, 30 days and 90 days prior to October 19, 1998. Baird then compared the Rubbermaid implied merger premiums to those derived by comparing the prices paid for the equity in each of the comparable transactions relative to the market value of equity one day, seven days, 30 days and 90 days prior to the announcement date of those transactions. The table below summarizes the results of this analysis:

                                                      Comparable Transactions
                                       Rubbermaid            Premiums
                                     Implied Merger ---------------------------
                                        Premiums         Range      Median Mean
                                     -------------- --------------- ------ ----
   One-Day Premium..................      46.5%      8.4% to  78.6%  26.1% 33.1%
   Seven-Day Premium................      66.3%     13.1% to  78.6%  36.4% 44.6%
   30-Day Premium...................      34.5%     12.3% to 120.5%  57.3% 62.7%
   90-Day Premium...................      10.4%      3.6% to 170.3%  31.5% 60.7%

  In rendering its opinion, Baird noted that the Rubbermaid premiums were within the range of the corresponding premiums for the comparable transactions.

  Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis of Rubbermaid using projections for calendar 1999 through 2003 developed by Newell management and including the cost savings and operating synergies relating to Rubbermaid's operations resulting from

THE MERGER
the merger as contemplated by Newell's management. In that analysis, Baird assumed terminal value multiples of 15.0x to 17.0x EBIT in fiscal year 2003 and discount rates of 9.0% to 11.0%, which represent the estimated weighted average cost of capital for Rubbermaid. That analysis produced implied per share values of Rubbermaid common stock ranging from $37.40 to $46.05.

  In order to assess the relative public market valuation of Newell common stock to be used by Newell in exchange for Rubbermaid common stock, Baird performed a discounted cash flow analysis of Newell, on a stand-alone basis, using Newell management's projections for calendar 1999 through 2003 without taking into account any expense increases, cost savings or operating synergies which may be realized following the merger. In that analysis, Baird assumed terminal value multiples of 15.0x to 17.0x EBIT in the year 2003 and discount rates of 9.0% to 11.0%, which represent the estimated weighted average cost of capital for Newell. That analysis produced implied per share values of Newell common stock ranging from $42.26 to $57.05.

  Contribution Analysis. Baird analyzed Rubbermaid's and Newell's relative contribution to the combined company with respect to certain measurements, including net sales, gross profit, EBITDA, EBIT and net income based on internal estimates developed by Newell management. As a result of the merger, Rubbermaid's stockholders will own approximately 41% of the post-merger outstanding Newell common stock, on a diluted basis. This compares to Rubbermaid's contribution, based on calendar 1995, 1996 and 1997, the latest twelve month period, estimated calendar year 1998 and projected calendar year 1999 statistics for the combined company, of approximately 38.2% to 48.4% of net sales, 35.7% to 46.2% of gross profit, 32.5% to 42.5% of EBITDA, 28.4% to 40.1% of EBIT and 29.7% to 41.6% of net income. Baird noted that Rubbermaid shareholders' post-merger stock ownership will be generally within the range of Rubbermaid's relative contribution to the combined company based upon sales and profits.

  Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the merger. In conducting its analysis, Baird assumed, among other things:

  .pooling of interests accounting treatment;

  .a merger exchange ratio of 0.7883;

  .estimates of cost savings and operating synergies resulting from the merger, as provided by Newell's management; and

  .projected earnings estimates for Rubbermaid and Newell, as provided by Newell's management.

  Baird compared the earnings per share of Newell common stock, on a stand-alone basis, to the earnings per share of the common stock of the combined company on a calendar pro forma basis. The results of the pro forma merger analysis suggested that the merger would be dilutive to Newell on an earnings per share basis in calendar 1999 and accretive to Newell on an earnings per share basis in calendar 2000, assuming in each year cost savings and operating synergies anticipated by Newell management to result from the merger were achieved and excluding non-recurring charges. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Implied Exchange Ratio Analysis. Baird performed an analysis of the historical trading ratio between Rubbermaid common stock and Newell common stock based on the closing market price per share of Rubbermaid common stock relative to the closing market price per share of Newell common stock on October 16, 1998 and during the periods of 30 days, 90 days, six months, one year and two years prior to October 19, 1998. This analysis yielded a trading ratio of 0.5379 on October 16, 1998 and

                                                                      THE MERGER
average historical trading ratios of 0.5390 over the 30-day period, 0.5991 over the 90-day period, 0.6166 over the six-month period, 0.6128 over the one-year period and 0.6580 over the two-year period, compared with the merger exchange ratio of 0.7883.

  The foregoing summary does not purport to be a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description. Baird believes that its analyses must be considered as a whole, and that selecting portions of those analyses without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in Baird's analysis. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

  Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Newell retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of Newell and Rubbermaid for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

  Pursuant to an engagement letter dated October 1, 1998 between Newell and Baird, Newell agreed to pay Baird a fee of $1.0 million, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in its opinion and a transaction fee, payable upon consummation of the merger, equal to $9.0 million. In the engagement letter, which was negotiated between Newell and Baird, Newell has also agreed to reimburse Baird for its reasonable out-of-pocket expenses. Newell has also agreed to indemnify Baird, its affiliates and their respective directors, officers, partners, employees, agents and controlling person against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided financial advisory services to Newell in connection with various acquisitions and divestitures, and served as a co-manager in Newell's Convertible Quarterly Income Preferred Securities. Since January 1, 1997, Baird received aggregate compensation of approximately $7.0 million for these services. Baird may provide investment banking services to Newell and its subsidiaries in the future.

Opinion of Financial Advisor to Rubbermaid

  On October 19, 1998, Goldman Sachs delivered its oral opinion (which was subsequently confirmed in writing as of October 20, 1998) to the Rubbermaid Board to the effect that, as of the date of that opinion and based upon and subject to the various considerations set forth in that opinion, the merger exchange ratio of 0.7883 was fair, from a financial point of view, to holders of Rubbermaid common stock.

  The full text of the opinion of Goldman Sachs, dated as of October 20, 1998, which sets forth the assumptions made, procedures followed and matters considered in, and the limitations on, the review undertaken in connection with its opinion, is attached as Annex D and incorporated in this document by reference. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the Rubbermaid Board in connection with its consideration of the transaction contemplated by the merger agreement and the opinion does not constitute a recommendation as to how holders of Rubbermaid common stock should vote with respect to the transaction.

THE MERGER

  In connection with its opinion, Goldman Sachs reviewed, among other things: the merger agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Rubbermaid and Newell for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Rubbermaid and Newell; certain other communications from Rubbermaid and Newell to their respective stockholders; certain internal financial analyses and forecasts for Rubbermaid and Newell prepared by the management of Rubbermaid, including certain projected cost savings and operating synergies expected to result from the transaction contemplated by the merger agreement; and certain internal financial analyses and forecasts for Newell prepared by the management of Newell. Goldman Sachs also held discussions with members of the senior managements of Rubbermaid and Newell regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of Rubbermaid and Newell, respectively. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Rubbermaid common stock and shares of Newell common stock, compared certain financial and stock market information for Rubbermaid and Newell with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the consumer products industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all the financial and other information reviewed by Goldman Sachs and assumed this accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of Rubbermaid, that the internal financial forecasts prepared by the managements of Rubbermaid and Newell, and the synergies expected to result from the merger were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Rubbermaid and Newell, as the case may be. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Rubbermaid or Newell or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed, with Rubbermaid's consent, that the transaction contemplated by the merger agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles.

  The following is a summary of all material financial analyses reviewed by Goldman Sachs with the Rubbermaid Board on October 19, 1998 in connection with providing its opinion.

  Historical Stock Trading Analysis. Goldman Sachs reviewed the stock price and trading volume of Rubbermaid common stock and Newell common stock for the ten year period ended September 30, 1998 and for the one year period ended October 16, 1998, as well as the price to earnings per share ratio history of Rubbermaid and Newell for the five year period ended September 30, 1998. Goldman Sachs also reviewed the indexed stock price of Rubbermaid common stock, Newell common stock, the S&P 500 and a composite of five companies in the consumer products industry for the same two periods. The "five comparison companies" in the composite consisted of The Black & Decker Corporation, Fortune Brands, Inc., The Gillette Company, Premark lnternational, Inc. and Tupperware Corporation.

  In connection with its historical stock trading analysis, Goldman Sachs noted that for the one year and three year periods ended October 16, 1998, the common stock of Rubbermaid and Newell had the following weighted average trading prices:

                                       One Year               Three Years
                               ------------------------ ------------------------
                               (ended October 16, 1998) (ended October 16, 1998)
      Rubbermaid..............          $28.11                   $26.62
      Newell..................          $45.81                   $37.19

  Review of Summary Financial Information. Goldman Sachs reviewed certain historical financial information for Rubbermaid for the years ended December 31, 1994 through 1997, for the

                                                                      THE MERGER
twelve month period ended September 30, 1998 and the "Rubbermaid estimates," which consisted of estimates for Rubbermaid for the years ended December 31, 1998 through 2001, provided by Rubbermaid management. Goldman Sachs also reviewed certain historical financial information for Newell for the years ended December 31, 1994 through 1997, for the twelve month period ended August 31, 1998 and the "Newell estimates," which consisted of estimates for Newell for the years ended December 31, 1998 through 1999, provided by Newell management, and estimates for Newell for the years ended December 31, 2000 through 2001, prepared by Rubbermaid management.

  Publicly Traded Company Analysis. Goldman Sachs reviewed and compared certain financial information relating to Rubbermaid and Newell to corresponding financial information, ratios and public market multiples of the five comparison companies. Goldman Sachs' analyses, the order of which does not necessarily reflect their relative significance, indicated that:

 . enterprise value as a multiple of estimated 1998 net sales, as reported in publicly available equity research, ranged from 0.8x to 5.1x, with a median of 1.2x and a mean of 2.0x, for the five comparison companies, compared to 1.7x for Rubbermaid and 2.3x for Newell;

 . EBIT, excluding extraordinary and one-time charges/gains, as reported in publicly available equity research, ranged from 8.8x to 20.5x, with a median of 11.7x and a mean of 12.6x, for the five comparison companies, compared to 14.2x for Rubbermaid and 15.5x for Newell;

 . based on estimates provided by the Institutional Broker Estimate System as of October 16, 1998, 1998 price to earnings multiples ranged from 14.2x to 35.1x, with a median of 17.6x and a mean of 20.3x, for the five comparison companies, compared to 21.6x for Rubbermaid and 22.6x for Newell;

 . based on the Institutional Broker Estimate System's estimates as of October
  16, 1998, 1999 price to earnings multiples ranged from 11.3x to 29.8x, with a median of 15.5x and a mean of 17.1x, for the five comparison companies, compared to 17.7x for Rubbermaid and 19.7x for Newell;

 . the Institutional Broker Estimate System's estimated five-year projected earnings per share growth rates ranged from 12% to 17%, with a median of 13% and a mean of 14%, for the five comparison companies, compared to 13% for Rubbermaid and 15% for Newell; and

 . the ratios of 1998 price to earnings multiples to the Institutional Broker
  Estimate System's five-year projected earnings per share growth rates ranged from 1.1x to 2.1x, with a median of 1.3x and a mean of 1.5x, for the five comparison companies, compared to l.7x for Rubbermaid and 1.5x for Newell.

  Potential Future Stock Price Analysis. Using a range of current year price to earnings ratios of 16.0x to 22.0x and the Rubbermaid estimates for earnings per share, Goldman Sachs calculated a range of potential future stock prices for Rubbermaid on a stand-alone basis for the period 1998 through 2001, which ranged from $16 to $43 per share. Using the same range of price to earnings ratios and earnings per share estimates and a discount rate of 12%, Goldman Sachs calculated the present values of these potential future stock prices for Rubbermaid, which ranged from $16 to $31 per share.

  Discounted Cash Flow Analysis. Based on the Rubbermaid estimates, Goldman Sachs performed a discounted cash flow analysis of Rubbermaid on a stand-alone basis. Using a range of discount rates of 9.0% to 13.0%, based on an estimated weighted average cost of capital for Rubbermaid, and multiples of 2003 EBIT of 11.0x to 15.0x, Goldman Sachs calculated the net present value of the estimated future cash flows of Rubbermaid as of December 31, 1998. Based on these parameters, Goldman Sachs calculated the enterprise value of Rubbermaid to range from $4.1 billion to $6.4 billion and its per share equity value to range from $24.37 to $39.12.

  In addition, based on the Newell estimates, Goldman Sachs performed a discounted cash flow analysis of Newell on a stand-alone basis. Using a range of discount rates of 9.0% to 13.0%, based on an estimated weighted average cost of capital for Newell, and multiples of 2003 EBIT of 13.0x to 17.0x, Goldman Sachs calculated the net present value of the estimated future cash flows of Newell as of December 31, 1998. Based on these parameters, Goldman Sachs calculated the enterprise value of

THE MERGER

Newell to range from $8.6 billion to $13.7 billion and its per share equity value to range from $45.08 to $76.59.

  Comparison of Selected Transactions. Goldman Sachs reviewed certain publicly available information relating to 55 selected transactions in the consumer products industry from 1983 to 1998 ranging in levered consideration from $24 million to $7 billion. This analysis indicated that for those selected transactions, with certain data points not being publicly available, levered consideration as a multiple of the latest twelve months' sales, EBITDA and EBIT were as follows:

                                                                   Selected
                                                                 Transactions
                                                               Multiple of the
                                                                Latest Twelve
                                                                   Months':
                                                              ------------------
                                                              Sales EBITDA EBIT
                                                              ----- ------ -----
Low.......................................................... 0.3x   4.7x   5.8x
High......................................................... 4.1x  69.6x  26.6x
Median....................................................... 1.1x   8.7x  13.6x
Mean......................................................... 1.3x  12.8x  13.7x

  Goldman Sachs also calculated similar multiples implied by the merger based on a price per share of Newell common stock of $46.94, the closing price on the New York Stock Exchange on October 16, 1998, the corresponding implied value of $37.00 per share of Rubbermaid common stock, applying the merger exchange ratio, and the Rubbermaid estimates. See "Comparative Per Share Market Price and Dividend Information" for more recent closing price information. Based on the foregoing, Goldman Sachs noted that the implied levered consideration as a multiple of Rubbermaid's 1998 estimated sales, EBITDA and EBIT were as follows:

              Rubbermaid 1998 Implied Merger Multiple:
              ----------------------------------------

              Sales            EBITDA           EBIT
              -----            ------           ----
              2.4x             15.0x            22.3x

  On the same basis, Goldman Sachs also noted that the implied equity value as a multiple of book value, as of August 31, 1998, and 1998 estimated earnings per share were 5.3x and 36.8x, respectively.

  Review of Implied Transaction Premiums. Goldman Sachs reviewed certain implied transaction premiums for Rubbermaid based on the merger exchange ratio. Goldman Sachs noted that, based on a price per share of Newell common stock of $46.94, the closing price on October 16, 1998, and a corresponding implied value of $37.00 per share of Rubbermaid common stock, applying the merger exchange ratio, the implied premiums per share of Rubbermaid common stock resulting from the merger were 47%, 32%, 5% and 66%, as compared with the closing price of Rubbermaid common stock of $25.25 on October 16, 1998, the weighted average trading price of $28.11 for the one year period ended October 16, 1998, the 52-week high price of $35.13, and the 52-week low price of $22.25, respectively.

  Exchange Ratio Analysis. Goldman Sachs reviewed the exchange ratio history for the five-year period ending September 30, 1998 and calculated the implied historical exchange ratios of Rubbermaid common stock and Newell common stock for the periods set forth below based on the closing share prices and weighted averages as of or through October 16, 1998.

                                                                        Implied
                                                                        Exchange
      Period                                                             Ratio
      ------                                                            --------
      October 16, 1998.................................................  0.538
      One week ended October 16, 1998..................................  0.511
      One month ended October 16, 1998.................................  0.515
      Three months ended October 16, 1998..............................  0.563
      Six months ended October 16, 1998................................  0.614
      Nine months ended October 16, 1998...............................  0.610
      One year ended October 16, 1998..................................  0.614
      Three years ended October 16, 1998...............................  0.716

                                                                      THE MERGER

  Pro Forma Ownership and Contribution Analysis. Goldman Sachs noted that, based on the merger exchange ratio and including outstanding stock options according to the treasury method, existing shareholders of Rubbermaid would own approximately 40.5% of the combined company and existing shareholders of Newell would own approximately 59.5% of the combined company.

  Goldman Sachs reviewed certain historical and estimated future operating and financial information including, among other things, sales, EBITDA, EBIT, and net income for Rubbermaid, Newell and the pro forma combined company resulting from the merger, based on publicly available information, the Rubbermaid estimates and the Newell estimates. Goldman Sachs also analyzed the relative income statement and balance sheet contribution of Rubbermaid and Newell to the combined company on a pro forma basis. These analyses, the order of which does not necessarily reflect their relative significance, indicated the following contribution by Rubbermaid to the combined company for the following periods:

                                                                Rubbermaid's
                                                                Contribution
                                                                 to Combined
                                                                   Company
                                                                --------------
                                                                 1998    1999
                                                                ------  ------
      Sales....................................................   40.5%   38.9%
      EBITDA...................................................   34.4%   35.2%
      EBIT.....................................................   30.3%   34.1%
      Net Income...............................................   35.1%   34.8%
      Net Income (Based on the Institutional Broker Estimate
       System's Estimates).....................................   34.2%   36.7%

  Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the merger on an earnings per share basis to the holders of Newell common stock based on the merger exchange ratio. In addition to the Rubbermaid estimates and the Newell estimates, two sets of assumptions were used in the analyses, each of which was provided by Rubbermaid management, regarding the synergies resulting from the merger. The first set of assumptions, the "base case synergy estimates," assumed that the combined company would realize synergies of $75 million, $150 million and $250 million in 1999, 2000 and 2001, respectively. The second set of assumptions, the "upside case synergy estimates," assumed that the combined company would realize synergies of $100 million, $200 million and $300 million in 1999, 2000 and 2001, respectively.

  Goldman Sachs analyses indicated that:

    (1) in 1999, the merger would be dilutive to Newell's earnings per share under both the base case synergy estimates and the upside case synergy estimates; and

    (2) in 2000 and 2001, the merger would be accretive to Newell's under both the base case synergy estimates and the upside case synergy estimates.

  Illustrative Future Market Trading Prices Analysis. Goldman Sachs calculated potential market trading prices for the common stock of the combined company and the implied per share value to holders of Rubbermaid common stock. Goldman Sachs multiplied potential price to earnings multiples for the combined company ranging from 21.0x to 25.0x by the estimated earnings per share for the combined company, which was calculated based upon the Rubbermaid estimates, the Newell estimates and the merger exchange ratio. These analyses were performed for the years 1999 to 2001 under the two synergy cases referred to above. Goldman Sachs noted that, under the base case synergy estimates, the potential future stock prices for the combined company ranged from $48.05 to $83.41 and the implied value per share to holders of Rubbermaid common stock ranged from $37.88 to $65.75. Goldman Sachs also noted that, under the upside case synergy estimates, the potential future stock prices for the combined company ranged from $49.15 to $86.01 and the implied value per share to holders of Rubbermaid common stock ranged from $38.74 to $67.81. Goldman Sachs also calculated

THE MERGER
the present value of these potential future stock prices based on a discount rate of 12%. Under the base case synergy estimates, the analyses resulted in a range of present values of the potential future stock prices for the combined company of $42.90 to $59.37, and an implied value per share to holders of Rubbermaid common stock of $33.82 to $46.80. Under the upside case synergy estimates, the analyses resulted in a range of present values of the potential future stock prices for the combined company of $43.88 to $61.22 and an implied value per share to holders of Rubbermaid common stock of $34.59 to $48.26.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its fairness opinion, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all these analyses. No company or transaction used in the above analyses as a comparison is identical to Rubbermaid, Newell or the combined company. The analyses were prepared solely for the purpose of Goldman Sachs providing its opinion to the Rubbermaid Board and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Rubbermaid, Newell and Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. See "Forward-Looking Statements May Prove Inaccurate." As described above, Goldman Sachs' opinion to the Rubbermaid Board was one of many factors taken into consideration by the Rubbermaid Board in making its determination to approve the merger agreement.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placement and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Rubbermaid having provided certain investment banking services to Rubbermaid from time to time, including having acted as its financial advisor in connection with the sale of Rubbermaid's office products business in June 1997 and the acquisition of Curver Consumer Products in November 1997 for which it received aggregate consideration of approximately $5.2 million. Goldman Sachs also acted as Rubbermaid's financial advisor in connection with, and participated in certain of the negotiations leading to, the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Newell from time to time, including having acted as lead manager in the offering of $500 million of 5.25% Convertible Quarterly Income Preferred Securities in December 1997 for which it received underwriting commissions of $6.1 million. Goldman Sachs may provide investment banking services to Newell and its subsidiaries in the future.

  Pursuant to a letter agreement dated September 28, 1998, Rubbermaid engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of that letter agreement, which was negotiated by Rubbermaid and Goldman Sachs, Rubbermaid has agreed to pay Goldman Sachs a transaction fee, upon consummation of the merger, of (1) 0.33% of the aggregate consideration paid in the merger, including any amounts for outstanding indebtedness for borrowed money, plus (2) an additional 0.37% for any portion of the aggregate consideration paid in the transaction as a result of the per share amount being in excess of $40 per share for Rubbermaid's outstanding common stock, on a fully-diluted basis, but only for the amount in excess of $40 per share. For purposes of determining aggregate consideration, the value of the Newell common stock to be

                                                                      THE MERGER
received in the merger will be based upon the average of the last sales prices for Newell common stock on the five trading days ending prior to the consummation of the merger. Based on a closing sales price of $41.25 of Newell common stock on December 31, 1998 and Rubbermaid's outstanding indebtedness, Goldman Sachs' transaction fee would equal approximately $17.7 million. In addition, under certain circumstances, Goldman Sachs will be entitled to 15% of any termination fees paid to Rubbermaid. Rubbermaid has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses including the fees and disbursements of its attorneys, and to indemnify Goldman Sachs and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

THE MERGER

                  MATERIAL PROVISIONS OF THE MERGER AGREEMENT

General

  This section of the joint proxy statement/prospectus describes all of the material provisions of the merger agreement. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Closing; Effective Time

  The closing of the merger will take place at 10:00 a.m. on a date which will be no later than the second business day after satisfaction or waiver of the conditions set forth in the merger agreement, unless another time or date is agreed to by Newell and Rubbermaid.

  Subject to the provisions of the merger agreement, as soon as practicable on or after the date of the merger, Newell and Rubbermaid will file a Certificate of Merger and other appropriate documents with the Secretary of State of Ohio in accordance with the relevant provisions of Ohio law. The merger will become effective when the Certificate of Merger is filed with the Secretary of State of Ohio, or at such later time as Newell and Rubbermaid specify in the Certificate of Merger.

Directors and Officers of Rubbermaid after the Merger

  Under the merger agreement, the directors of Newell's merger subsidiary immediately prior to the merger will be the initial directors of Rubbermaid at and after the merger, and the officers of Rubbermaid immediately prior to the merger will be the initial officers of Rubbermaid at and after the merger.

Consideration to be Received in the Merger

  Conversion of Rubbermaid common stock. At the time of and by virtue of the merger, and without any action on the part of any stockholder of either Rubbermaid or Newell's merger subsidiary, each issued and outstanding share of Rubbermaid common stock will be converted into the right to receive 0.7883 of a validly issued, fully paid and nonassessable share of Newell common stock. Shares of Rubbermaid common stock to be canceled as described below and shares that are owned by dissenting stockholders that have properly exercised appraisal rights pursuant to Section 1701.85 of the Ohio law will not be converted into shares of Newell common stock in the merger.

  Any share of Rubbermaid common stock owned by Newell or Newell's merger subsidiary or held by Rubbermaid as treasury stock will be automatically canceled and retired in the merger and will cease to exist, and no securities of Newell or other consideration will be delivered in exchange for those shares.

  At the completion of the merger, all shares of Rubbermaid common stock will no longer be outstanding, will automatically be canceled and retired and will cease to exist. Each holder of shares of Rubbermaid common stock will cease to have any rights with respect to those shares, except the right to receive the shares of Newell common stock and cash, if any, in lieu of fractional shares of Newell common stock, in accordance with the terms of the merger agreement.

  At the completion of the merger, each share of common stock of Newell's merger subsidiary issued and outstanding immediately prior to the merger will be converted into one share of Rubbermaid common stock.

                                     MATERIAL PROVISIONS OF THE MERGER AGREEMENT

  Dissenters' Shares. No dissenting stockholder will be entitled to any shares of Newell common stock or cash in lieu of fractional shares or other distributions unless and until the dissenting stockholder fails to perfect or otherwise effectively withdraws or loses its dissenters' rights under Ohio law. Shares of Rubbermaid common stock in respect of which dissenters' rights have been exercised shall be treated in accordance with Section 1701.85 of the Ohio law. If any person who otherwise would be deemed a dissenting stockholder fails to properly perfect or has effectively withdrawn or lost the right to dissent with respect to any shares of Rubbermaid common stock, those shares will be treated as though they had been converted at the time of the merger into the right to receive shares of Newell common stock and cash, if any, in lieu of fractional shares of Newell common stock. See also "The Merger--Appraisal and Dissenters' Rights."

Conversion of Shares; Procedures for Surrender of Certificates;
 Book-Entry Registration; Fractional Shares

  The conversion of Rubbermaid common stock into the right to receive Newell common stock will occur automatically at the effective time of the merger. As soon as practicable after the effective time of the merger, First Chicago Trust Company of New York, Newell's Exchange Agent for the merger, will send a transmittal letter to each former Rubbermaid stockholder. The transmittal letter will contain instructions with respect to the surrender by Rubbermaid stockholders of their Rubbermaid stock certificates. Rubbermaid stockholders and Newell stockholders should not return stock certificates with the enclosed proxy. Unless they request that a physical stock certificate representing their Newell shares be mailed to them, Rubbermaid stockholders will not be sent stock certificates representing the shares of Newell common stock to be issued to them in the merger. Instead, their shares of Newell common stock will be registered in book-entry form. Book-entry ownership, through the Direct Registration System, is a form of direct stock ownership. The Exchange Agent will mail to each Rubbermaid stockholder who properly completes and returns a letter of transmittal and surrenders his or her Rubbermaid stock certificate an account statement reflecting that stockholder's ownership of the shares of Newell common stock issued to that stockholder in the merger. Rubbermaid stockholders will have the option, after they have received their account statement, of requesting that a physical stock certificate representing their Newell shares be mailed to them. Instructions for requesting a stock certificate will be included with each Rubbermaid stockholder's account statement. Rubbermaid stockholders may also request that a stock certificate be issued to them by calling the Exchange Agent toll-free at 1-800-935-9330. Rubbermaid stockholders will still be the direct owner of their shares of Newell common stock and will receive all dividends and communications directly from Newell. The Exchange Agent, which is also Newell's transfer agent, will periodically mail to Rubbermaid stockholders whose shares of Newell common stock are registered in book-entry form a statement reflecting the number of shares owned by those stockholders.

  After the merger, each certificate that previously represented shares of Rubbermaid common stock will represent only the right to receive Newell common stock into which those Rubbermaid shares were converted in the merger and the right to receive cash in lieu of fractional shares of Newell common stock as described below.

  Holders of certificates previously representing shares of Rubbermaid common stock will not be paid dividends or distributions on the Newell common stock into which their Rubbermaid shares have been converted with a record date after the merger, and will not be paid cash in lieu of fractional shares of Newell common stock, until their certificates are surrendered to the Exchange Agent. When their certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Newell common stock payable as described below will be paid without interest.

  In the event of a transfer of ownership of Rubbermaid common stock that is not registered in the records of Rubbermaid's transfer agent, a book-entry may be made in the name of, or a certificate representing the proper number of shares of Newell common stock may be issued to, a person other

MATERIAL PROVISIONS OF THE MERGER AGREEMENT than the person in whose name the certificate so surrendered is registered. However, the certificate must be properly endorsed or otherwise in proper form for transfer and the person requesting a book-entry or certificate issuance must either (1) pay any transfer or other taxes required by reason of the issuance of shares of Newell common stock to a person other than the registered holder of that certificate or (2) establish to the satisfaction of Newell that those taxes have been paid or are not applicable.

  All shares of Newell common stock issued upon conversion of shares of Rubbermaid common stock and any cash paid in lieu of fractional shares of Newell common stock will be deemed to have been issued or paid in full satisfaction of all rights pertaining to those shares of Rubbermaid common stock. Newell, however, will still be obligated to pay any dividends or make any other distributions with a record date prior to the merger that have been declared or made by Rubbermaid on shares of Rubbermaid common stock on or prior to the merger and which remain unpaid at the time of the merger.

  No fractional share of Newell common stock will be issued to any Rubbermaid stockholder upon surrender of certificates previously representing Rubbermaid common stock. Instead, the Exchange Agent will pay to each of those stockholders an amount in cash equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the closing price for a share of Newell common stock on the New York Stock Exchange Composite Transaction Tape on the date the merger is completed.

Representations and Warranties

  The merger agreement contains certain mutual representations and warranties by each of Newell, Newell's merger subsidiary and Rubbermaid relating to, among other things:

  . corporate organization, standing and power;

  . subsidiaries;

  . capitalization;

  . authorization, execution, delivery, performance and enforceability of, required consents, approvals, orders and authorizations of governmental authorities relating to, and noncontravention of certain agreements as a result of, the merger agreement;

  . documents filed by each of Newell and Rubbermaid with the Securities and Exchange Commission and other regulatory entities, the accuracy of information contained in those documents and the absence of undisclosed liabilities of each of Newell and Rubbermaid;

  . the accuracy of information supplied by each of Newell and Rubbermaid in connection with this joint proxy statement/prospectus and Newell's S-4 registration statement of which this joint proxy statement/prospectus forms a part;

  . absence of certain material changes or events with respect to each of Newell and Rubbermaid since December 31, 1997;

  . compliance with applicable laws and litigation;

  . absence of changes in benefit plans since February 1, 1998;

  . matters relating to the Employee Retirement Income Security Act of 1974;

  . tax matters;

  . required stockholder votes in connection with the merger;

  . satisfaction of certain state takeover statutes;

  . treatment of the merger as a pooling of interests for accounting purposes;

                                     MATERIAL PROVISIONS OF THE MERGER AGREEMENT

  . engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

  . lack of ownership by Newell of Rubbermaid common stock or ownership by Rubbermaid of Newell common stock;

  . certain material contracts and noncompetition agreements;

  . opinions of financial advisors;

  . environmental matters; and

  . intellectual property matters, including efforts to resolve any "Year
    2000" computer problems.

Covenants

  Conduct of Business. Pursuant to the merger agreement, Newell and Rubbermaid have each agreed that, except as permitted or contemplated by the merger agreement or as consented to by the other party, during the period from the date of the merger agreement to the effective time of the merger, each party will, and will cause its subsidiaries to:

  . carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations;

  . use all reasonable efforts to preserve intact their current business organizations, other than internal organizational realignments;

  . use all reasonable efforts to keep available the services of their current officers and other key employees; and

  . preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the time of the merger.

  The merger agreement provides that Rubbermaid and its subsidiaries and Newell and its subsidiaries will not take any action outside of the parameters specified in the merger agreement relating to the following matters:

  . amending its organizational documents;

  . issuing, selling or encumbering any shares of capital stock or options to acquire any shares of capital stock;

  . selling, leasing or encumbering property or assets;

  . declaring or paying dividends or recapitalizing or redeeming its capital stock;

  . making acquisitions; or

  . taking any action that would cause the representations and warranties regarding absence of certain changes or events in the merger agreement to no longer be true.

  In addition, Rubbermaid and its subsidiaries have further covenanted that they will not amend or modify Rubbermaid's Rights Agreement or license or otherwise dispose of any rights in Rubbermaid's material trademarks.

  Coordination of Dividends. Subject to certain accounting requirements relating to pooling of interests accounting treatment for the merger, Newell and Rubbermaid will coordinate with the other regarding the declaration and payment of dividends in respect of the Newell common stock and the Rubbermaid common stock and the record dates and payment dates relating to those dividends. Newell's and Rubbermaid's intention in that regard is that no holder of Newell common stock or Rubbermaid common stock shall receive two dividends, or fail to receive one dividend, for any single

MATERIAL PROVISIONS OF THE MERGER AGREEMENT calendar quarter with respect to its shares, including shares of Newell common stock that a holder receives in exchange for shares of Rubbermaid common stock in the merger.

  No Solicitation. The merger agreement provides that Rubbermaid and Newell will not, and will not authorize or permit any of their officers, directors, employees or representatives to, directly or indirectly:

    (1) solicit, initiate or encourage, or take any other action designed to facilitate, any inquiries or the making of any takeover proposal, which is defined below; or

    (2) participate in any discussions or negotiations regarding any takeover proposal.

However, if either Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its stockholders under applicable law, Rubbermaid or Newell, as the case may be, in response to a superior proposal, which is defined on page 52, and subject to providing written notice of its decision to take such action to the other party and compliance with its obligation to advise the other party of any request for information or of any takeover proposal, may:

    (1) furnish information with respect to it to any person making a superior proposal pursuant to a confidentiality agreement that is no less restrictive than the confidentiality agreement between Rubbermaid and Newell; and

    (2) participate in discussions or negotiations regarding the superior proposal.

  A "takeover proposal" is any inquiry, proposal or offer from any person relating to any:

  . direct or indirect acquisition or purchase of a business that constitutes
    15% or more of the net revenues, net income or the assets of Rubbermaid or Newell, as the case may be, and its subsidiaries, taken as a whole;

  . direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Rubbermaid or Newell, as the case may be, and its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Rubbermaid or Newell, as the case may be, and its subsidiaries, taken as a whole;

  . tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of any equity securities of Rubbermaid or Newell, as the case may be, or any of their respective subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Rubbermaid or Newell, as the case may be, and its subsidiaries taken as a whole; or

  . merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Rubbermaid or Newell, as the case may be, or any of their respective subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Newell or Rubbermaid, as the case may be, and its subsidiaries taken as a whole.

  Except as expressly permitted by the merger agreement, neither the Rubbermaid Board nor the Newell Board, nor any committee of either Board, will:

  . withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by that Board or that committee of the merger or the merger agreement;

  . approve or recommend or propose publicly to approve or recommend any takeover proposal; or

  . cause either Rubbermaid or Newell, as the case may be, to enter into any acquisition agreement related to any takeover proposal, including any letter of intent, agreement in principle or other similar agreement.

However, that Board, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a superior proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its stockholders under applicable law, may terminate the merger agreement, solely in order to enter into an acquisition agreement with respect to any superior

                                     MATERIAL PROVISIONS OF THE MERGER AGREEMENT
proposal, but only after the third business day following the other party's receipt of written notice advising it that Board is prepared to accept a superior proposal and only if, during the three day period, Rubbermaid or Newell, as the case may be, has negotiated in good faith with the other party to change the terms of the merger agreement to enable the parties to proceed with the merger. If the party that receives notice does not agree to change the terms of the merger agreement, the other party may terminate the merger agreement and enter into the acquisition agreement relating to the superior proposal. A "superior proposal" is any proposal made by a third party to acquire, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of either Rubbermaid common stock or Newell common stock, as the case may be, or all or substantially all the assets of Rubbermaid or Newell and otherwise on terms which the relevant Board determines in its good faith judgment, based on the advice of a financial advisor of nationally recognized reputation, to be more favorable to that company's stockholders than the Newell-Rubbermaid merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the relevant Board, is reasonably capable of being obtained by that third party. Newell and Rubbermaid have agreed to immediately advise the other of any request for information or any takeover proposal and to keep the other informed of the status of any request for information or any takeover proposal.

Additional Agreements

  Stock Options, Performance Shares and Restricted Stock. At the time of the merger, each outstanding employee stock option under Rubbermaid's stock plans, which include employee incentive and benefit plans, programs and arrangements and non-employee director plans currently maintained by Rubbermaid, will be converted into an option to purchase the number of shares of Newell common stock equal to the merger exchange ratio multiplied by the number of shares of Rubbermaid common stock which could have been obtained prior to the merger upon the exercise of that Rubbermaid option. The converted option will have an exercise price per share equal to the exercise price for each share of Rubbermaid common stock subject to the converted option divided by the merger exchange ratio. Upon completion of the merger, Newell will assume the obligations of Rubbermaid under Rubbermaid's stock plans. The other terms of each converted option, and the plans under which they were issued, will continue to apply in accordance with their terms. See "The Merger--Interests of Certain Persons in the Merger."

  At the time of the merger each outstanding award, including restricted stock, deferred stock and performance shares, under any of Rubbermaid's stock plans, will be converted into the same instrument of Newell. The awards will be converted, in each case, only with those adjustments to the terms of the awards as are necessary to preserve the value inherent in the awards with no detrimental effects on the holders of the awards. Newell will assume the obligations of Rubbermaid under those awards. The other terms of each of the Rubbermaid awards, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms.

  Rubbermaid and Newell have agreed that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans will be amended, to the extent necessary, to reflect the transactions contemplated by the merger agreement, including the conversion of shares of Rubbermaid common stock held or to be awarded or paid pursuant to their benefit plans, programs or arrangements into shares of Newell common stock on a basis consistent with the transactions contemplated by the merger agreement. Furthermore, Rubbermaid and Newell have agreed to submit the amendments to these plans, programs and arrangements to their respective stockholders, if their submission is determined to be necessary by either company's legal counsel after consultation with one another, although stockholder approval is not a condition to completing the merger.

MATERIAL PROVISIONS OF THE MERGER AGREEMENT

  Newell will reserve for issuance the number of shares of Newell common stock that will become subject to the benefit plans, programs and arrangements referred to in the preceding three paragraphs. Newell will also issue or cause to be issued the appropriate number of shares of Newell common stock pursuant to those plans, programs and arrangements, upon the exercise or maturation of rights existing under those plans at the time of the merger. No later than the effective time of the merger, Newell will prepare and file with the Securities and Exchange Commission a registration statement registering a number of shares of Newell common stock issuable under the Rubbermaid awards described above and upon the exercise of Rubbermaid stock options converted in the merger.

  Indemnification and Insurance. Newell will, to the fullest extent legally permitted, indemnify each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the merger, an officer, director or employee of Rubbermaid or any of its subsidiaries against any losses, expenses, claims, damages or liabilities:

    (1) arising out of acts or omissions occurring at or before the merger that are based on or arise out of the fact that that person is or was a director, officer or employee of Rubbermaid or any of its subsidiaries or served as a fiduciary under or with respect to any Rubbermaid employee benefit plan; and

    (2) to the extent they are based on or arise out of the transactions contemplated by the merger agreement.

In addition, from and after the effective time of the merger, directors and officers of Rubbermaid who become directors or officers of Newell will be entitled to indemnification under each of Newell's certificate of incorporation and bylaws, as they may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Newell.

  In the event that Newell or any of its successors or assigns:

    (1) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of that consolidation or merger; or

    (2) transfers or conveys all or substantially all of its properties and assets to any person;

proper provision will be made so that the successors and assigns of Newell assume the obligations described under this section.

  For six years after the merger, Newell will maintain in effect Rubbermaid's current directors' and officers' liability insurance covering acts or omissions occurring prior to the merger with respect to those persons who are currently covered by Rubbermaid's directors' and officers' liability insurance policy on terms with respect to that coverage and amount no less favorable than those of Rubbermaid's policy in effect on the date of the merger agreement. However, Newell may substitute policies of Newell or its subsidiaries containing terms with respect to coverage and amount no less favorable to those Rubbermaid directors or officers. Newell will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Rubbermaid in 1998. However, if the annual premiums of that insurance coverage exceed that amount, Newell will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Newell Board, for a cost up to but not exceeding that amount. In addition, for six years after the merger, Newell will maintain in effect Rubbermaid's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under any Rubbermaid benefit plan with coverages and in amounts no less favorable than those of Rubbermaid's policy in effect on the date of the merger agreement.

  Fees and Expenses. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, except that Rubbermaid and Newell will each pay one-half of the costs of printing and filing Newell's S-4 registration statement relating to this joint proxy statement/prospectus.
                                     MATERIAL PROVISIONS OF THE MERGER AGREEMENT

  In the event that:

    (1) the merger agreement is terminated by Rubbermaid or Newell in order to enter into a superior proposal; or

    (2) while a takeover proposal has been made for Rubbermaid or Newell and not publicly withdrawn, its stockholders fail to adopt, in the case of Rubbermaid, the merger agreement, or approve, in the case of Newell, the share issuance proposal, and Rubbermaid or Newell, as the case may be, terminates the merger agreement and enters into or consummates a takeover proposal within 18 months after termination of the merger agreement;

the terminating party will, within two days of entering into or consummating the takeover proposal, pay the non-terminating party a fee equal to $140 million. Solely for purposes of clause (2) in the preceding sentence, takeover proposal has a meaning in which 35% is substituted for each 15% reference in the definition of takeover proposal on page 51.

  Affiliates. Each of Rubbermaid and Newell has agreed to provide to the other party not less than 45 days prior to the merger a list of names and addresses of each person who, in the reasonable judgment of Rubbermaid or Newell, as the case may be, is an affiliate within the meaning of Rule 145 under the Securities Act of 1933 or otherwise applicable accounting releases of the Securities and Exchange Commission with respect to pooling of interests accounting treatment. Newell and Rubbermaid have also agreed to deliver to each other not less than 30 days prior to the merger an affiliate letter in the forms attached as exhibits to the merger agreement, executed by each of their affiliates. Newell will be entitled to place legends on the certificates evidencing the Newell common stock to be received by Rubbermaid's affiliates and to issue appropriate stop transfer instructions to the transfer agent for the Newell common stock, consistent with the terms of the affiliate letters. See "The Merger--Federal Securities Law Consequences; Stock Transfer Restriction Agreements."

  New York Stock Exchange Listing. Newell will use its reasonable best efforts to cause the Newell common stock issuable to the Rubbermaid stockholders in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

  Stockholder Litigation. Newell and Rubbermaid will give the other reasonable opportunity to participate in the defense of any stockholder litigation against Newell or Rubbermaid and their respective directors relating to the merger.

  Tax Treatment. Newell and Rubbermaid will use reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Code and to obtain the opinions of counsel referred to in "The Merger--Material Federal Income Tax Consequences."

  Pooling of Interests. Rubbermaid and Newell have each agreed that during the period between the date of the merger agreement and the effective time of the merger they will use their reasonable best efforts to cause the merger to be accounted for as a pooling of interests and will not knowingly take any action that would cause that accounting treatment not to be obtained.

  Standstill Agreements; Confidentiality Agreements. During the period from the date of the merger agreement through the effective time of the merger, neither Rubbermaid nor Newell will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party, other than:

  . a confidentiality agreement, dated October 2, 1998, entered into between Rubbermaid and Newell, pursuant to its terms or by written agreement of Rubbermaid and Newell;
  . confidentiality agreements under which Rubbermaid or Newell, as the case may be, does not provide any confidential information to third parties; or
  . standstill agreements that do not relate to the equity securities of Rubbermaid or any of its subsidiaries or Newell or any of its subsidiaries, as the case may be.

During that period, Rubbermaid or Newell, as the case may be, will enforce, to the fullest extent permitted under applicable law, the provisions of each of those agreements, including by obtaining injunctions to prevent any violations of those agreements and to enforce specifically the terms and

MATERIAL PROVISIONS OF THE MERGER AGREEMENT provisions of the agreements in any court of the United States of America or of any state having jurisdiction.

  Employee Benefit Plans. For a period of at least three years after the merger, Newell will, or will cause Rubbermaid to, provide employees of Rubbermaid and its subsidiaries with either benefits that are substantially similar to those provided under Rubbermaid's benefit plans as of the date of the merger agreement or benefits that are substantially similar to those provided to similarly situated employees of Newell. Nevertheless, for a period of at least one year after the merger, Newell will, or will cause Rubbermaid to, provide to each continuing employee of Rubbermaid:

    (1) annual salary compensation in an amount not less than the annual salary compensation which that employee was entitled to receive from Rubbermaid immediately prior to the merger based on that employee's base salary then in effect; and

    (2) payments under incentive bonus and profit sharing plans, including Rubbermaid's ISP Plan, for the year ending December 31, 1999.

  Only for purposes of eligibility to participate, vesting and eligibility for early retirement under Newell's defined benefit pension plans, employees of Rubbermaid at the time of the merger will receive credit under any employee benefit plan, program or arrangement established or maintained by Newell and made available to those employees for service accrued prior to the merger with Rubbermaid.

  Newell and Rubbermaid Operating Facilities. After the merger and in connection with the process of integrating Newell's and Rubbermaid's operations, Newell will conduct a study of all of the operating facilities of Newell and Rubbermaid in an effort to rationalize Newell's combined operations. Any decision as part of this process that would have a significantly negative impact on the communities in which the headquarters of each of Rubbermaid's Home, Juvenile, Infant and Commercial operating divisions are located must be approved or ratified by the Newell Board.

  Newell Board of Directors. Prior to the merger, Newell's Board will increase the number of directors comprising the Newell Board at the time of the merger to 15, consisting of nine persons designated by the Chairman of the Nominating Committee of the Newell Board and six persons designated by the Chairman of the Nominating Committee of the Rubbermaid Board and reasonably acceptable to the Chairman of the Nominating Committee of Newell. Newell will cause these persons to become directors of Newell. To accomplish this, Newell will obtain the resignation of two of its directors to permit Rubbermaid's designees to be elected to the Newell Board. The initial designation of Rubbermaid's director designees among the three classes of the Newell Board will be as designated by the Chairman of the Nominating Committee of Newell and reasonably acceptable to the Chairman of the Nominating Committee of Rubbermaid. If, prior to the merger, any Rubbermaid director designee shall decline or be unable to serve on the Newell Board, Rubbermaid shall designate another person to serve in that person's stead. See "Directors and Executive Officers of Newell after the Merger."

  Following the merger, William P. Sovey will continue to serve as Chairman of the Newell Board, John J. McDonough will continue to serve as Vice Chairman of the Newell Board and Chief Executive Officer of Newell, and Wolfgang R. Schmitt will become a Vice Chairman of the Newell Board, in each case, until the earlier of their death, resignation or removal or until their respective successors are elected, as the case may be.

Conditions to the Consummation of the Merger

  Newell's and Rubbermaid's obligations to effect the merger are subject to the satisfaction or waiver of various conditions on or before the date on which the merger is to be effected, which include, in addition to other customary closing conditions, the following:
                                     MATERIAL PROVISIONS OF THE MERGER AGREEMENT

    (1) the Rubbermaid stockholders having approved the merger agreement and the Newell stockholders having approved the share issuance;

    (2) all material governmental, regulatory, judicial or administrative consents, filings, and notices required of Rubbermaid, Newell or any of their subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement having been obtained, made or sent, as the case may be;

    (3) no judgment, order, law or other rule or regulation entered, promulgated, enforced or issued by any court or other governmental or administrative body of competent jurisdiction or other legal restraint or prohibition being in effect:

      (a) preventing the completion of the merger;

      (b) prohibiting or limiting the ownership or operation by Rubbermaid or Newell and their respective subsidiaries of any material portion of the business or assets of Rubbermaid or Newell and their respective subsidiaries taken as a whole, or compelling Rubbermaid or Newell and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Rubbermaid or Newell and their respective subsidiaries, taken as a whole, as a result of the merger; or

      (c) which otherwise might have a material adverse effect on Rubbermaid or Newell, as applicable; provided that Newell and Rubbermaid have each used their reasonable best efforts to prevent the entry of any restraints described above and to quickly appeal any of those restraints that may be entered;

    (4) Newell's S-4 registration statement, of which this joint proxy statement/prospectus forms a part, having become effective under the Securities Act of 1933 and not being the subject of any order, or of any proceeding seeking an order, suspending the effectiveness of the registration statement;

    (5) the shares of Newell's securities to be listed on the New York Stock Exchange and which are issuable to Rubbermaid stockholders in the merger, having been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (6) each of Newell and Rubbermaid having received a letter of its respective independent public accountants, dated the date of the merger, stating that the merger will qualify as a pooling of interests transaction;

    (7) the number of dissenting shares being less than 9% of the total shares of Rubbermaid common stock outstanding on the date of the merger; and

    (8) the waiting or similar period applicable to the completion of the merger under the Hart-Scott-Rodino Act or any applicable foreign antitrust laws having terminated or expired.

  In addition, each of Newell's and Rubbermaid's obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

    (1) the representations and warranties made by the other party in the merger agreement being true on the date of the merger agreement and being true on the date of the merger as if they were made on that date, unless they were originally stated to be true as of a specified earlier date, in which they must still have been true on that date, unless their failure to be true would not have, individually or in the aggregate, a material adverse effect on the other party;

    (2) the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or before the date of the merger;

MATERIAL PROVISIONS OF THE MERGER AGREEMENT

    (3) Newell and Rubbermaid having received from their legal counsel, Schiff Hardin & Waite and Jones, Day, Reavis & Pogue, on the date of the merger, opinions dated that date, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that Newell, Newell's merger subsidiary and Rubbermaid will each be a party to the reorganization within the meaning of
  Section 368(b) of the Internal Revenue Code (see "The Merger--Material Federal Income Tax Consequences"); and

    (4) at any time after the date of the merger agreement no material adverse change having occurred relating to the other party, provided, that this condition shall no longer be applicable for changes relating to Rubbermaid, following the approval of the share issuance by Newell's stockholders, or for changes relating to Newell, following the adoption of the merger agreement by Rubbermaid's stockholders.

  Other than for certain limited exceptions specified in the merger agreement, "material adverse change" and "material adverse effect" mean, when used in connection with Newell or Rubbermaid, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Newell or Rubbermaid and its subsidiaries taken as a whole, and the terms "material" and "materially" have correlative meanings.

Termination, Amendment and Waiver

  The merger agreement may be terminated at any time prior to the completion of the merger;

  . by mutual written consent of Newell and Rubbermaid;

  . by either Newell or Rubbermaid:

      (1) if the merger has not been completed by June 30, 1999, except that the right to terminate the merger agreement will not be available to any party whose failure to perform any of its obligations under the merger agreement results in the failure of the merger to be completed by June 30, 1999;

      (2) if the adoption by Rubbermaid stockholders of the merger agreement has not been obtained at Rubbermaid's special meeting;

      (3) if the approval by Newell stockholders of the share issuance has not been obtained at Newell's special meeting; or

      (4) if any judgment, order, law or other rule or regulation of any court or other governmental or administrative body that has any of the effects set forth in clause (3) of "--Conditions to the Consummation of the Merger" above is in effect and has become final and nonappealable, except that the party seeking to terminate the merger agreement must have used reasonable best efforts to prevent and remove it;

  . by Newell, if Rubbermaid breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and that breach or failure to perform would give rise to a material adverse change and is not cured within 30 days after written notice of the breach or failure or is incapable of being cured by Rubbermaid;

  . by Newell, if the Newell Board has entered into an agreement relating to a superior proposal or Newell has completed a superior proposal as set forth in the first paragraph under "--Covenants--No Solicitation" above, except that Newell must have first complied with all of the requirements set forth above in all of the paragraphs under "--Covenants--No Solicitation" and "--Additional Agreements--Fees and Expenses" above, including the payment of the $140 million termination fee to Rubbermaid;
                                     MATERIAL PROVISIONS OF THE MERGER AGREEMENT

  . by Rubbermaid, if Newell has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and that breach or failure to perform would give rise to a material adverse change and is not cured within 30 days after written notice of the breach or failure or is incapable of being cured by Newell; or

  . by Rubbermaid, if the Rubbermaid Board has entered into an agreement relating to a superior proposal or Rubbermaid has completed a superior proposal as set forth in the first paragraph under "--Covenants--No Solicitation" above, except that Rubbermaid must have first complied with all of the requirements set forth above in all of the paragraphs under "--Covenants--No Solicitation" and "--Additional Agreements--Fees and Expenses" above, including the payment of the $140 million termination fee to Newell.

  In the event of termination of the merger agreement by either Rubbermaid or Newell, the merger agreement will become void and have no effect, without any liability or obligation on the part of Newell or Rubbermaid, other than:

  . in connection with any brokerage or advisory fees of any kind incurred by either Rubbermaid or Newell;

  . the obligation of Rubbermaid and Newell to keep all nonpublic information connected with the merger confidential; and

  . the agreement between Rubbermaid and Newell to each pay their own fees and pay one-half of the costs of Newell's S-4 registration statement relating to this joint proxy statement/ prospectus, which provisions will survive the termination of the merger agreement.

Nothing in the merger agreement, however, will relieve Newell or Rubbermaid from any liability for any willful and material breach by that party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

  Amendment. The merger agreement may be amended by Newell and Rubbermaid at any time before or after the adoption of the merger agreement by the Rubbermaid stockholders and the share issuance by the Newell stockholders, except that, after those approvals, Newell and Rubbermaid may not make any amendment that by law requires further approval by either Rubbermaid stockholders or Newell stockholders without the further approval of those stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of both Newell and Rubbermaid.

  Extension; Waiver. At any time prior to the merger, Newell, Newell's merger subsidiary or Rubbermaid may:

  . extend the time for the performance of any of the obligations or other acts of the other party;

  . waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  . except for the prohibitions described in the first sentence of the immediately preceding paragraph, waive compliance by the other party of the agreements or conditions contained in the merger agreement.

Any agreement on the part of Newell, Newell's merger subsidiary or Rubbermaid to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of that party. The failure of Newell or Rubbermaid to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

MATERIAL PROVISIONS OF THE MERGER AGREEMENT

                              THE SPECIAL MEETINGS

Date, Times and Places

  Newell. Newell's special meeting will be held at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, at 10:00 a.m., local time, on March 11, 1999.

  Rubbermaid. Rubbermaid's special meeting will be held at BankBoston N.A., 100 Federal Street, Boston, Massachusetts, at 11:00 a.m., local time, on March 11, 1999.

Matters to be Considered at the Special Meetings

  Newell. At Newell's special meeting, holders of Newell common stock are being asked to approve the issuance of Newell shares and the change of Newell's name in connection with the merger. The completion of the merger is subject to, among other things, the approval of the share issuance. Approval of name change is not a condition to completing the merger. See "The Merger" and "Material Provisions of the Merger Agreement."

  Rubbermaid. At Rubbermaid's special meeting, holders of Rubbermaid common stock are being asked to adopt the merger agreement. See "The Merger" and "Material Provisions of the Merger Agreement."

Record Date; Stock Entitled to Vote; Quorum

  Newell. Only holders of record of Newell common stock at the close of business on February 8, 1999, the record date for Newell's special meeting, are entitled to notice of and to vote at Newell's special meeting. On the record date, approximately 162,726,921 shares of Newell common stock were issued and outstanding and held by approximately 16,390 holders of record. A majority of the shares of Newell common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Newell's special meeting in order for a quorum to be present for purposes of transacting business at Newell's special meeting. In the event that a quorum is not present at Newell's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Newell common stock on the record date are each entitled to one vote per share on each matter to be considered at Newell's special meeting.

  Rubbermaid. Holders of record of Rubbermaid common stock at the close of business on February 8, 1999, the record date for Rubbermaid's special meeting, are entitled to receive notice of and to vote at Rubbermaid's special meeting. On the record date, approximately 150,357,520 shares of Rubbermaid common stock were issued and outstanding and held by approximately 23,123 holders of record. A majority of the shares of Rubbermaid common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Rubbermaid's special meeting in order for a quorum to be present for purposes of transacting business at Rubbermaid's special meeting. In the event that a quorum is not present at Rubbermaid's special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Rubbermaid common stock on the record date are each entitled to one vote per share on each matter to be considered at Rubbermaid's special meeting.

Votes Required

  Newell. The approval of the share issuance requires the affirmative vote of a majority of the votes cast with respect to that proposal and entitled to vote at Newell's special meeting, provided that the total number of votes cast on the proposal represents at least 50% of the total number of shares of Newell common stock outstanding on the record date. The approval of the name change requires the

                                                            THE SPECIAL MEETINGS
affirmative vote of the holders of record of a majority of the shares of Newell common stock outstanding on the record date. An abstention or a broker non-vote, as described below, will have the same effect as a vote against the name change proposal, and, with respect to the share issuance proposal, will not count as a vote cast for purposes of determining whether votes representing at least 50% of the total number of outstanding shares of Newell common stock were cast with respect to that proposal.

  Rubbermaid. The adoption of the merger agreement requires the affirmative vote of the holders of record of at least two-thirds of the shares of Rubbermaid common stock outstanding on the record date. An abstention or a broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement.

Share Ownership of Management

  Newell. At the close of business on the record date, directors and executive officers of Newell and their affiliates beneficially owned and were entitled to vote approximately 7,975,400 shares of Newell common stock, which represented approximately 4.9% of the shares of Newell common stock outstanding on that date. Each of those directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the Newell common stock owned by him or her FOR approval of the share issuance and the name change proposals at Newell's special meeting.

  Rubbermaid. At the close of business on the record date, directors and executive officers of Rubbermaid and their affiliates beneficially owned and were entitled to vote approximately 1,618,000 shares of Rubbermaid common stock, which represented approximately 1.1% of the shares of Rubbermaid common stock outstanding on that date. Each of those directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the Rubbermaid common stock owned by him or her FOR adoption of the merger agreement at Rubbermaid's special meeting.

Voting of Proxies

 Submitting Proxies

  Newell and Rubbermaid stockholders may submit their proxies by attending their respective special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. If a written proxy card is signed by a stockholder and returned without instructions, the shares represented by the proxy will be voted for each of the proposals presented at Newell's special meeting or for the proposal presented at Rubbermaid's special meeting, as applicable.

  Newell stockholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy card for stockholders of record of Newell.

  Newell and Rubbermaid stockholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at their respective special meeting.

 Revoking Proxies

  Newell and Rubbermaid stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at Newell's special meeting or Rubbermaid's special meeting,

THE SPECIAL MEETINGS
respectively. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Newell or Rubbermaid, as applicable, by a later-dated proxy signed and returned by mail or by attending Newell's special meeting or Rubbermaid's special meeting, as applicable, and voting in person. Attendance at Newell's special meeting or Rubbermaid's special meeting will not in and of itself constitute a revocation of a proxy. Newell stockholders of record may also revoke their proxies by a later-dated proxy using the telephone voting procedures or the Internet voting procedures. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the applicable special meeting as follows:

    For Newell Stockholders, to:
    Newell Co.
    6833 Stalter Drive
    Suite 101
    Rockford, Illinois 61108
    Telecopy: 1-815-381-8160
    Attention: Corporate Secretary

    For Rubbermaid Stockholders, to:
    Rubbermaid Incorporated
    1147 Akron Road
    Wooster, Ohio 44691
    Telecopy: 1-330-287-2340
    Attention: Corporate Secretary

  Stockholders who require assistance in changing or revoking a proxy should contact Morrow & Co. at the address or phone number provided in this joint proxy statement/prospectus under the caption "Who Can Help Answer Your Questions."

 General Information

  Under the applicable rules of the New York Stock Exchange, brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares with respect to the proposal(s) to be voted on at the special meetings in the absence of specific instructions from the customer.

  Abstentions may be specified on all proposals. Shares of Rubbermaid common stock or Newell common stock represented at the applicable special meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the applicable special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. For Rubbermaid stockholders, an abstention or a broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement. For Newell stockholders, an abstention or a broker non-vote will have the same effect as a vote against the name change proposal and, with respect to the share issuance proposal, will not count as a vote cast for purposes of determining whether the votes representing at least 50% of the total number of outstanding shares of Newell common stock were cast with respect to that proposal.

  If any other matters are properly presented at Newell's special meeting, in the case of the Newell stockholders, or at Rubbermaid's special meeting, in the case of the Rubbermaid stockholders, for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn Newell's special meeting or Rubbermaid's special meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have

                                                            THE SPECIAL MEETINGS
been voted against the proposal(s) to be presented at the special meetings. Neither Newell nor Rubbermaid is aware of any matters expected to be presented at its respective special meeting other than as described in its respective notice of special meeting.

  The cost of solicitation of proxies will be paid by Newell for Newell proxies and by Rubbermaid for Rubbermaid proxies. In addition to solicitation by mail, the directors, officers and employees of Newell and Rubbermaid may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and Newell or Rubbermaid, as the case may be, will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

  Newell and Rubbermaid have each retained Morrow & Co. to aid in the solicitation of proxies and to verify certain records related to the solicitations. Morrow & Co. will receive a fee of $20,000 as compensation for its services and reimbursement for its related out-of-pocket expenses. Newell and Rubbermaid have agreed to indemnify Morrow & Co. against certain liabilities arising out of or in connection with its engagement.

  Stockholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Rubbermaid common stock will be mailed by Newell to former Rubbermaid stockholders shortly after the merger is completed. See "Material Provisions of the Merger Agreement--Conversion of Shares; Procedures for Surrender of Certificates; Book-Entry Registration; Fractional Shares."

THE SPECIAL MEETINGS

                             FINANCIAL INFORMATION

          Unaudited Pro Forma Condensed Combined Financial Statements

  The following unaudited pro forma financial information gives effect to the merger under the pooling of interests method of accounting. The information is presented to reflect the estimated impact of the merger and the issuance of
0.7883 of a share of Newell common stock for each share of Rubbermaid common stock issued and outstanding at the time of the merger. As of September 30, 1998 there were approximately 149,975,785 shares of Rubbermaid common stock issued and outstanding. See "The Merger--Accounting Treatment."

  The financial information is presented as if the merger had been consummated as of January 1, 1995 for the unaudited pro forma statements of income and as of September 30, 1998, for the unaudited pro forma balance sheet. Newell's financial statements are prepared on a calendar year-end basis of reporting. Rubbermaid's financial statements were prepared on a calendar year-end basis until 1998, when Rubbermaid adopted a fiscal year ending on the Friday nearest December 31.

  The financial information gives effect to the reclassifications and adjustments set forth in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements and does not reflect operating income improvements anticipated as a result of the merger. The financial information is not necessarily indicative of the operating results and financial position that might have been achieved had the merger been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of operating results and financial position that may occur in the future. For a discussion of anticipated operating income improvements, see "The Merger--Recommendation of the Newell Board; Newell's Reasons for the Merger--Anticipated Operating Income Improvements."

  The financial information should be read in conjunction with:

 . the audited consolidated financial statements and other financial information included in Newell's Current Report on Form 8-K, dated November 17, 1998, which reflect Newell's 1998 acquisition of Calphalon Corporation as a pooling of interests, including the notes thereto;

 . the unaudited consolidated financial statements and other financial information included in Newell's Quarterly Report on Form 10-Q for the period ended September 30, 1998, including the notes thereto;

 . the audited consolidated financial statements and other financial information contained in Rubbermaid's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including the notes thereto; and

 . the unaudited consolidated financial statements and other financial information included in Rubbermaid's Quarterly Report on Form 10-Q and Form 10-Q/A for the period ended October 2, 1998, including the notes thereto, and in each case incorporated by reference herein.

See "Where You Can Find More Information."

                                                           FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               September 30, 1998
                                 (In millions)

                                                                         Pro
                                       Newell  Rubbermaid Adjustment    forma
                                      -------- ---------- ----------   --------
Current assets
  Accounts receivable, net........... $  670.2  $  493.7    $  --      $1,163.9
  Inventories, net...................    776.1     311.2      (0.8)(a)  1,086.5
  Other..............................    321.1     148.0       --         469.1
                                      --------  --------    ------     --------
    Total current assets.............  1,767.4     952.9      (0.8)     2,719.5
Property, plant & equipment, net.....    834.5     784.2      (8.8)(a)  1,609.9
Tradenames & goodwill, net, and
 other...............................  2,001.8     446.0     (87.8)(a)  2,360.0
                                      --------  --------    ------     --------
    Total assets..................... $4,603.7  $2,183.1    $(97.4)    $6,689.4
                                      ========  ========    ======     ========
 Current liabilities
  Other accrued liabilities.......... $  668.0  $  213.0    $  --      $  881.0
  Notes payable......................     37.2     434.1       --         471.3
  Other..............................    356.5     155.2      35.0 (g)    546.7
                                      --------  --------    ------     --------
    Total current liabilities........  1,061.7     802.3      35.0      1,899.0
Long-term debt.......................    912.7     152.6       --       1,065.3
Other................................    243.8     171.3       --         415.1
Company-obligated mandatorily
 redeemable convertible preferred
 securities of a subsidiary trust....    500.0       --        --         500.0
Stockholders' equity.................  1,885.5   1,056.9     (97.4)(a)  2,810.0
                                                             (35.0)(g)
                                      --------  --------    ------     --------
Total liabilities and stockholders'
 equity.............................. $4,603.7  $2,183.1    $(97.4)    $6,689.4
                                      ========  ========    ======     ========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

FINANCIAL INFORMATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                  For the nine months ended September 30, 1998
                      (In millions, except per share data)

                                                                         Pro
                                      Newell   Rubbermaid Adjustment    forma
                                     --------  ---------- ----------   --------
Net sales..........................  $2,650.3   $1,936.8    $(71.3)(d) $4,515.8
Cost of products sold..............   1,786.7    1,383.5       --       3,170.2
                                     --------   --------    ------     --------
    Gross income...................     863.6      553.3     (71.3)     1,345.6
Selling, general and administrative
 expenses..........................     404.9      353.8     (71.3)(d)    684.1
                                                              (3.3)(e)
Trade names and goodwill
 amortization and other............      40.5        --       (1.7)(a)     45.5
                                                               6.7 (b)
Restructuring costs................       --        73.7       --          73.7
                                     --------   --------    ------     --------
    Operating income...............     418.2      125.8      (1.7)       542.3
Net non-operating expenses
 (income)..........................    (169.3)       4.1      (6.7)(b)   (168.6)
                                                               3.3 (e)
                                     --------   --------    ------     --------
    Income before income taxes.....     587.5      121.7       1.7        710.9
Income taxes.......................     250.7       42.6       0.7 (a)    294.0
                                     --------   --------    ------     --------
    Net income.....................  $  336.8   $   79.1    $  1.0     $  416.9
                                     ========   ========    ======     ========
Earnings per share:
  Basic............................  $   2.07   $   0.53               $   1.49
  Diluted..........................      2.02       0.53                   1.47
Weighted average shares
 outstanding:
  Basic............................     162.5      149.9     (31.7)(f)    280.7
  Diluted..........................     173.1      150.3     (31.8)(f)    291.6


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                                           FINANCIAL INFORMATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                  For the nine months ended September 30, 1997
                      (In millions, except per share data)

                                                                           Pro
                                        Newell  Rubbermaid Adjustment     forma
                                       -------- ---------- ----------    --------
Net sales............................  $2,395.0  $1,825.4   $ (69.1)(d)  $4,151.3
Cost of products sold................   1,631.2   1,328.0       9.0 (a)   2,968.2
                                       --------  --------   -------      --------
    Gross income.....................     763.8     497.4     (78.1)      1,183.1
Selling, general and administrative
 expenses............................     365.1     314.2       1.0 (a)     609.8
                                                              (69.1)(d)
                                                               (1.4)(e)
Trade names and goodwill amortization
 and other...........................      22.9       --       (0.6)(a)     110.5
                                                                7.2 (b)
                                                               81.0 (c)
Restructuring costs..................       --       16.0      21.2 (a)      37.2
                                       --------  --------   -------      --------
    Operating income.................     375.8     167.2    (117.4)        425.6
Net non-operating expenses (income)..      41.5     (21.3)    134.4 (a)      69.2
                                                                1.4 (a)
                                                               (7.2)(b)
                                                              (81.0)(c)
                                                                1.4 (e)
                                       --------  --------   -------      --------
    Income before income taxes.......     334.3     188.5    (166.4)        356.4
Income taxes.........................     132.4      77.7     (67.7)(a)     142.4
                                       --------  --------   -------      --------
    Net income.......................  $  201.9  $  110.8   $ (98.7)     $  214.0
                                       ========  ========   =======      ========
Earnings per share:
  Basic..............................  $   1.25  $   0.74                $   0.76
  Diluted............................      1.24      0.74                    0.76
Weighted average shares outstanding:
  Basic..............................     162.1     149.9     (31.7)(f)     280.3
  Diluted............................     162.8     150.0     (31.8)(f)     281.0


   See accompanying notes to unaudited pro forma condensed combined financial statements.

FINANCIAL INFORMATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      For the year ended December 31, 1997
                      (In millions, except per share data)

                                                                          Pro
                                        Newell  Rubbermaid Adjustment    forma
                                       -------- ---------- ----------   --------
Net sales............................  $3,336.2  $2,399.7    $(94.5)(d) $5,641.4
Cost of products sold................   2,259.5   1,748.4       9.0 (a)  4,016.9
                                       --------  --------    ------     --------
    Gross income.....................   1,076.7     651.3    (103.5)     1,624.5
Selling, general and administrative
 expenses............................     497.7     416.7       1.0 (a)    819.0
                                                              (94.5)(d)
                                                               (1.9)(e)
Trade names and goodwill amortization
 and other...........................      31.9       --       (1.1)(a)    120.9
                                                                9.1 (b)
                                                               81.0 (c)
Restructuring costs..................       --       16.0      21.2 (a)     37.2
                                       --------  --------    ------     --------
    Operating income.................     547.1     218.6    (118.3)       647.4
Net non-operating expenses (income)..      61.8     (15.3)    134.4 (a)     94.1
                                                                1.4 (a)
                                                               (9.1)(b)
                                                              (81.0)(c)
                                                                1.9 (e)
                                       --------  --------    ------     --------
    Income before income taxes.......     485.3     233.9    (165.9)       553.3
Income taxes.........................     192.2      91.4     (67.5)(a)    216.1
                                       --------  --------    ------     --------
    Net income.......................  $  293.1  $  142.5    $(98.4)    $  337.2
                                       ========  ========    ======     ========
Earnings per share:
  Basic..............................  $   1.81  $   0.95               $   1.20
  Diluted............................      1.80      0.95                   1.20
Weighted average shares outstanding:
  Basic..............................     162.2     149.9     (31.7)(f)    280.4
  Diluted............................     163.3     149.9     (31.7)(f)    281.5


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                                           FINANCIAL INFORMATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      For the year ended December 31, 1996
                      (In millions, except per share data)

                                                                          Pro
                                        Newell  Rubbermaid Adjustment    forma
                                       -------- ---------- ----------   --------
Net sales............................  $2,972.8  $2,355.0    $(93.9)(d) $5,233.9
Cost of products sold................   2,020.1   1,649.5       --       3,669.6
                                       --------  --------    ------     --------
    Gross income.....................     952.7     705.5     (93.9)     1,564.3
Selling, general and administrative
 expenses............................     461.8     432.1     (93.9)(d)    800.2
                                                                0.2 (e)
Trade names and goodwill amortization
 and other...........................      23.6       --        6.9 (b)     30.5
                                       --------  --------    ------     --------
    Operating income.................     467.3     273.4      (7.1)       733.6
Net non-operating expenses (income)..      39.0      28.4      (6.9)(b)     60.3
                                                               (0.2)(e)
                                       --------  --------    ------     --------
    Income before income taxes.......     428.3     245.0       --         673.3
Income taxes.........................     169.3      92.6       --         261.9
                                       --------  --------    ------     --------
    Net income.......................  $  259.0  $  152.4    $  --      $  411.4
                                       ========  ========    ======     ========
Earnings per share:
  Basic..............................  $   1.60  $   1.01               $   1.46
  Diluted............................      1.60      1.01                   1.46
Weighted average shares outstanding:
  Basic..............................     161.9     151.0     (32.0)(f)    280.9
  Diluted............................     162.3     151.0     (32.0)(f)    281.3


   See accompanying notes to unaudited pro forma condensed combined financial statements.

FINANCIAL INFORMATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      For the year ended December 31, 1995
                      (In millions, except per share data)

                                                                          Pro
                                        Newell  Rubbermaid Adjustment    forma
                                       -------- ---------- ----------   --------
Net sales............................  $2,580.3  $2,344.2    $(86.5)(d) $4,838.0
Cost of products sold................   1,759.9   1,673.2       --       3,433.1
                                       --------  --------    ------     --------
    Gross income.....................     820.4     671.0     (86.5)     1,404.9
Selling, general and administrative
 expenses............................     392.9     402.6     (86.5)(d)    708.9
                                                               (0.1)(e)
Trade names and goodwill amortization
 and other...........................      19.3       --        4.7 (b)     24.0
Restructuring costs..................       --      158.0       --         158.0
                                       --------  --------    ------     --------
    Operating income.................     408.2     110.4      (4.6)       514.0
Net non-operating expenses (income)..      31.0      14.7      (4.7)(b)     41.1
                                                                0.1 (e)
                                       --------  --------    ------     --------
    Income before income taxes.......     377.2      95.7       --         472.9
Income taxes.........................     150.7      35.9       --         186.6
                                       --------  --------    ------     --------
    Net income.......................  $  226.5  $   59.8    $  --      $  286.3
                                       ========  ========    ======     ========
Earnings per share:
  Basic..............................  $   1.40  $   0.38               $   1.00
  Diluted............................      1.40      0.38                   1.00
Weighted average shares outstanding:
  Basic..............................     161.3     158.8     (33.6)(f)    286.5
  Diluted............................     161.6     158.8     (33.6)(f)    286.8


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                                                           FINANCIAL INFORMATION

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1--Basis of Presentation

  The unaudited pro forma balance sheet combines the historical consolidated balance sheet of Newell at September 30, 1998 with the historical consolidated balance sheet of Rubbermaid at October 2, 1998. The unaudited pro forma statements of income combine the historical consolidated statements of income of Newell for the nine months ended September 30, 1998 and 1997, and the three years ended December 31, 1997 with the historical consolidated statements of income of Rubbermaid for the nine months ended October 2, 1998 and September 30, 1997, and the three years ended December 31, 1997. Certain amounts reflected in the historical financial statement presentations of both companies have been reclassified to conform to the unaudited pro forma condensed combined presentation.

  The unaudited pro forma financial statements exclude the effect of any operating income improvements which may be achieved upon combining the resources of the companies and exclude costs associated with the integration and consolidation of the companies which are not presently estimable.

Note 2--Pro Forma Adjustments

  (a) Newell acquired Rubbermaid's Eldon office products division on June 13, 1997, in a transaction accounted for as a purchase. Because the merger will be accounted for as a pooling of interests, the accounting effects of Newell's purchase of Eldon must be reversed. Therefore, Eldon will be treated as if it had always been owned by the combined company. The adjustments are comprised of the following:

    (1) Elimination of Rubbermaid's gain on the sale of Eldon. The adjustment eliminates the $134.4 million pre tax gain.

    (2) Elimination of all purchase accounting adjustments associated with recording the purchase price allocation. These adjustments include:

    . $31.2 million of reserves for business realignment plans, consisting primarily of product line and customer rationalizations, and for business restructuring, including closure costs for the Maryville, Tennessee office location, employee severance and related benefits;

    . $9.6 million of fair value adjustments to record assets and liabilities at their fair value on the acquisition date; and

    . $1.4 million of transaction costs capitalized as part of the purchase price.

  The assets and liabilities recognized as purchase accounting adjustments, excluding the $9.6 million of fair value adjustments, are retroactively recognized as charges to the income statement.

    (3) Elimination of Eldon goodwill amortization recorded in Newell's statement of income. Goodwill amortization eliminated was $1.7 million, $0.6 million and $1.1 million for the nine months ended September 30, 1998 and 1997, and the year ended December 31, 1997, respectively.

    (4) Income tax expense related to the above adjustments total $0.7 million, $(67.7) million and $(67.5) million for the nine months ended September 30, 1998 and 1997, and the year ended December 31, 1997, respectively.

  (b) Adjusted to reclassify Rubbermaid goodwill amortization from "Net non-operating expenses" to "Trade names and goodwill amortization and other" to conform with Newell's accounting presentation. Goodwill amortization reclassified was $6.7 million, $7.2 million, $9.1 million, $6.9 million and $4.7 million for the nine months ended September 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, respectively.

FINANCIAL INFORMATION

  (c) Adjusted to reclassify $81.0 million of asset impairment charges recorded by Rubbermaid from "Net non-operating expenses" to "Trade names and goodwill amortization and other" to conform with Newell's accounting presentation.

  (d) Adjusted to reclassify Rubbermaid customer cooperative advertising from "Selling, general and administrative expenses" to "Net sales" to conform with Newell's accounting presentation. Selling expense reclassified was $71.3 million, $69.1 million, $94.5 million, $93.9 million and $86.5 million for the nine months ended September 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, respectively.

  (e) Adjusted to reclassify Rubbermaid royalty income and expense from "Net non-operating expenses" to "Selling, general and administrative expenses" to conform with Newell's accounting presentation. Royalty income (expense) reclassified was $3.3 million, $1.4 million, $1.9 million, $(0.2) million and $0.1 million for the nine months ended September 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, respectively.

  (f) The calculation of basic and diluted earnings per common share for the pro forma financial statements uses the applicable weighted average number of outstanding common shares of Newell and Rubbermaid adjusted to equivalent shares of Newell common stock using the 0.7883 merger exchange ratio.

  (g) Adjusted to give effect to $35.0 million of estimated merger expenses.

Note 3--Federal Income Tax Consequences of the Merger

  The unaudited pro forma financial statements assume that the merger qualifies as a tax-free reorganization for federal income tax purposes.

                                                           FINANCIAL INFORMATION

                        INFORMATION ABOUT OUR COMPANIES

Newell

  Newell is a manufacturer and full-service marketer of staple consumer products sold to high-volume purchasers, including home centers and hardware stores, office superstores and contract stationers, discount stores and warehouse clubs, department and specialty stores, and drug and grocery stores. Newell's basic business strategy is to merchandise a multi-product offering of brand name consumer products, which are concentrated in product categories with relatively steady demand not dependent on changes in fashion, technology or season, and to differentiate itself by emphasizing superior customer service. Newell's multi-product offering consists of staple consumer products in three major product groups: Hardware and Home Furnishings, Office Products, and Housewares.

  Newell's growth strategy emphasizes both acquisitions and internal growth. Newell has grown both domestically and internationally by acquiring compatible businesses with brand name product lines and improving the profitability of those businesses through a careful integration process. Over the last ten years, Newell has completed more than 20 major acquisitions with aggregate sales of more than $3 billion in the year prior to acquisition. Newell supplements acquisition growth with internal growth, principally by:

    . introducing new products;

    . entering new domestic and international markets;

    . adding new customers;

    . cross-selling existing product lines to current customers; and

    . supporting its U.S.-based customers' international expansion.

  Newell's integration process, known as "Newellization," begins when Newell acquires a business with a history of underperformance that indicates unrealized profit potential. Soon after an acquisition, Newell begins a concentrated effort to quickly integrate the new operation and make it a profitable member of the Newell family. Newell first establishes a focused business strategy for the new business. By establishing a new business strategy, Newell can direct the new business to concentrate on opportunities for improved customer service, core growth and increased profitability.

  Along with a new business strategy, Newellization requires that Newell implement administrative changes in its new business that increase operating margins. These administrative changes include eliminating corporate overhead by centralizing office functions, tightening control over the financial decisions, and trimming excess costs.

In the factory, Newellization means:

    . improving manufacturing efficiency;

    . pruning non-productive product lines;

    . reducing inventories; and

    . increasing trade receivable turnover.

At the customer level, Newell increases the profitability of its new businesses by:

    . improving customer service;

    . building partnerships; and

    . improving the profitability of the new business' sales mix through the application of program merchandising techniques.

In most cases, Newell places its experienced managers in key positions at the new business to instill Newell controls and culture, as well as a team spirit. The Newellization process typically takes two to three years.

INFORMATION ABOUT OUR COMPANIES

  Newell believes that its primary competitive strengths are superior customer service, innovative marketing and merchandising programs, a broad multi-product offering, market leadership in virtually all product categories, decentralized manufacturing and marketing, centralized administration, and experienced management. Newell uses industry leading technology which contributes to its consistent on time delivery of products to its customers. In the nine month period ended September 30, 1998, Newell shipped approximately 98% of the items ordered by customers on time, typically within two to three days of the customer's order.

  Newell's three product groups are Hardware and Home Furnishings, Office Products, and Housewares. Product categories and principal brand names within these groups include the following:

 Product Groups         Product Categories       Principal Brands(1)
 --------------         ------------------       -------------------
Hardware and Home  .Window Treatments            Levolor, Kirsch, Newell,
Furnishings                                      Acrimo, Swish, Gardinia
                   .Hardware and Tools           Amerock, Bulldog, EZ Paintr,
                                                 BernzOmatic
                   . Picture Frames, Framed Art  Intercraft, Decorel, Burnes
                     and Photo Albums            of Boston, Holson
                   .Home Storage Products        Lee Rowan, System Works
Office Products    . Markers and Writing         Sanford, Eberhard Faber,
                     Instruments                 Berol, Rotring
                   . Office Storage and          Rolodex, Eldon, Rogers
                     Organization Products
Housewares         . Aluminum Cookware and       Mirro, WearEver, Calphalon,
                     Bakeware                    Panex
                   .Glassware                    Anchor Hocking, Pyrex(2)
                   . Hair Accessories and        Goody, Ace, Wilhold
                     Beauty Organizers

-------
(1) All the listed brand names are trademarks, which are registered in the United States Patent and Trademark Office, except Acrimo.
(2) Used in Europe, the Middle East and Africa only under exclusive license from Corning Incorporated and its subsidiaries.

  Newell's principal corporate offices are located at the Newell Center, 29 East Stephenson Street, Freeport, Illinois 61032, and its telephone number at these offices is 1-815-235-4171.

Rubbermaid

  Rubbermaid and its subsidiaries manufacture, market, sell and distribute products for resale in the consumer, commercial, industrial, institutional, specialty, agricultural and contract markets. The items produced and marketed by Rubbermaid are principally in the home, juvenile, infant and commercial products categories, and include such product lines as: housewares, hardware, storage and organizational products, seasonal items, leisure and recreational products, infant furnishings, children's toys and products, commercial and industrial maintenance products, home health care products, sanitary maintenance items, and food service products. Rubbermaid's broad range of products are sold and distributed through its own sales personnel and manufacturers' agents to a variety of retailers and wholesalers, including discount stores and warehouse clubs, toy stores, home centers and hardware stores, supermarkets, catalog showrooms and distributors serving institutional markets.

  Rubbermaid's basic strategy is to market branded, high-quality products that offer high value to customers and consumers. Value is that best combination of quality, service, timeliness, innovation and price as perceived by the user.

  Rubbermaid's principal corporate offices are located at 1147 Akron Road, Wooster, Ohio 44691, and its telephone number at these offices is 1-330-264-6464.

                                                 INFORMATION ABOUT OUR COMPANIES

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

  On February 8, 1999, the record date for the special meetings, there were approximately 16,390 holders of record of Newell common stock and approximately 23,123 holders of record of Rubbermaid common stock.

 Market Prices and Dividends

  Newell common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol NWL. Rubbermaid common stock is listed on the New York Stock Exchange under the symbol RBD.

  The table below sets forth, for the periods indicated, the high and low sale prices of Newell common stock and Rubbermaid common stock as reported on the New York Stock Exchange Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on Newell common stock and Rubbermaid common stock.

                                                           Rubbermaid Common
                                   Newell Common Stock           Stock
                                  ---------------------- ----------------------
                                   High   Low   Dividend  High   Low   Dividend
                                  ------ ------ -------- ------ ------ --------
1996:
  First Fiscal Quarter........... $29.13 $25.38  $0.14   $30.38 $25.25  $0.14
  Second Fiscal Quarter..........  32.25  25.00   0.14    29.50  26.63   0.14
  Third Fiscal Quarter...........  32.50  28.00   0.14    29.25  22.13   0.14
  Fourth Fiscal Quarter..........  33.75  28.13   0.14    24.88  22.50   0.15
1997:
  First Fiscal Quarter...........  38.63  30.13   0.16    25.00  21.38   0.15
  Second Fiscal Quarter..........  40.75  32.13   0.16    30.25  23.88   0.15
  Third Fiscal Quarter...........  43.81  36.88   0.16    30.50  23.63   0.15
  Fourth Fiscal Quarter..........  43.75  32.75   0.16    26.75  23.00   0.16
1998:
  First Fiscal Quarter...........  50.38  39.88   0.18    29.56  24.19   0.16
  Second Fiscal Quarter..........  50.00  45.06   0.18    35.13  27.56   0.16
  Third Fiscal Quarter...........  55.19  42.63   0.18    35.88  22.25   0.16
  Fourth Fiscal Quarter..........  50.13  35.69   0.18    35.38  22.00   0.16
1999:
  First Fiscal Quarter (through
   February 3, 1999).............  43.00  36.06    --     32.94  27.75   0.16

  On October 20, 1998, the last full trading day prior to the public announcement of the proposed merger, the closing prices of Newell common stock and Rubbermaid common stock reported on the New York Stock Exchange Composite Transaction Tape were $49.06 per share and $25.88 per share, respectively. On February 3, 1999, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the closing prices of Newell common stock and Rubbermaid common stock reported on the New York Stock Exchange Composite Transaction Tape were $41.00 per share and $31.56 per share, respectively. Stockholders should obtain current market quotations prior to making any decision with respect to the merger.

 Dividends

  Newell and Rubbermaid Dividends. Newell has paid cash dividends on Newell common stock since 1947. Dividends are paid quarterly. Rubbermaid has paid cash dividends on Rubbermaid common stock since 1941. Dividends are paid quarterly. The Newell Board is expected to declare a dividend for the first quarter of 1999, with record and payment dates for the dividend that will be prior to the date of the Newell special meeting. The Rubbermaid Board declared a $0.16 per share dividend on January 15, 1999, which is payable on March 1, 1999 to stockholders of record on February 12, 1999.

  Post-Merger Dividend Policy. Following the merger, management expects to recommend that Newell pay dividends on the Newell common stock initially in the amount of $0.18 per share per quarter, or $0.72 per share per year. The payment of dividends will be in the discretion of the Newell Board and will be determined after consideration of various factors, including the earnings and financial condition of Newell and its subsidiaries.

INFORMATION ABOUT OUR COMPANIES

DIRECTORS AND EXECUTIVE OFFICERS OF NEWELL AFTER THE MERGER

Directors

  The Newell Board currently consists of 11 members and is divided into three classes. Under the merger agreement, at the time of the merger, the size of the Newell Board will be increased to 15 members and will be divided into three classes as set forth below. Nine of these members currently serve on the Newell Board and will continue as directors. The other six members have been designated by Rubbermaid and currently serve on the Rubbermaid Board. At the time of the merger, two members of the current Newell Board, Gary H. Driggs and Henry B. Pearsall, will resign, and Rubbermaid's director designees will be appointed members of the Newell Board, as provided in the merger agreement. See "Interests of Certain Persons in the Merger."

  Newell's certificate of incorporation provides for the Newell Board to be divided into three classes which shall be as nearly equal in number as possible. Accordingly, each class will consist of five directors, with initial terms expiring at the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively. Each class of directors elected at an annual meeting of stockholders of Newell after the merger will be elected for a three-year term. The continuing Newell Directors will each continue to serve in the class to which they were elected, except that Thomas A. Ferguson, Jr. will resign from the 2001 class and be appointed to the class whose term expires in 1999. Rubbermaid's director designees were assigned to their respective classes pursuant to the merger agreement.

  Set forth below is certain information with respect to the 15 individuals who will comprise the Newell Board after the merger:

                                      Continuing
                                       Director/        Position with Newell      Term
 Name                         Age Rubbermaid Designee   Following the Merger    Expiring
 ----                         --- -------------------   --------------------    --------
 William P. Sovey............ 65  Continuing Director Chairman of the Board       2000
                                                       and Director
 John J. McDonough........... 62  Continuing Director Vice Chairman of the        2000
                                                       Board, Chief Executive
                                                       Officer and Director
 Wolfgang R. Schmitt......... 54  Rubbermaid Designee Vice Chairman of the        2000
                                                       Board and Director
 Tom H. Barrett.............. 68  Rubbermaid Designee Director                    2000
 Scott S. Cowen.............. 52  Rubbermaid Designee Director                    2001
 Alton F. Doody.............. 64  Continuing Director Director                    1999
 Thomas J. Falk.............. 40  Rubbermaid Designee Director                    1999
 Daniel C. Ferguson.......... 71  Continuing Director Director                    1999
 Thomas A. Ferguson, Jr...... 51  Continuing Director President, Chief            1999
                                                       Operating Officer and
                                                       Director
 Robert L. Katz.............. 72  Continuing Director Director                    2000
 William D. Marohn........... 58  Rubbermaid Designee Director                    1999
 Elizabeth Cuthbert Millett.. 42  Continuing Director Director                    2001
 Cynthia A. Montgomery....... 46  Continuing Director Director                    2001
 Allan P. Newell............. 52  Continuing Director Director                    2001
 Gordon R. Sullivan.......... 61  Rubbermaid Designee Director                    2001

  William P. Sovey has been Chairman of the Newell Board since January 1, 1998 and a Director since 1986. He was Vice Chairman of the Newell Board and Chief Executive Officer of Newell from May 1992 through December 1997. Mr. Sovey was President and Chief Operating Officer of Newell from January 1986 through May 1992. He was President and Chief Operating Officer of AMF Inc., an industrial and consumer leisure products company, from March 1982 through July 1985, and Executive

                                                 INFORMATION ABOUT OUR COMPANIES

Vice President from August 1979 through March 1982. He is also a Director of Acme Metals Incorporated, a fully integrated producer of steel and steel products, and TECO Energy Incorporated, an energy production and distribution company.

  John J. McDonough has been Vice Chairman of the Newell Board and Chief Executive Officer of Newell since January 1, 1998 and a Director since 1992. He has been President and Chief Executive Officer of McDonough Capital Company LLC, an investment management company, since April 1995. Prior thereto, he was Vice Chairman and a director of Dentsply International Inc., a manufacturer and distributor of dental and medical x-ray equipment and other dental products, from 1983 through October 1995, and was Chief Executive Officer from April 1983 through February 1995. He was Senior Vice President--Finance of Newell from November 1981 through April 1983.

  Wolfgang R. Schmitt has been Chairman of the Rubbermaid Board since September 1993 and Chief Executive Officer of Rubbermaid since November 1992. From May 1991 through November 1992, Mr. Schmitt served as President and Chief Operating Officer of Rubbermaid. Mr. Schmitt served as Executive Vice President of Rubbermaid from 1987 through May 1991, and President of the Home Products Division of Rubbermaid from 1984 through 1990. From 1966 to 1984, Mr. Schmitt was employed by Rubbermaid in various marketing and research and development assignments. Mr. Schmitt is also a director of Kimberly-Clark Corporation and Parker-Hannifin Corporation.

  Tom H. Barrett has been a partner of American Industrial Partners, an investment partnership, since 1991. From 1989 through 1991, Mr. Barrett served as the Chairman and Chief Executive Officer of The Goodyear Tire & Rubber Company, a manufacturer of tires, chemicals, plastic film and other rubber products. From 1988 through 1989, Mr. Barrett served as President and Chief Executive Officer of Goodyear. From 1982 through 1988, Mr. Barrett served as President and Chief Operating Officer of Goodyear. Mr. Barrett is also a director of: Air Products and Chemicals Inc., a manufacturer of industrial and specialty gases and chemicals; MONY Inc., an insurance and financial products company; and A.O. Smith Corporation, a diversified manufacturer of home heating, agricultural and electrical products. Mr. Barrett has been a director of Rubbermaid since 1984.

  Scott S. Cowen has been the President of Tulane University and Seymor C. Goodman Professor of Management and Economics since July 1998. From 1984 through July 1998, Mr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Mr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Mr. Cowen is currently a Director of: American Greetings Corp., a manufacturer of greeting cards and related merchandise; Forest City Enterprises, a real estate developer; and Jo-Ann Stores, an operator of retail fabric shops. Mr. Cowen has been a director of Rubbermaid since 1997.

  Alton F. Doody has been President and Chief Executive Officer of The Alton
F. Doody Co., a marketing consulting company, since 1984 and a Director on the Newell Board since 1976.

  Thomas J. Falk has been the Group President, Tissue, Pulp and Paper of Kimberly-Clark Corporation, a producer of consumer, paper and personal care products, since January 1996. From 1993 through January 1996, Mr. Falk was the Group President Infant and Child Care Products, Group President North American Consumer Products and Group President North American Tissue Products of Kimberly-Clark. Mr. Falk has been with Kimberly-Clark since 1983 and has served in numerous management, financial and administrative roles. Mr. Falk has been a director of Rubbermaid since 1997.

  Daniel C. Ferguson was Chairman of the Newell Board from May 1992 through December 1997 and has been a Director since 1965. Mr. Ferguson was Chief Executive Officer of Newell from 1966 through May 1992. He is a director of the Northern Trust Co. of Florida, a financial institution.

INFORMATION ABOUT OUR COMPANIES

  Thomas A. Ferguson, Jr. has been President and Chief Operating Officer of Newell since May 1992 and a Director since 1992. Prior thereto, Mr. Ferguson was President--Operating Companies of Newell from January 1989 through May 1992. He was Vice President--Controller of Newell from February 1988 through December 1988.

  Robert L. Katz has been President of Robert L. Katz & Associates, consultants in corporate strategy, for more than five years and a Director on the Newell Board since 1975. For sixteen years, Dr. Katz taught Business Policy and Organizational Behavior at the Stanford, Harvard and Dartmouth Graduate Schools of Business. He is also a director of HON Industries Inc., an office furniture manufacturing company.

  William D. Marohn retired as Vice Chairman of the Board of Whirlpool Corporation, a manufacturer and marketer of major home appliances, in December 1998, which he had served as since 1997. From October 1992 through 1997, Mr. Marohn served as the President and Chief Operating Officer of Whirlpool. From January 1992 through October 1992, Mr. Marohn served as President and Chief Executive Officer of Whirlpool Europe, B.V. From 1989 through January 1992, Mr. Marohn served as Executive Vice President of Whirlpool's North American Appliance Group. From 1988 through 1989, Mr. Marohn served as President of Whirlpool's Kenmore Appliance Group. Mr. Marohn had been associated with Whirlpool since 1964. Mr. Marohn has been a director of Rubbermaid since 1993.

  Elizabeth Cuthbert Millett has been the owner and operator of Plum Creek Ranch, a commercial cattle production company located in Newcastle, Wyoming, for more than five years and a Director on the Newell Board since 1995.

  Cynthia A. Montgomery has been a Professor of Business Administration at the Harvard University Graduate School of Business since 1989 and a Director on the Newell Board since 1995. Prior thereto, Professor Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. She is also a director of UNUM Corporation, an insurance company, and 28 mutual funds managed by Merrill Lynch & Co. or one of its subsidiary investment companies.

  Allan P. Newell has been a private investor for more than five years and a Director on the Newell Board since 1982.

  Gordon R. Sullivan has been President, Association of the United States Army since February 1998. From 1995 through 1997, Mr. Sullivan served as Corporate Vice President, Coleman Research Corporation, a systems engineering company and a subsidiary of Thermo Electron Corporation. From 1991 through 1995, Mr. Sullivan served as Chief of Staff of the United States Army. Prior thereto, Mr. Sullivan served as Vice Chief of Staff and Deputy Chief of Staff for Operations and Plans of the United States Army. Mr. Sullivan is also a director of Shell Oil Company, a worldwide petrochemical manufacturer and marketer, and Army National Bank. Mr. Sullivan has been a director of Rubbermaid since 1995.

  Please note that Daniel C. Ferguson and Thomas A. Ferguson, Jr. are not related.

                                                 INFORMATION ABOUT OUR COMPANIES

Executive Officers

  Newell's current executive officers will continue in their same capacities with Newell following the merger. In addition to Messrs. McDonough and T. Ferguson, the other senior executive officers of Newell are:

      Name                       Age Position with Newell
      ----                       --- --------------------
      Donald L. Krause..........  59 Senior Vice President--Corporate Controller
      William T. Alldredge......  58 Vice President--Finance
      Richard C. Dell...........  51 Group President
      William J. Denton.........  54 Group President
      Robert S. Parker..........  52 Group President
      Gilbert A. Niesen.........  54 Vice President--Personnel Relations

  Donald L. Krause has served as Senior Vice President--Corporate Controller of Newell since March 1990. He was President--Industrial Companies from February 1988 to March 1990.

  William T. Alldredge has served as Vice President--Finance of Newell since August 1983.

  Richard C. Dell has served as Group President of Newell since June 1992. He was President of Amerock from November 1989 to June 1992, and President of EZ Paintr from September 1987 to November 1989.

  William J. Denton has served as Group President of Newell since March 1990. From April 1989 to March 1990, he was Vice President--Corporate Controller. Mr. Denton was President of Anchor Hocking Glass from August 1987 to April 1989.

  Robert S. Parker has served as Group President of Newell since August 1998. He was President of Sanford Corporation from February 1992 through August 1998.

  Gilbert A. Niesen has served as Vice President--Personnel Relations of Newell since May 1998. He was Vice President of Human Resources of Mirro from March 1994 to May 1998, and Vice President of Human Resources of Amerock Corporation from December 1987 to March 1994.

INFORMATION ABOUT OUR COMPANIES

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Rubbermaid Board with respect to the merger agreement, stockholders of Rubbermaid should be aware that certain directors and members of management of Rubbermaid have interests in the merger that are in addition to their interests as stockholders of Rubbermaid generally. The Rubbermaid Board was aware of these interests and considered them, among other matters, in approving the merger.

  Newell Directors. The merger agreement provides that six Rubbermaid designees designated by the Chairman of Rubbermaid's Nominating Committee, Tom H. Barrett, are to become members of the Newell Board at the time of the merger. Upon the appointment of Rubbermaid's director designees, the Newell Board will consist of 15 directors, six of whom were directors of Rubbermaid at the date of the merger agreement. The merger agreement also provides that at the time of the merger, Mr. Schmitt will become a Vice Chairman of the Newell Board. See "Directors and Executive Officers of Newell after the Merger."

  Stock Options, Restricted Stock and Performance Shares. Rubbermaid has issued stock options, restricted stock and performance shares to certain officers and key employees under its Amended and Restated 1989 Stock Incentive and Option Plan. Under the terms of that option plan, Rubbermaid stock options that are outstanding as of the date of a "change in control" of Rubbermaid become fully vested and exercisable, and the restrictions on restricted stock and performance shares lapse on the day before a "change in control" of Rubbermaid. A "change in control" of Rubbermaid, for purposes of its option plan, occurred as a result of the filing by Rubbermaid of a Current Report on Form 8-K with the Securities and Exchange Commission on October 21, 1998 announcing the signing of the merger agreement. Under the merger agreement, each outstanding Rubbermaid stock option will be converted into an option to purchase a number of shares of Newell common stock, and each outstanding Rubbermaid restricted stock and performance share will be converted into a number of shares of Newell common stock. That number, in each case, will be determined as provided for in the merger agreement and described in "Material Provisions of the Merger Agreement--Additional Agreements--Stock Options, Performance Shares and Restricted Stock."

  The number of vested Rubbermaid stock options beneficially owned by the five most highly compensated executive officers of Rubbermaid for the year ended December 31, 1998 increased as a result of the change in control of Rubbermaid as follows:

                                  Number of    Weighted   Number of    Weighted
                                Options Vested Average  Options Vested Average
                                before Change  Exercise  after Change  Exercise
Name and Principal Position       in Control    Price     in Control    Price
---------------------------     -------------- -------- -------------- --------
Wolfgang R. Schmitt............    475,791      $28.94     739,125      $27.56
 Chairman of the Board and
 Chief Executive Officer
Charles A. Carroll.............    199,358      $25.61     319,359      $25.41
 President and Chief
 Operating Officer
Joseph M. Ramos................     86,552      $27.46     113,352      $26.93
 President and Chief
 Operating Officer,
 Rubbermaid Commercial
 Products
Derial H. Sanders..............     36,744      $27.62      62,044      $26.61
 President and Chief
 Operating Officer,
 Graco Children's Products
David T. Gibbons...............     50,004      $25.05      95,005      $25.02
 President and General
 Manager,
 Rubbermaid Europe

                                                 INFORMATION ABOUT OUR COMPANIES

  In addition, the number of vested Rubbermaid stock options beneficially owned by other present or former directors or employees of Rubbermaid increased as a result of the change in control of Rubbermaid from 827,020 stock options which were vested prior to the change in control with an average exercise price of $25.74 per share to 1,833,375 vested stock options after the change in control with an average exercise price of $25.54 per share.

  The five most highly compensated executive officers of Rubbermaid for the year ended December 31, 1998 had an aggregate of 150,972 shares of restricted stock and performance shares on which restrictions lapsed as of October 20, 1998 as a result of the change in control of Rubbermaid. In addition, other present or former employees of Rubbermaid had, in the aggregate, 236,498 shares of restricted stock and performance shares on which restrictions lapsed as of October 20, 1998 as a result of the change in control of Rubbermaid.

  Change in Control Employment Agreements. Rubbermaid has in place existing change in control employment agreements with 16 key executive officers and key employees of Rubbermaid and its subsidiaries.

  If a key executive's or key employee's employment is terminated in a "qualifying termination" within five years following a change in control of Rubbermaid, Rubbermaid will pay to that person within five days of the termination a lump sum amount equal to three times the sum of:

  . his or her base salary;

  . his or her annual incentive bonus;

  . the dollar value of his or her long term incentive award; and

  . $50,000, increased by the percentage increase in the U.S. Consumer Price
    Index from 1996 to the date of the qualifying termination.

In addition, Rubbermaid will continue to provide to that person, for three years following the qualifying termination, all perquisites, benefits and service credit for benefits provided under any and all welfare, retirement, deferred compensation, salary continuation and expense reimbursement plans or arrangements in which that person is entitled to participate or which may be adopted in the future, or cash in lieu thereof. If any payment made to a key executive or key employee is subject to any excise tax under Section 4999 of the Internal Revenue Code, a gross-up payment will be made to place that person in the same net after-tax position as would have been the case if no excise tax were imposed.

  A "change in control" of Rubbermaid for purposes of Rubbermaid's change in control employment agreements has occurred as a result of the filing by Rubbermaid of a Current Report on Form 8-K with the Securities and Exchange Commission on October 21, 1998 announcing the signing of the merger agreement. A "qualifying termination" means:

  . any termination by a key executive or a key employee for any reason within two years following the change in control of Rubbermaid;

  . any termination of a key executive or a key employee by Rubbermaid or its successor without Cause, as that term is used in Rubbermaid's change in control employment agreements, within the third, fourth or fifth year following the change in control of Rubbermaid; or

  . any termination by a key executive or a key employee for Good Reason, as that term is used in Rubbermaid's change in control employment agreements, within the third, fourth or fifth year following the change in control of Rubbermaid.

It is presently estimated, based upon certain assumptions and data available as of a recent date, that if the key executives' and key employees' employment is terminated immediately following the merger

INFORMATION ABOUT OUR COMPANIES
under circumstances entitling those persons to severance benefits under Rubbermaid's change in control employment agreements, those persons will be entitled to severance benefits approximately in the following amounts, which include required excise tax gross-up payments (in millions):

                                                     Excise Tax Gross-Up
      Name                      Severance Benefit(1)     Payment(2)      Total Benefits
      ----                      -------------------- ------------------- --------------
      Wolfgang R. Schmitt.....         $12.1                $ 7.7            $19.8
      Charles A. Carroll......           6.9                  4.4             11.3
      Joseph M. Ramos.........           3.0                  2.0              5.0
      Derial H. Sanders.......           2.7                    0              2.7
      David T. Gibbons........           3.1                  1.9              5.0
      All Other Key Executives
       as a Group.............          21.1                 12.1             33.2

-------
(1) Severance benefits are subject to income taxation at the key executive's or key employee's highest marginal rate.
(2) Excise tax gross-up payment will be remitted directly to the Internal Revenue Service by Rubbermaid.

  Indemnification and Insurance. Under the merger agreement, Newell agreed to provide certain continuing indemnification and insurance benefits for officers, directors and employees of Rubbermaid. See "Material Provisions of the Merger Agreement--Additional Agreements--Indemnification and Insurance."

                                                 INFORMATION ABOUT OUR COMPANIES

                       COMPARISON OF STOCKHOLDER RIGHTS

  The rights of Rubbermaid stockholders are currently governed by Ohio law and Rubbermaid's articles of incorporation and code of regulations. The rights of Newell stockholders are currently governed by Delaware law and Newell's certificate of incorporation and bylaws. In accordance with the merger agreement, at the time of the merger, each issued and outstanding share of Rubbermaid common stock, other than dissenting shares and any shares owned by Newell or Newell's merger subsidiary or held by Rubbermaid as treasury stock, will be converted into the right to receive 0.7883 of a share of Newell common stock. Accordingly, upon completion of the merger, the rights of Newell stockholders and Rubbermaid stockholders who become stockholders of Newell in the merger will be governed by Delaware law, Newell's certificate of incorporation and Newell's bylaws. The following are summaries of the material differences between the current rights of Rubbermaid stockholders and the rights of Newell stockholders.

  The following discussions are not intended to be complete and are qualified by reference to Rubbermaid's articles of incorporation, and code of regulations and Newell's certificate of incorporation and bylaws. Copies of these documents are incorporated by reference in this document and will be sent to stockholders of Newell and Rubbermaid upon request. See "Where You Can Find More Information."

Cumulative Voting

  Rubbermaid. Under Ohio law, cumulative voting is required to be available for the election of directors if notice to that effect is given by a stockholder prior to a stockholders' meeting and an announcement to that effect is made at the meeting. Cumulative voting may be eliminated under Ohio law by an amendment of the articles of incorporation. Rubbermaid's articles of incorporation do not provide for the elimination of cumulative voting for the election of directors and, as such, cumulative voting is available for the election of Rubbermaid's directors.

  Newell. Under Delaware law, stockholders do not have the right to cumulate their votes in the election of directors unless that right is granted in the certificate of incorporation. Newell's certificate of incorporation does not provide for cumulative voting.

Appraisal and Dissenters' Rights

  Rubbermaid. Under Ohio law, dissenting stockholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Stockholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, stockholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which those stockholders are entitled to voting rights. Ohio law provides stockholders of an acquiring corporation with voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting rights of the acquiring corporation immediately after the transaction is completed. A stockholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to the appraisal rights.

  Newell. Under Delaware law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, Delaware law does not provide for appraisal rights:

  . if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National

COMPARISON OF STOCKHOLDER RIGHTS

   Association of Securities Dealers, Inc., as long as the shares received are also likewise listed, or are held of record by more than 2,000 stockholders; or

  . if the corporation is the surviving corporation and no vote of its stockholders is required for the merger.

Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide. Newell's certificate of incorporation does not so provide.

Stockholder Action by Written Consent

  Rubbermaid. Under Ohio law, unless prohibited by the articles of incorporation or the code of regulations, any action by stockholders generally must be taken at a meeting, unless a written consent stating the action to be taken is signed by all the stockholders who would be entitled to notice of the meeting held to consider the subject matter of the written consent. Rubbermaid's code of regulations does not prohibit Rubbermaid's stockholders from acting by written consent.

  Newell. Under Delaware law, unless the certificate of incorporation provides otherwise, any action by stockholders must be taken at a meeting of stockholders, unless a written consent stating the action to be taken is signed by stockholders having not less than the minimum number of votes necessary to take that action at a meeting at which all shares entitled to vote were present and voted. Newell's certificate of incorporation provides that any action required to be taken by the stockholders must be effected by a duly called annual or special meeting and cannot be effected by written consent of stockholders.

Control Share Acquisitions

  Rubbermaid. Section 1701.831 of the Ohio law provides that certain notice and informational filings and special stockholder meeting and voting procedures must be followed prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares which would entitle the acquiror, immediately after that acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of that voting power:

  . one-fifth or more but less than one-third of that voting power;

  . one-third or more but less than a majority of that voting power; or

  . a majority or more of that voting power.

Assuming compliance with the notice and information filings prescribed by statute, the proposed control share acquisition may be made only if, at a special meeting of stockholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the "interested shares," being the shares held by the intended acquiror and the directors and officers of the issuer.

  Newell. Delaware law does not contain a control share acquisition statute or provision. See "--Business Combinations with Certain Persons" for certain restrictions imposed by Delaware law and Newell's certificate of incorporation regarding business combinations.

Constituencies Provisions

  Rubbermaid. Section 1701.59 of the Ohio law permits a director, in determining what that director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following:

  . the interests of the corporation's employees, suppliers, creditors, and customers;

  . the economy of the state and nation;

  . community and societal considerations; and

                                                COMPARISON OF STOCKHOLDER RIGHTS

  . the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

  Newell. Delaware law contains no comparable provision to Section 1701.59 of the Ohio law.

Amendment of Charter Documents

  Rubbermaid. Ohio law permits the adoption of amendments to the articles of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise two-thirds of the voting power of the corporation, or a lesser, but not less than a majority, or greater vote as specified in the articles of incorporation. Amendment of Rubbermaid's articles of incorporation requires the approval of the holders of at least two-thirds of the voting power then outstanding, except that amendment of the following provisions requires the affirmative vote of the holders of shares of Rubbermaid entitled to exercise 85% of the voting power of Rubbermaid, as well as of the holders of 85% of the Rubbermaid common stock voting separately as a class:

  . Article Fifth, which relates to certain tender offers;

  . Article Sixth, which relates to transactions with related corporations or affiliates; and

  . Article Seventh, which relates to the directors' authority to purchase any securities of Rubbermaid.

  Under Ohio law, a code of regulations may be adopted, amended or repealed only by approval of the stockholders either at a meeting of stockholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on that proposal or by written consent signed by holders of shares entitling them to exercise two-thirds of the voting power on that proposal. Rubbermaid's code of regulations provides that they may be amended by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power on that proposal, but no amendment to Rubbermaid's code of regulations reducing the number of directors shall have the effect of removing any director prior to the expiration of the director's term of office.

  Newell. Delaware law provides that an amendment to a corporation's certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and that a majority of the voting power of the then outstanding capital stock of the company approve the amendment, although the certificate of incorporation may provide for a greater vote. Newell's certificate of incorporation provides that it may be amended as prescribed by Delaware law, except that amendment of the following provisions must be approved by the affirmative vote of 75% of the voting power of Newell:

  . Article Sixth, which relates to the election and classes of the Newell
    Board;

  . Article Eighth, which relates to the nomination of the Newell Board;

  . Article Ninth, which relates to stockholder actions to be effected at a duly called meeting of stockholders; and

  . Article Tenth, which relates to selected business combinations.

Delaware law provides that amendment of a corporation's bylaws may be made by holders of a majority of the voting power of the outstanding capital stock of the corporation. Newell's certificate of incorporation provides that the Newell Board is authorized to amend Newell's bylaws.

Business Combinations with Certain Persons

  Rubbermaid. Rubbermaid is subject to Chapter 1704 of the Ohio law, which prohibits certain business combinations and transactions between an "issuing public corporation" and an "Ohio law

COMPARISON OF STOCKHOLDER RIGHTS
interested stockholder" for at least three years after the Ohio law interested stockholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the Ohio law interested stockholder attains 10% ownership. An "issuing public corporation" is an Ohio corporation with 50 or more stockholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. An "Ohio law interested stockholder" is a beneficial owner of 10% or more of the shares of a corporation. Examples of transactions regulated by Chapter 1704 include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares.

  Subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that certain conditions are satisfied, including:

  . prior to the interested stockholder's share acquisition date, the board of directors approved the purchase of shares by the interested stockholder;

  . the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the Ohio law interested stockholder; or

  . the business combination results in stockholders, other than the Ohio law interested stockholder, receiving a fair price plus interest for their shares.

Chapter 1704 is applicable to all corporations formed under Ohio law.

  Newell. Section 203 of the Delaware law, which applies to Newell, regulates transactions with major stockholders after they become major stockholders.
Section 203 prohibits a Delaware corporation from engaging in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of stock and other transactions, with a "Delaware law interested stockholder" for a period of three years after that stockholder becomes a Delaware law interested stockholder. A "Delaware law interested stockholder" is a person or group that owns 15% or more of the voting stock of a corporation. These restrictions on transactions involving a Delaware law interested stockholder do not apply in certain circumstances, including those in which:

  . before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming a Delaware law interested stockholder;

  . in the transaction that resulted in the person or group becoming a Delaware law interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans;

  . after the person or group became a Delaware law interested stockholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the Delaware law interested stockholder approved the business combination; or

  . certain competitive bidding circumstances were present.

Director Liability And Indemnification

  Rubbermaid. Under Ohio law, Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent that person succeeds on the merits. In all other cases, if it is determined that a director, officer , employee or agent acted in good faith and in a manner

                                                COMPARISON OF STOCKHOLDER RIGHTS
he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation or code of regulations, or by contract, except with respect to the advancement of expenses of directors. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons. Rubbermaid's code of regulations provides for the purchase of this insurance.

  Ohio law provides that a director is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director. The director must agree, however, to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

  Rubbermaid's code of regulations provides for indemnification by Rubbermaid to the fullest extent expressly permitted by Ohio law of any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Rubbermaid or of any other corporation for which he or she was serving as a director, officer, employee or agent at the request of Rubbermaid.

  Newell. Delaware law allows a Delaware corporation to include in its certificate of incorporation, and Newell's certificate of incorporation contains, a provision eliminating the liability of a director for monetary damages for a breach of his or her fiduciary duties as a director, except liability:

  . for any breach of the director's duty of loyalty to Newell or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

  . under Section 174 of the Delaware law, which deals generally with unlawful payments of dividends, stock repurchases and redemptions; and

  . for any transaction from which the director derived an improper personal benefit.

  Newell's bylaws provide for indemnification of Newell's current or former directors or officers to the fullest extent permitted by Delaware law and provide for the same indemnity for current or former employees or agents of Newell at the discretion of the Newell Board. Delaware law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as expenses in the context of actions other than derivative actions, if that person acted in good faith and in a manner he or she reasonably believed to be in good faith or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, if that person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against that person for actions in that capacity is mandatory to the extent that that person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not permitted, subject to limited exceptions when a court deems the award of expenses appropriate.

  Delaware law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any of those persons is otherwise eligible for indemnification by the corporation. Newell's certificate of incorporation and bylaws also permit the purchase of this insurance. Advancement of expenses is permitted, but a person receiving advances must repay those expenses if it is ultimately determined that he or she is not entitled to indemnification.

COMPARISON OF STOCKHOLDER RIGHTS

Removal of Directors

  Rubbermaid. Ohio law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors. However, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against that director's removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. Rubbermaid's code of regulations provide that a director may be removed by the Rubbermaid Board if:

  . by order of court a director has been found to be of unsound mind, or if he or she is adjudicated bankrupt; or

  . within sixty days from the date of election, the director does not qualify by accepting in writing his or her election or by acting at a meeting of the Rubbermaid Board.

  Newell. Delaware law provides that directors may be removed from office with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, provided that if a corporation has a classified board, stockholders may effect a director's removal only for cause, unless its certificate of incorporation provides otherwise. Newell's certificate of incorporation does provide for a classified board and does not provide for the removal of directors.

Special Meetings of Stockholders

  Rubbermaid. Under Ohio law, a special meeting of stockholders may be called by the chairman, the president, the directors by action at a meeting, a majority of the directors voting without a meeting, persons owning 25% of the outstanding shares entitled to vote at that meeting, or a less or greater proportion as specified in the articles or regulations but not greater than 50%, or the person(s) authorized to do so by the articles of incorporation or the code of regulations. Rubbermaid's code of regulations provide that special meetings of stockholders may be called by the Chairman of the Rubbermaid Board, the President or a Vice President of Rubbermaid, a majority of the directors acting with or without a meeting or by persons who hold not less than 50% of all shares entitled to vote at that stockholders' meeting.

  Newell. Under Delaware law, special stockholder meetings may be called by the board of directors and by any person authorized by the certificate of incorporation or the bylaws. Newell's bylaws provide that a special meeting of the stockholders may be called only by the Chairman of the Newell Board, by the Newell Board or by the President of Newell.

Certain Business Combinations

  Rubbermaid. Ohio law permits mergers without approval by stockholders of the surviving corporation if, among other things, no amendment of the articles of incorporation is involved and no more than a specified maximum increase in outstanding voting stock will result. Under Ohio law, the maximum permitted increase is any amount less than one-sixth of a corporation's resulting shares possessing voting power in the election of directors.

  Rubbermaid's articles of incorporation provide that the affirmative vote of the holders of shares entitled to exercise 85% of the voting power of the corporation and the affirmative vote of the holders of 85% of the common stock at the time outstanding must vote to approve a business combination transaction with a "related corporation." In general, a "related corporation," for purposes of this provision, includes any person that is the beneficial owner of 25% or more of the voting capital stock of Rubbermaid. Rubbermaid's articles of incorporation do not include any provision governing the approval of business combinations with unrelated corporations, and accordingly the matter is governed by Ohio law. Under Ohio law, unless otherwise provided in the articles of incorporation, any merger,

                                                COMPARISON OF STOCKHOLDER RIGHTS
consolidation or sale of substantially all of the assets of the corporation requires the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power.

  Newell. Delaware law generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation by a vote of the holders of a majority of all outstanding shares entitled to vote thereon, although the certificate of incorporation may provide for a greater vote.

  Newell's certificate of incorporation includes specific provisions with respect to mergers and other business combinations. In general, these provisions require that, in the case of a proposed merger or other business combination involving Newell and an "interested stockholder," which includes, among other things, the beneficial owner of 5% or more of the voting power of the outstanding voting power of Newell, the approving vote of the holders of at least 75% of all shares of Newell's voting stock is required to approve that transaction, unless the business combination has been approved by a majority of directors not affiliated with the interested stockholder or unless certain conditions regarding minimum price and procedural protections are met with respect to Newell's then outstanding voting stock.

Authorized Capital

  Rubbermaid. The authorized capital stock of Rubbermaid consists of 400,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock without par value.

  Newell. The authorized capital stock of Newell consists of 400,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock. The 10,000,000 authorized shares of preferred stock consist of 9,990,000 shares with a par value of $1.00 per share and 10,000 shares without par value. Newell currently anticipates seeking an increase in its authorized capital stock at its 1999 Annual Meeting of Stockholders.

  Delaware law and Ohio law provide that the governing documents of a corporation may authorize the corporation's board of directors to issue, without stockholder approval, a series of preferred or preference stock and to designate the rights, preferences, privileges and restrictions of that stock. Ohio law, however, does not permit the board of directors to fix the voting rights of any series of preferred or preference stock.

Number of Directors

  Rubbermaid. Under Ohio law, the number of directors may be fixed or changed by the stockholders or by the directors if so authorized by the articles of incorporation or code of regulations. Rubbermaid's code of regulations provide that the number of directors on the Rubbermaid Board shall be at least nine, and may be increased by Rubbermaid's stockholders. The Rubbermaid Board, at a meeting or by action without a meeting, may increase or decrease the number of directors authorized to serve on the Rubbermaid Board, but by no more than two. The Rubbermaid Board currently consists of 12 directors.

  Newell. Under Delaware law, unless the certificate of incorporation specifies the number of directors, a board of directors may change the authorized number of directors by an amendment to the corporation's bylaws if fixed in the bylaws, or in such manner as may be provided in the corporation's bylaws. If the certificate of incorporation specifies the number of directors, then that number can be changed only by amending the certificate of incorporation. Newell's certificate of incorporation does not specify the number of directors authorized to serve on the Newell Board. Newell's bylaws currently provide that the number of directors on the Newell Board shall be eleven, and the Newell Board currently consists of 11 directors. Under the merger agreement, at the time of

COMPARISON OF STOCKHOLDER RIGHTS
the merger, six members of the Rubbermaid Board will be appointed to the Newell Board, and Newell will amend its bylaws to provide that the size of the Newell Board will be increased to 15 directors.

Newly Created Directorships and Vacancies

  Rubbermaid. Ohio law provides that, unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. Rubbermaid's code of regulations provide for the filling of board seats when they are newly created or vacated. The number of directors may be increased by up to two directors by the Rubbermaid Board, or by any number of directors by a vote of two-thirds of the shares permitted to vote. A vacancy is deemed to exist when the stockholders vote to increase the authorized number of directors but fail at the meeting at which the increase is authorized to elect additional directors. Any vacancy on the Rubbermaid Board may be filled for the unexpired term by the remaining directors or director, though less than a majority of the whole Rubbermaid Board, by a vote of two-thirds of the Rubbermaid Board.

  Newell. Delaware law provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having a right to vote as a single class may be filled by a majority of the directors then in office. Newell's certificate of incorporation provides for the same process of filling vacancies and newly created directorships as Delaware law, and provides that any director so chosen will hold office until the annual meeting for the year in which the director's term expires and until his or her successor has been elected or qualified.

Committees of the Board of Directors

  Rubbermaid. Rubbermaid's code of regulations allows for the creation of an executive committee and other committees the Rubbermaid Board deems advisable. All committees are to be comprised of not fewer than three Board members. The chairman of the executive committee is elected by the Rubbermaid Board. Each committee is delegated its powers and duties as determined by the Rubbermaid Board, and may act by majority vote at a meeting or in writing.

  Newell. Newell's bylaws allow for the creation of committees by a majority vote of the Newell Board. All committees are to be comprised of at least two Board members, and may have one or more members designated as alternates. If a committee member is disqualified with respect to any matter, the non-disqualified Board members may appoint another member to act for the absent or disqualified member on that matter. Each committee shall have the rights provided to it by the resolution creating it or as provided by Newell's bylaws, subject to the limitations of Delaware law.

Share Purchase Rights Plans

  Rubbermaid. In June 1996, Rubbermaid adopted a Rights Agreement and issued, as a dividend, one common share purchase right for each outstanding share of Rubbermaid common stock. One Rubbermaid purchase right has also been issued with respect to each share of Rubbermaid common stock issued since the record date of that dividend.

  Each Rubbermaid purchase right entitles the holder to buy one share of Rubbermaid common stock at a price of $125 per share of Rubbermaid common stock, subject to adjustment. The Rubbermaid purchase rights will be exercisable only if a person or group acquires 10% or more of the outstanding shares of Rubbermaid common stock or announces a tender or exchange offer following which it would hold 10% or more of the outstanding shares of common stock of Rubbermaid. In some cases, a person or group that acquires less than 15% of the outstanding shares of Rubbermaid common stock will not make the Rubbermaid purchase rights exercisable merely because of that ownership.

                                                COMPARISON OF STOCKHOLDER RIGHTS

Those cases include ownership by certain institutional investors, individuals or groups that have indicated by public filings made pursuant to the Federal securities laws that they do not have an intention to, or reserve the right to, control or influence Rubbermaid. If a person or a group acquires 15% or more of the outstanding shares of Rubbermaid common stock, or acquires 10% or more and engages in specified self-dealing transactions or merges into Rubbermaid in a transaction in which Rubbermaid's common stock is not changed or exchanged, each holder of a Rubbermaid purchase right will receive, upon exercise of each purchase right, shares of Rubbermaid common stock with a market value of two times the exercise price of the purchase right, except that purchase rights owned by that person or group will be void. In the event Rubbermaid is acquired in a merger or other business combination or 50% or more of its assets or earning power is sold, each holder of a Rubbermaid purchase right will receive, upon exercise, common stock of Rubbermaid or of the acquiring company, in either case with a market value of two times the exercise price of the purchase right. Rubbermaid may redeem the purchase rights at a price of $.01 per purchase right prior to the time the purchase rights become exercisable. The purchase rights will expire on June 24, 2006, unless earlier redeemed or exchanged by the Rubbermaid Board. In connection with the negotiation of the merger agreement, Newell and Rubbermaid agreed that the Rubbermaid Board would amend Rubbermaid's Rights Agreement prior to signing the merger agreement to permit the merger to be completed and to cause Rubbermaid's purchase rights to expire immediately prior to the merger. The Rubbermaid Board adopted that amendment on October 20, 1998.

  Newell. In August 1998, Newell adopted a Share Purchase Rights Plan and issued, as a dividend, one common share purchase right for each outstanding share of Newell common stock. Each share of Newell common stock issued since the date of that dividend also includes one Newell purchase right, including shares to be issued in connection with the merger, except in the unlikely event that the purchase rights are redeemed or separately certificated prior to the merger. Newell's Rights Plan generally updates a prior rights plan that has since expired.

  Each Newell purchase right entitles the holder to buy one share of Newell common stock at a price of $200 per share, subject to adjustment. The Newell purchase rights will be exercisable only if a person or group acquires 15% or more of the outstanding Newell common stock or announces a tender or exchange offer following which it would hold 15% or more of Newell's outstanding common stock. If a person or group acquires 15% or more of the outstanding Newell common stock, each holder of a Newell purchase right will receive, upon exercise, shares of Newell common stock with a market value two times the exercise price of a Newell purchase right, except that purchase rights owned by that person or group will be void. If, following an acquisition by a person or group of 15% or more of the outstanding shares of Newell common stock, Newell was acquired in a merger or other business combination, each Newell purchase right would be exercisable for shares of Newell common stock or that number of the acquiring company's shares of common stock, in each case, having a market value of two times the exercise price of the Newell purchase right. Newell may redeem its purchase rights at a price of $.001 per purchase right prior to the time that a person or group acquires 15% of the outstanding Newell common stock and becomes an Acquiring Person as described in Newell's Rights Plan. The Newell purchase rights will expire on October 31, 2008.

Dividends

  Both Delaware law and Ohio Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. Delaware law provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year. Dividends may not be paid, however, if their payment reduces the corporation's capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. Ohio Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

COMPARISON OF STOCKHOLDER RIGHTS

                      WHERE YOU CAN FIND MORE INFORMATION

  We each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http: //www.sec.gov."

  Newell has filed with the Securities and Exchange Commission an S-4 registration statement with respect to the Newell common stock to be issued to holders of Rubbermaid common stock under the merger agreement. This joint proxy statement/prospectus constitutes the prospectus of Newell that is filed as part of the registration statement. Other parts of the registration statement are omitted from this joint proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Securities and Exchange Commission at prescribed rates.

  The Securities and Exchange Commission permits us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The following documents previously filed with the Securities and Exchange Commission by Newell (Commission File Number 1-9608) are incorporated by reference into this joint proxy statement/prospectus:

   1. Newell's Annual Report on Form 10-K, Form 10-K/A No. 1 and Form 10-K/A No. 2 for the fiscal year ended December 31, 1997;

   2. Newell's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 1998 relating to the sale of shares of common stock of Black & Decker Corporation held by Newell;

   3. Newell's Quarterly Report on Form 10-Q and Form 10Q/A No. 1 for the quarterly period ended March 31, 1998;

   4. Newell's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 1998 relating to Newell's acquisition of Calphalon Corporation;

   5. Newell's Proxy Statement relating to the Annual Meeting of Stockholders of Newell held on May 13, 1998;

   6. Newell's Quarterly Report on Form 10-Q and Form 10Q/A No. 1 for the quarterly period ended June 30, 1998;

   7. Newell's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 1998 relating to a Terms Agreement entered into by Newell in connection with its public offering of a series of Medium-Term Notes;

   8. Newell's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 1998 relating to the adoption by Newell of a new Rights Agreement and the declaration by Newell of a Rights dividend;

                                                               OTHER INFORMATION

   9. Newell's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998;

  10. Newell's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 1998 relating to the execution of the merger agreement;

  11. Newell's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 1998 relating to Newell's audited consolidated financial statements included as an exhibit to the Report which were filed to reflect Newell's 1998 acquisition of Calphalon Corporation as a pooling of interests;

  12. Newell's Current Report on Form 8-K and Form 8-K/A filed with the Securities and Exchange Commission on November 23, 1998 and December 1, 1998, respectively, relating to Rubbermaid's historical financial statements and pro forma financial information;

  13. The description of the Newell common stock contained in Newell's Registration Statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987; and

  14. The description of Newell's Rights contained in Newell's Registration Statement on Form 8-A12B dated August 28, 1998.

  The following documents previously filed with the Securities and Exchange Commission by Rubbermaid (Commission File Number 1-4188) are incorporated by reference into this joint proxy statement/prospectus:

  1. Rubbermaid's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  2. Rubbermaid's Quarterly Report on Form 10-Q for the quarterly period ended April 3, 1998;

  3. Rubbermaid's Proxy Statement relating to the Annual Meeting of Shareholders of Rubbermaid held on April 28, 1998;

  4. Rubbermaid's Quarterly Report on Form 10-Q for the quarterly period ended July 3, 1998;

  5. Rubbermaid's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarterly period ended October 2, 1998;

  6. Rubbermaid's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 1998 relating to the execution of the merger agreement; and

  7. Rubbermaid's Registration Statement on Form 8-A12B/A filed with the Securities and Exchange Commission on October 22, 1998.

  We are also incorporating by reference additional documents that we file with the Commission between the date of this joint proxy statement/prospectus and the date of the special meetings.

  If you are a Newell or Rubbermaid stockholder, you can obtain any of the documents incorporated by reference through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address or telephone number:

  Newell Co.                                      Rubbermaid Incorporated
  6833 Stalter Drive                              1147 Akron Road
  Suite 101                                       Wooster, Ohio 44691
  Rockford, Illinois 61108                        Tel: 1-330-264-6464 ext.
  Tel: 1-800-424-1941                             5342
  Attn: Office of Investor Relations              Attn: Office of Investor
                                                  Relations

  If you would like to request documents from us, please do so by February 26, 1999, to receive them before the special meetings.

OTHER INFORMATION

  You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposal(s) presented at your special stockholders' meeting. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 5, 1999. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to you nor the issuance of Newell common stock in the merger shall create any implication to the contrary.

  This joint proxy statement/prospectus is being furnished:

    (1) to Rubbermaid stockholders in connection with the solicitation of proxies by the Rubbermaid Board for use at Rubbermaid's special meeting. Each copy of this joint proxy statement/prospectus mailed to Rubbermaid stockholders is accompanied by a form of proxy for use at Rubbermaid's special meeting. This joint proxy statement/prospectus also serves as a prospectus for holders of Rubbermaid common stock in connection with the Newell common stock to be issued upon completion of the merger; and

    (2) to Newell stockholders in connection with the solicitation of proxies by the Newell Board for use at Newell's special meeting. Each copy of this joint proxy statement/prospectus mailed to Newell stockholders is accompanied by a form of proxy for use at Newell's special meeting.

  Newell has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Newell, and Rubbermaid has supplied all such information relating to Rubbermaid.

                                    EXPERTS

  The consolidated financial statements of Newell set forth in Newell's Current Report on Form 8-K, dated November 17, 1998, have been audited by Arthur Andersen LLP, independent accountants, as stated in their report in the Form 8-K thereon and incorporated by reference in this document. Those consolidated financial statements have been incorporated by reference in this document and in Newell's S-4 registration statement of which this document forms a part in reliance upon Arthur Andersen LLP's report given upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Rubbermaid as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this document and in Newell's S-4 registration statement of which this document forms a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this document, and upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  Certain legal matters relating to the validity of the Newell common stock issuable in connection with the merger and certain federal income tax matters relating to the merger will be passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois. Schiff Hardin & Waite has advised Newell that a member of the firm participating in the representation of Newell in connection with this joint proxy statement/prospectus owns approximately 3,900 shares of Newell common stock. Certain legal matters relating to federal income tax matters relating to the merger will be passed upon for Rubbermaid by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                                               OTHER INFORMATION

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of Arthur Andersen LLP will be present at Newell's special meeting, and representatives of KPMG LLP will be present at Rubbermaid's special meeting. In each case, these representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                         FUTURE STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of Newell must have been received by the Corporate Secretary of Newell not later than November 19, 1998 for inclusion in the proxy materials for that meeting.

  Due to the contemplated consummation of the merger, Rubbermaid does not currently expect to hold a 1999 Annual Meeting of Stockholders because, following the merger, Rubbermaid will not be a publicly traded company. In the event that the merger is not consummated and Rubbermaid's annual meeting is held on its assigned date, to be eligible for inclusion in Rubbermaid's proxy statement and form of proxy relating to that meeting, proposals of stockholders of Rubbermaid must have been received by Rubbermaid no later than November 13, 1998. In the event that the merger is not consummated and Rubbermaid's 1999 Annual Meeting of Stockholders is delayed, proposals of stockholders intended to be presented at that meeting must be received by Rubbermaid within a reasonable time after Rubbermaid announces publicly the date of the meeting and before Rubbermaid mails its proxy statement to stockholders in connection with the meeting.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

  Newell and Rubbermaid have made statements in this document and in documents that are incorporated by reference in this document that constitute forward-looking statements, as that term is defined in the Securities Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Newell, Rubbermaid or the combined company. These statements may relate to, but are not limited to, information or assumptions about sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, the Year 2000 plans and related risks, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, synergies, management's plans, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "expect," "should" or similar expressions. You should understand that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessarily limited to, those discussed below and in the documents referred to in this document. In addition, there can be no assurance that:

  . we have correctly identified and assessed all of the factors affecting
    Newell's or Rubbermaid's businesses;

  . the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

  . our analysis is correct; or

  . our strategies, which are based in part on this analysis, will be successful.

OTHER INFORMATION

  Retail Economy. Our businesses depend on the strength of the retail economies in various parts of the world, primarily in the U.S. and to a lesser extent in:

  . Asia, including Australia and New Zealand;

  . Canada;

  . Europe, including the Middle East and Africa; and

  . Latin America, including Mexico and Central America.

These retail economies are affected by such factors as consumer demand, the conditions of the consumer products retail industry and weather conditions. In recent years, the consumer products retail industry has been characterized by intense competition and consolidation among both product suppliers and retailers.

  Nature of the Marketplace. We compete with numerous other manufacturers and distributors of consumer products, many of which are large and well-established. In addition, our principal customers are volume purchasers, many of which are much larger than us and have strong bargaining power with suppliers, which limits our ability to recover cost increases through increased selling prices. The rapid growth of large mass merchandisers, such as discount stores, warehouse clubs, home centers and office superstores, together with changes in consumer shopping patterns, have contributed to a significant consolidation of the consumer products retail industry and the formulation of dominant multi-category retailers. Other trends among retailers are to require manufacturers to supply innovative new products, maintain or reduce product prices or deliver products with shorter lead times, or for the retailer to import generic products directly from foreign sources. The combination of these market influences has created an intensely competitive environment in which our principal customers continuously evaluate which product suppliers to use, resulting in pricing pressures and the need for ongoing improvements in customer service.

  Growth by Acquisition. The acquisition of companies that sell branded, staple consumer product lines to volume purchasers is one of the foundations of Newell's and Rubbermaid's growth strategies. The ability of Newell to continue to make sufficient strategic acquisitions at reasonable prices and to integrate the acquired businesses profitably within a reasonable period of time are important factors in Newell's future earnings growth.

  Foreign Operations. Foreign operations, which include manufacturing in Canada, Mexico, Brazil, Colombia, Venezuela and many countries in Europe, and importing products from the Far East, increasingly are becoming important to our businesses. Foreign operations can be affected by factors such as currency devaluation and other currency fluctuations, tariffs, nationalization, exchange controls, interest rates, limitations on foreign investment in local businesses and other political, economic, regulatory risks and difficulties as well as by delays in business expansion outside the U.S.

  Integration of Rubbermaid. After the merger, Newell will commence the process of integrating Rubbermaid's businesses into those of Newell. The ability of Newell to integrate these businesses successfully, given the size of Rubbermaid and the differences in corporate cultures, as well as to fully realize anticipated operating income improvements, are important factors in Newell's future earnings growth.

                                                               OTHER INFORMATION

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                                  NEWELL CO.,

                                ROOSTER COMPANY

                                      and

                            RUBBERMAID INCORPORATED

                          Dated as of October 20, 1998

                                                                         ANNEXES

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE 1

                                   THE MERGER

 Section 1.1 The Merger...................................................  A-1
 Section 1.2 Closing......................................................  A-1
 Section 1.3 Effective Time...............................................  A-2
 Section 1.4 Effects of the Merger........................................  A-2
 Section 1.5 Articles of Incorporation and Code of Regulations............  A-2
 Section 1.6 Directors and Officers of the Surviving Corporation..........  A-2

                                   ARTICLE 2

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

 Section 2.1 Effect on Capital Stock......................................  A-2
         (a) Cancellation of Treasury Stock and Company-Owned Stock.......  A-2
         (b) Conversion of Company Common Stock...........................  A-2
         (c) Capital Stock of Merger Sub..................................  A-3
 Section 2.2 Exchange of Certificates.....................................  A-3
         (a) Exchange Agent...............................................  A-3
         (b) Exchange Procedures..........................................  A-3
         (c) Distributions with Respect to Unexchanged Shares.............  A-3
         (d) No Further Ownership Rights in Company Common Stock..........  A-4
         (e) No Fractional Shares.........................................  A-4
         (f) Termination of Exchange Fund.................................  A-4
         (g) No Liability.................................................  A-5
         (h) Investment of Exchange Fund..................................  A-5
         (i) Lost Certificates............................................  A-5
 Section 2.3 Certain Adjustments..........................................  A-5
 Section 2.4 Dissenters' Rights...........................................  A-5
 Section 2.5 Further Assurances...........................................  A-5

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

 Section 3.1 Representations and Warranties of the Company................  A-6
         (a) Organization, Standing and Corporate Power...................  A-6
         (b) Subsidiaries.................................................  A-6
         (c) Capital Structure............................................  A-6
         (d) Authority; Noncontravention..................................  A-7
         (e) Reports; Undisclosed Liabilities.............................  A-8
         (f) Information Supplied.........................................  A-8
         (g) Absence of Certain Changes or Events.........................  A-9
         (h) Compliance with Applicable Laws; Litigation..................  A-9

                                                                         ANNEXES

                                                                            PAGE
                                                                            ----
         (i) Absence of Changes in Benefit Plans..........................  A-10
         (j) ERISA Compliance.............................................  A-10
         (k) Taxes........................................................  A-12
         (l) Voting Requirements..........................................  A-12
         (m) State Takeover Statutes......................................  A-12
         (n) Accounting Matters...........................................  A-13
         (o) Brokers......................................................  A-13
         (p) Ownership of Acquiror Capital Stock..........................  A-13
         (q) Certain Contracts............................................  A-13
         (r) The Company Rights Agreement.................................  A-13
         (s) Opinion of Financial Advisor.................................  A-13
         (t) Environmental Matters........................................  A-13
         (u) Intellectual Property........................................  A-15
 Section 3.2 Representations and Warranties of Acquiror and Merger Sub....  A-15
         (a) Capitalization of Merger Sub.................................  A-15
         (b) Organization, Standing and Corporate Power...................  A-15
         (c) Subsidiaries.................................................  A-16
         (d) Capital Structure............................................  A-16
         (e) Authority; Noncontravention..................................  A-17
         (f) Reports; Undisclosed Liabilities.............................  A-18
         (g) Information Supplied.........................................  A-18
         (h) Absence of Certain Changes or Events.........................  A-18
         (i) Compliance with Applicable Laws; Litigation..................  A-19
         (j) Absence of Changes in Benefit Plans..........................  A-19
         (k) ERISA Compliance.............................................  A-20
         (l) Taxes........................................................  A-21
         (m) Voting Requirements..........................................  A-22
         (n) State Takeover Statutes......................................  A-22
         (o) Accounting Matters...........................................  A-22
         (p) Brokers......................................................  A-22
         (q) Ownership of the Company Capital Stock.......................  A-22
         (r) Certain Contracts............................................  A-22
         (s) Opinion of Financial Advisor.................................  A-22
         (t) Environmental Matters........................................  A-23
         (u) Intellectual Property........................................  A-23

                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

 Section 4.1 Conduct of Business..........................................  A-24
        (a)  Conduct of Business by the Company...........................  A-24
        (b)  Conduct of Business by Acquiror..............................  A-25
        (c)  Coordination of Dividends....................................  A-27
        (d)  Other Actions................................................  A-27
        (e)  Advice of Changes............................................  A-27
        (f)  Control of Other Party's Business............................  A-27
 Section 4.2 No Solicitation by the Company...............................  A-27
 Section 4.3 No Solicitation by Acquiror..................................  A-29

ANNEXES

                                                                            PAGE
                                                                            ----

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

 Section 5.1  Preparation of the Form S-4 and the Joint Proxy Statement;
               Stockholders Meetings.....................................   A-31
 Section 5.2  Letters of the Company's Accountants.......................   A-32
 Section 5.3  Letters of Acquiror's Accountants..........................   A-32
 Section 5.4  Access to Information; Confidentiality.....................   A-32
 Section 5.5  Reasonable Best Efforts; Cooperation.......................   A-33
 Section 5.6  Stock Options, Restricted Stock and Employment Agreements..   A-34
 Section 5.7  Indemnification............................................   A-35
 Section 5.8  Fees and Expenses..........................................   A-36
 Section 5.9  Public Announcements.......................................   A-37
 Section 5.10 Affiliates.................................................   A-37
 Section 5.11 NYSE Listing...............................................   A-38
 Section 5.12 Stockholder Litigation.....................................   A-38
 Section 5.13 Tax Treatment..............................................   A-38
 Section 5.14 Pooling of Interests.......................................   A-38
 Section 5.15 Standstill Agreements; Confidentiality Agreements..........   A-38
 Section 5.16 Employee Benefit Plans.....................................   A-38
 Section 5.17 Post-Merger Operations.....................................   A-39
 Section 5.18 Acquiror Corporate Office..................................   A-39
 Section 5.19 Acquiror Board of Directors; Acquiror Officers.............   A-39

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

 Section 6.1  Conditions to Each Party's Obligation to Effect the Merger.   A-40
         (a)  Stockholder Approvals......................................   A-40
         (b)  Governmental and Regulatory Approvals......................   A-40
         (c)  No Injunctions or Restraints...............................   A-40
         (d)  Form S-4...................................................   A-40
         (e)  NYSE Listing...............................................   A-40
         (f)  Pooling....................................................   A-40
         (g)  Dissenting Shares..........................................   A-40
         (h)  HSR Act....................................................   A-40
 Section 6.2  Conditions to Obligations of Acquiror......................   A-40
         (a)  Representations and Warranties.............................   A-41
         (b)  Performance of Obligations of the Company..................   A-41
         (c)  Tax Opinion................................................   A-41
         (d)  No Material Adverse Change.................................   A-41
 Section 6.3  Conditions to Obligations of the Company...................   A-41
         (a)  Representations and Warranties.............................   A-41
         (b)  Performance of Obligations of Acquiror.....................   A-41
         (c)  Tax Opinion................................................   A-41
         (d)  No Material Adverse Change.................................   A-41
 Section 6.4  Frustration of Closing Conditions..........................   A-41

                                                                         ANNEXES

                                                                            PAGE
                                                                            ----

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

 Section 7.1  Termination.................................................  A-42
 Section 7.2  Effect of Termination.......................................  A-42
 Section 7.3  Amendment...................................................  A-43
 Section 7.4  Extension; Waiver...........................................  A-43
 Section 7.5  Procedure for Termination, Amendment, Extension or Waiver...  A-43

                                   ARTICLE 8

                               GENERAL PROVISIONS

 Section 8.1  Nonsurvival of Representations and Warranties...............  A-43
 Section 8.2  Notices.....................................................  A-43
 Section 8.3  Definitions.................................................  A-44
 Section 8.4  Interpretation..............................................  A-44
 Section 8.5  Counterparts................................................  A-45
 Section 8.6  Entire Agreement; No Third-Party Beneficiaries..............  A-45
 Section 8.7  Governing Law...............................................  A-45
 Section 8.8  Assignment..................................................  A-45
 Section 8.9  Consent to Jurisdiction.....................................  A-45
 Section 8.10 Headings....................................................  A-45
 Section 8.11 Severability................................................  A-45

ANNEXES

                             TABLE OF DEFINED TERMS

TERM                                                                   SECTION
----                                                                  ----------
Acquiror.............................................................   Recitals
Acquiror Acquisition Agreement.......................................     4.3(b)
Acquiror Authorized Preferred Stock..................................     3.2(d)
Acquiror Benefit Plans...............................................     3.2(j)
Acquiror Board.......................................................    5.19(a)
Acquiror Common Stock................................................     2.1(b)
Acquiror Disclosure Schedule.........................................        3.2
Acquiror Employee Stock Options......................................     3.2(d)
Acquiror Filed SEC Documents.........................................     3.2(h)
Acquiror Intellectual Property.......................................  3.2(u)(i)
Acquiror Notice......................................................     4.3(a)
Acquiror Permits.....................................................     3.2(i)
Acquiror Rights Agreement............................................     3.2(d)
Acquiror SEC Documents...............................................     3.2(f)
Acquiror Stock Plans.................................................     3.2(d)
Acquiror Stockholder Approval........................................     3.2(m)
Acquiror Stockholder Meeting.........................................     5.1(c)
Acquiror Superior Proposal...........................................     4.3(b)
Acquiror Takeover Proposal...........................................     4.3(a)
Acquiror Termination Fee.............................................     5.8(c)
Adjusted Option......................................................     5.6(a)
Adjustment Event.....................................................        2.3
Affiliate............................................................     8.3(a)
Agreement............................................................   Recitals
Certificates.........................................................     2.2(b)
Certificate of Merger................................................        1.3
Cleanup.............................................................. 3.1(t)(iv)
Closing..............................................................        1.2
Closing Date.........................................................        1.2
Code.................................................................   Recitals
Company..............................................................   Recitals
Company Acquisition Agreement........................................     4.2(b)
Company Authorized Preferred Stock...................................     3.1(c)
Company Award........................................................     5.6(b)
Company Benefit Plans................................................     3.1(i)
Company Board........................................................    5.19(a)
Company Common Stock.................................................   Recitals
Company Disclosure Schedule..........................................        3.1
Company Employee Stock Options.......................................     3.1(c)
Company Filed SEC Documents..........................................     3.1(g)
Company Intellectual Property........................................  3.1(u)(i)
Company Notice.......................................................     4.2(a)
Company Permits......................................................     3.1(h)
Company Rights Agreement.............................................     3.1(r)
Company SEC Documents................................................     3.1(e)
Company Stock Plan...................................................     3.1(c)
Company Stockholder Approval.........................................     3.1(l)
Company Stockholders Meeting.........................................     5.1(b)
Company Superior Proposal............................................     4.2(b)

                                                                         ANNEXES

TERM                                                                  SECTION
----                                                                ------------
Company Takeover Proposal..........................................       4.2(a)
Company Termination Fee............................................       5.8(b)
Confidentiality Agreement..........................................          5.4
Control............................................................       8.3(a)
Dissenting Shares..................................................       2.1(b)
Dissenting Stockholders............................................       2.1(b)
Effective Time.....................................................          1.3
Environmental Claim................................................    3.1(t)(v)
Environmental Laws.................................................   3.1(t)(vi)
ERISA..............................................................    3.1(j)(i)
ERISA Affiliate....................................................  3.1(j)(iii)
Exchange Act.......................................................       3.1(d)
Exchange Agent.....................................................       2.2(a)
Exchange Fund......................................................       2.2(a)
Exchange Ratio.....................................................       2.1(b)
Foreign Antitrust Laws.............................................       3.1(d)
Form S-4...........................................................       3.1(f)
Governmental Entity................................................       3.1(d)
Hazardous Materials................................................  3.1(t)(vii)
HSR Act............................................................       3.1(d)
Incentive Compensation.............................................      5.16(a)
Indemnified Liabilities............................................       5.7(a)
Indemnified Party(ies).............................................       5.7(a)
Joint Proxy Statement..............................................       3.1(d)
Knowledge..........................................................       8.3(b)
Liens..............................................................       3.1(b)
Material(ly).......................................................       8.3(c)
Material Adverse Change............................................       8.3(c)
Material Adverse Effect............................................       8.3(c)
Material Company Trademarks........................................    3.1(u)(i)
Merger.............................................................     Recitals
Merger Consideration...............................................       2.1(b)
Merger Sub.........................................................     Recitals
Newell Rubbermaid Inc. ............................................       5.1(c)
NYSE...............................................................   2.2(e)(ii)
OGCL...............................................................          1.1
Person.............................................................       8.3(d)
Pooling Affiliate..................................................      5.10(a)
Release............................................................ 3.1(t)(viii)
Restraints.........................................................       6.1(c)
SEC................................................................       3.1(b)
Securities Act.....................................................       3.1(e)
Subsidiary.........................................................       8.3(e)
Surviving Corporation..............................................          1.1
Takeover Statute...................................................       3.1(m)
Tax Certificates...................................................       5.5(c)
Taxes..............................................................   3.1(k)(iv)
Trust Documents....................................................       3.2(d)

ANNEXES

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 20, 1998, among Rubbermaid Incorporated, an Ohio corporation (the "Company"), Newell Co., a Delaware corporation ("Acquiror"), and Rooster Company, an Ohio corporation and a wholly owned subsidiary of Acquiror ("Merger Sub").

                                  WITNESSETH:

  WHEREAS, the respective Boards of Directors of the Company, Acquiror and Merger Sub have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, par value $1.00 per share, of the Company ("Company Common Stock"), other than Dissenting Shares (as defined in Section 2.1(b)) and any shares owned by Acquiror, Merger Sub or any direct or indirect subsidiary of the Company, Acquiror or Merger Sub or any Company Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b));

  WHEREAS, the respective Boards of Directors of the Company, Acquiror and Merger Sub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

  WHEREAS, the Company, Acquiror and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

  WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling-of-interests transaction.

  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE

                                   The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the "OGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) and the separate corporate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation"), and shall be a wholly owned subsidiary of Acquiror.

  Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article 6, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 or such other location as the parties hereto shall agree to in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                                      A-1
                                                                         ANNEXES

  Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a Certificate of Merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the OGCL and (ii) make all other filings or recordings required under the OGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such subsequent date or time as the Company and Acquiror shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

  Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.5 Articles of Incorporation and Code of Regulations. The articles of incorporation and code of regulations of Merger Sub shall be the articles of incorporation and code of regulations, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE 2

                   Effect of the Merger on the Capital Stock
                        of the Constituent Corporations;
                            Exchange of Certificates

  Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Sub:

  (a) Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Common Stock that is owned by Acquiror, Merger Sub and any direct or indirect subsidiary of the Company, Acquiror or Merger Sub and any Company Common Stock held in the treasury of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  (b) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(a) and shares ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") that have properly exercised appraisal rights pursuant to Section 1701.85 of the OGCL) shall be converted into the right to receive 0.7883 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $1.00 per share (the "Acquiror Common Stock"), of Acquiror (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

                                      A-2
ANNEXES

  (c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

  Section 2.2 Exchange of Certificates.

  (a) Exchange Agent. First Chicago Trust Company of New York, or such other national bank or trust company as shall be designated by Acquiror and the Company prior to the Effective Time, shall act as agent of Acquiror for purposes of, among other things, mailing and receiving transmittal letters and distributing certificates for Acquiror Common Stock, and cash in lieu of fractional shares of Acquiror Common Stock, to the Company stockholders (the "Exchange Agent"). As of the Effective Time, Acquiror and the Exchange Agent shall enter into an agreement which shall provide that Acquiror shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article 2, through the Exchange Agent, certificates representing the shares of Acquiror Common Stock (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of Acquiror Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Acquiror may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2, certain dividends or other distributions, if any, in accordance with Section 2.2(c) and cash in lieu of any fractional share of Acquiror Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Company Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of Acquiror Common Stock to a person other than the registered holder of such Certificate or establishes to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article 2, certain dividends or other distributions, if any, in accordance with Section 2.2(c) and cash in lieu of any fractional share of Acquiror Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock

                                      A-3
                                                                         ANNEXES
represented thereby, and, in the case of Certificates representing Company Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Acquiror Common Stock shall be paid by Acquiror to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and, in the case of Certificates representing Company Common Stock, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Acquiror Common Stock.

  (d) No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 (including any cash paid pursuant to this Article 2) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates, subject, however, to Acquiror's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

  (e) No Fractional Shares.

    (i) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Acquiror shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror.

    (ii) Each holder of Company Common Stock entitled to receive a fractional share of Acquiror Common Stock shall receive in lieu thereof an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Acquiror Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date.

    (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Section 2.2(c).

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Acquiror for payment of their claim for

                                      A-4
ANNEXES

Merger Consideration, any dividends or distributions with respect to Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock.

  (g) No Liability. None of Acquiror, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Acquiror Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Acquiror Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

  (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Acquiror Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such person pursuant to this Agreement.

  Section 2.3 Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Acquiror Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur (any such action, an "Adjustment Event"), the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect and percentage ownership of Acquiror Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

  Section 2.4 Dissenters' Rights. No Dissenting Stockholder shall be entitled to any portion of the Merger Consideration or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article 2 unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the OGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 1701.85 of the OGCL with respect to Company Common Stock owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Company Common Stock, such shares of Company Common Stock shall thereupon be treated as though such Company Common Stock had been converted into the right to receive the Merger Consideration with respect to such Company Common Stock as provided in this Article 2. The Company shall give Acquiror (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the OGCL. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

  Section 2.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of

                                      A-5
                                                                         ANNEXES
the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 3

                         Representations and Warranties

  Section 3.1 Representations and Warranties of the Company. Except as disclosed in the Company Filed SEC Documents (as defined in Section 3.1(g)) or as set forth on the Disclosure Schedule delivered by the Company to Acquiror prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

  (a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries (as defined in Section 8.3(e)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3(c)) on the Company. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on the Company. The Company has made available to Acquiror prior to the execution of this Agreement complete and correct copies of its articles of incorporation and code of regulations, each as amended to date.

  (b) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule includes all the subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except in the case of clauses
(ii) and (iii) for any Liens or restrictions that would not have a material adverse effect on the Company.

  (c) Capital Structure. The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of preferred stock, without par value, of the Company ("Company Authorized Preferred Stock"). At the close of business on September 30, 1998: (i) 149,975,019 shares of Company Common Stock were issued and outstanding; (ii) 12,702,063 shares of Company Common Stock were held by the Company in its treasury; (iii) no shares of Company Authorized Preferred Stock were issued or outstanding; and (iv) 3,210,548 shares of Company Common Stock were subject to outstanding employee stock options to purchase Company Common Stock granted under The Amended and Restated 1989 Stock Incentive and Option Plan (the "Company Stock Plan") at September 30, 1998 (collectively, "Company Employee Stock Options"). All outstanding shares of capital stock of the Company are, and all shares which may be issued will be,

                                      A-6
ANNEXES
when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (i) as set forth in this Section 3.1(c), (ii) for changes since September 30, 1998 resulting from the issuance of shares of Company Common Stock pursuant to the Company Employee Stock Options, (iii) for outstanding rights issued pursuant to the Company Rights Agreement, and (iv) as permitted by Section 4.1(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, and no obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are no outstanding obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such securities or, other than agreements entered into with respect to the Company Stock Plan in effect as of the close of business on September 30, 1998, to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Company subsidiary is a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Company subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, and no obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Company subsidiary or (C) obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Company subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

  (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the articles of incorporation or code of regulations of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government,

                                      A-7
                                                                         ANNEXES
any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental
Entity") is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (1) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, together with the proxy statement relating to the Acquiror Stockholders Meeting (as defined in Section 5.1(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (3) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); (4) such filings, consents, approvals, orders or authorizations required to be made or obtained pursuant to the laws of any non-U.S. jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws"); and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of Company to perform its obligations under this Agreement.

  (e) Reports; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated statement of earnings, cash flows and shareholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (A) as reflected in such financial statements or in the notes thereto or (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on the Company.

  (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Acquiror in connection with the issuance of Acquiror Common Stock in the

                                      A-8
ANNEXES

Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Acquiror or Merger Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

  (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1997, the Company and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Company Filed SEC Document, and there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends on the Company Common Stock, (2) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Employee Stock Options awarded prior to September 30, 1998 in accordance with their present terms or issued pursuant to Section 4.1(a) or in accordance with the terms of the Company Stock Plan, (3) (A) any granting by the Company or any of its subsidiaries to any current or former director, executive officer or other key employee of the Company or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed SEC Documents"),
(B) any granting by the Company or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business, or (C) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (4) except insofar as may have been disclosed in the Company Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (5) except insofar as may have been disclosed in the Company Filed SEC Documents, any tax election that individually or in the aggregate would reasonably be expected to have a material adverse effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability.

  (h) Compliance with Applicable Laws; Litigation. The Company, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Company and its subsidiaries (collectively, the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have a material adverse effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on the Company. As of the date of this Agreement, except as disclosed in the Company Filed SEC Documents, no action,

                                      A-9
                                                                         ANNEXES
demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to the Company or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 8.3(b)) of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) reasonably be expected to have a material adverse effect on the Company or (ii) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

  (i) Absence of Changes in Benefit Plans. Since February 1, 1998, there has not been any (i) adoption by the Company or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, life, severance or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Company or any of its wholly owned subsidiaries (collectively, the "Company Benefit Plans") to which any of the Company's executive officers is a participant or (ii) amendment to any Company Benefit Plan that resulted in a material increase in the benefits received or to be received thereunder by any executive officer of the Company. Since January 1, 1998, there has not been any material increase in the aggregate benefits provided under the Company Benefit Plans.

  (j) ERISA Compliance.

    (i) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on the Company under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

    (ii) Each Company Benefit Plan has been administered in accordance with its terms, all applicable laws, including ERISA and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Company Benefit Plan that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. The Company, its subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under
  Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of the Company, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company, and to the knowledge of the Company, all contributions to, and payments from, such Plans which are required to be made in accordance with such Plans, ERISA or the Code have been timely made other than any failures that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

    (iii) Except as any of the following either individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company, (x) neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed to be a "single employer" within the meaning of

                                      A-10
ANNEXES

  Section 4001(b) of ERISA, has incurred any liability under Title IV of ERISA and no condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), (y) no Company Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and (z) to the knowledge of the Company, there are not any facts or circumstances that would materially change the funded status of any Company Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

    (iv) Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries, in each case that is material to the Company and its subsidiaries taken as a whole. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. As of the date of this Agreement,
  (x) to the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its subsidiaries, and (y) there is no charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

    (v) No Company Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service the cost of which is material to the Company and its subsidiaries taken as a whole.

    (vi) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change of control" under any Company Benefit Plan.

    (vii) With respect to each Company Benefit Plan: (x) no actions, suits, claims or disputes are pending or, to the knowledge of the Company, threatened, other than claims for benefits made in accordance with the terms of such Company Benefit Plan, except for such actions, suits, claims or disputes that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company; (y) no audits are pending with any governmental or regulatory agency and to the knowledge of the Company there are no facts which could give rise to any liability in the event of such an audit that either individually or in the aggregate would have a material adverse effect on the Company; and (z) to the knowledge of the Company, all reports and returns required to be filed with any governmental agency or distributed to any participant in any Company Benefit Plan have been so duly filed or distributed other than any failure to file or distribute such reports or returns that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

    (viii) The Company has not incurred any liability under Code Section 4975, and no fact exists which could result in a liability to the Company under Code Section 4975 that would reasonably be expected to have a material adverse effect on the Company.

                                      A-11
                                                                         ANNEXES

    (ix) Neither the Company nor any ERISA Affiliate contributes to a multiemployer plan described in Section 3(37) of ERISA, no withdrawal liability has been incurred with respect to any such plan and no withdrawal liability would be incurred upon the withdrawal from any such plan by the Company or any ERISA Affiliate as of the date hereof, except for any withdrawal that individually or in the aggregate would not have a material adverse effect on the Company.

  (k) Taxes.

    (i) Each of the Company and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on the Company. The Company and each of its subsidiaries has paid (or the Company has paid on its behalf) all taxes (as defined below) shown as due on such returns, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

    (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on the Company.

    (iii) Neither the Company nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

  (l) Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock at the Company Stockholders Meeting to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby. The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors for the consummation of the transactions contemplated by this Agreement.

  (m) State Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each, a "Takeover Statute") (including the control share acquisition provisions codified in Sections 1701.831 et seq. of the OGCL and the moratorium provisions codified in Section 1704.02 et seq. of the OGCL) or any applicable anti-takeover provision in the Company's articles of incorporation or code of regulations is applicable to the Merger and the other transactions contemplated by this Agreement. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

                                      A-12
ANNEXES

  (n) Accounting Matters. The Company has disclosed to its independent public accountants all actions taken by it or its subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. As of the date hereof, the Company believes that the Merger will qualify for "pooling of interests" accounting.

  (o) Brokers. Except for Goldman, Sachs & Co., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  (p) Ownership of Acquiror Capital Stock. Except for shares owned by the Company Benefit Plans or shares held or managed for the account of another person or as to which the Company is required to act as a fiduciary or in a similar capacity, as of the date hereof, neither the Company nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Acquiror.

  (q) Certain Contracts. Except as set forth in the Company Filed SEC Documents or as permitted pursuant to Section 4.1(a), neither the Company nor any of its subsidiaries is a party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $100.0 million, (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (iii) any non-competition agreement which purports to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company and its subsidiaries, taken as a whole, or, after the Effective Time, the business of Acquiror and its subsidiaries, taken as a whole, is or would be conducted.

  (r) The Company Rights Agreement. The Rights Agreement dated June 25, 1996 between the Company and The First National Bank of Boston (the "Company Rights Agreement") has been amended to (i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Acquiror or its wholly owned subsidiaries is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement, (y) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur solely by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and (z) ensure that the Company Rights Agreement will expire or otherwise terminate immediately prior to the Effective Time.

  (s) Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to holders of shares of Company Common Stock (other than Acquiror and its affiliates), a signed copy of which opinion will be made available to Acquiror promptly after the date hereof.

  (t) Environmental Matters.

    (i) During the three-year period immediately preceding the date of this Agreement, neither the Company nor any of its subsidiaries has received any written communication, whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws, other than those instances of alleged noncompliance which individually or in the aggregate would not (x) reasonably be expected to have a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

                                      A-13
                                                                         ANNEXES

    (ii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, other than those Environmental Claims which individually or in the aggregate would not
  (x) reasonably be expected to have a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

    (iii) There are no present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material at any property, that could reasonably be expected to result in liability under any Environmental Law for the Company or any of its subsidiaries or, to the knowledge of the Company, for any person whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, other than those liabilities which individually or in the aggregate would not (x) reasonably be expected to have a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

    (iv) As used herein, the term "Cleanup" means all actions required to (w) cleanup, remove, treat, manage or remediate Hazardous Materials in the indoor or outdoor environment; (x) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (y) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (z) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

    (v) As used herein, the term "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person alleging potential liability or responsibility (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (x) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its subsidiaries or (y) circumstances forming the basis of any violation of any Environmental Law.

    (vi) As used herein, the term "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    (vii) As used herein, the term "Hazardous Materials" means all substances defined as Hazardous Substances, Hazardous Waste, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, or defined as such by, or regulated as such under, any Environmental Law, including all matters adversely affecting air, ground, ground water and/or environmental quality or safety, including, without limitation, petroleum, petroleum-derived products, underground storage tanks and asbestos.

    (viii) As used herein, the term "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property (including the abatement or discarding of barrels or other containers containing Hazardous Materials), including the movement of Hazardous Materials through, on or in the air, soil, surface water, ground water or property.

                                      A-14
ANNEXES

  (u) Intellectual Property.

    (i) The Company and its subsidiaries own or have a binding, enforceable right to use all letters patent, patent applications, trade names, brand names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, both domestic and foreign (collectively, the "Company Intellectual Property") used in their businesses substantially as currently conducted except for such Company Intellectual Property, the failure of which to own or have a binding, enforceable right to use individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has received any written notice of infringement of or conflict with and, to the knowledge of the Company, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on the Company or would reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement. Neither the Company nor any of its subsidiaries has received any written notice that the conduct of another person's business or the nature of any products sold or services provided by another person infringes upon or conflicts with the Company's registered trademarks set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Material Company Trademarks") other than those infringements or conflicts that individually or in the aggregate would not reasonably be expected to (x) have a material adverse effect on the Company or (y) materially impair or delay the ability of the Company to perform its obligations under this Agreement.

    (ii) The Company has conducted a comprehensive review of its computer systems' ability to process properly year date codes after December 31, 1999, has formulated a plan to modify or replace programs where necessary and believes that all necessary reprogramming efforts will be completed prior to December 31, 1999, except for any failures to complete such reprogramming efforts as would not individually or in the aggregate have a material adverse effect on the Company.

  Section 3.2 Representations and Warranties of Acquiror and Merger Sub. Except as disclosed in the Acquiror Filed SEC Documents (as defined in Section 3.2(h)) or as set forth on the Disclosure Schedule delivered by Acquiror to the Company prior to the execution of this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub each hereby represents and warrants to the Company as follows:

  (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Acquiror, and there are (i) no other shares of capital stock or voting securities of Merger Sub,
(ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

  (b) Organization, Standing and Corporate Power. Each of Acquiror and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure

                                      A-15
                                                                         ANNEXES
to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on Acquiror. Each of Acquiror and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Acquiror. Acquiror has made available to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the articles of incorporation and code of regulations of Merger Sub, each as amended to date.

  (c) Subsidiaries. Section 3.2(c) of the Acquiror Disclosure Schedule includes all the subsidiaries of Acquiror which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the
SEC). All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by Acquiror, free and clear of all Liens and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except in the case of clauses (ii) and
(iii) for any Liens or restrictions that would not have a material adverse effect on Acquiror.

  (d) Capital Structure. The authorized capital stock of Acquiror consists of shares of (i) 400,000,000 shares of Acquiror Common Stock and (ii) 10,000,000 shares of preferred stock of Acquiror, consisting of 10,000 shares without par value and 9,990,000 shares par value $1.00 per share ("Acquiror Authorized Preferred Stock"). At the close of business on September 30, 1998: (i) 162,634,182 shares of Acquiror Common Stock were issued and outstanding; (ii) 20,834 shares of Acquiror Common Stock in the aggregate were held by Acquiror in its treasury; (iii) no shares of Acquiror Preferred Stock were issued and outstanding; (iv) 2,147,237 shares of Acquiror Common Stock were subject to outstanding employee stock options pursuant to the plans set forth in Section 3.2(d)(iv) of the Acquiror Disclosure Schedule (collectively, the "Acquiror Stock Plans") at September 30, 1998 (collectively, "Acquiror Employee Stock Options"); and (v) 9,865,000 shares of Acquiror Common Stock were reserved for issuance upon the conversion of outstanding convertible trust preferred securities of a subsidiary trust of Acquiror pursuant to the Amended and Restated Trust Agreement, dated as of December 12, 1997 among Newell Co., as Depositor, The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee and C.R. Davenport, Brett E. Gries and Ronn L. Claussen, as Administrative Trustees, the Junior Convertible Subordinated Indenture for the 5.25% Convertible Subordinated Debentures, dated as of December 12, 1997, among Newell Co. and The Chase Manhattan Bank, as Indenture Trustee, and the Guaranty Agreement between Newell Co. and The Chase Manhattan Bank, as Guaranty Trustee, dated December 12, 1997 (the "Trust Documents"). All outstanding shares of capital stock of Acquiror are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (i) as set forth in this Section 3.2(d), (ii) for changes since September 30, 1998 resulting from the issuance of shares of Acquiror Common Stock pursuant to the Acquiror Employee Stock Options, (iii) for up to an aggregate of 9,865,000 shares of Acquiror Common Stock authorized for issuance as of September 30, 1998 upon the conversion of outstanding convertible trust preferred securities of a subsidiary trust of Acquiror pursuant to the Trust Documents, (iv) for outstanding preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of October 20, 1988, by and between Acquiror and First Chicago Trust Company of New York (formerly known as Morgan Shareholders Service Trust Company) or the Rights Agreement, dated as of August 6, 1998, by and between Acquiror and First Chicago Trust Company (referred to herein collectively as the "Acquiror Rights Agreement"), and (v) as permitted by
Section 4.1(b)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Acquiror, (B) any securities of Acquiror convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Acquiror or (C) any warrants, calls, options or other rights to

                                      A-16
ANNEXES
acquire from Acquiror or any Acquiror subsidiary, and no obligation of Acquiror or any Acquiror subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Acquiror and (y) there are no outstanding obligations of Acquiror or any Acquiror subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Acquiror nor any Acquiror subsidiary is a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of Acquiror or any Acquiror subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Acquiror subsidiary, (B) warrants, calls, options or other rights to acquire from Acquiror or any Acquiror subsidiary, and no obligation of Acquiror or any Acquiror subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Acquiror subsidiary or (C) obligations of Acquiror or any Acquiror subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Acquiror subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

  (e) Authority; Noncontravention. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the Acquiror Stockholder Approval (as defined in Section 3.2(m)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, subject, in the case of the issuance of Acquiror Common Stock in connection with the Merger, to the Acquiror Stockholder Approval. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Acquiror or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Acquiror or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Acquiror or (y) reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for:
(1) the filing with the SEC of the Joint Proxy Statement relating to the Acquiror Stockholders Meeting; (2) the filing with and declaration of effectiveness by the SEC of the Form S-4; (3) the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (4) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (5) such filings with and approvals of the NYSE to permit the shares of Acquiror Common Stock that are

                                      A-17
                                                                         ANNEXES
to be issued in the Merger and under the Company Stock Plan to be listed on the NYSE; (6) the filing of a premerger notification and report form by Acquiror under the HSR Act; (7) such filings, consents, approvals, orders or authorizations required to be made or obtained pursuant to Foreign Antitrust Laws; and (8) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Acquiror or (y) reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform its obligations under this Agreement.

  (f) Reports; Undisclosed Liabilities. Acquiror has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1995 (the "Acquiror SEC Documents"). As of their respective dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Acquiror SEC Document has been revised or superseded by a later filed Acquiror SEC Document, none of the Acquiror SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Acquiror included in the Acquiror SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Acquiror and its consolidated subsidiaries as of the dates thereof and the consolidated statements of income, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (A) as reflected in such financial statements or in the notes thereto or (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Acquiror nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Acquiror.

  (g) Information Supplied. None of the information supplied or to be supplied by Acquiror specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Acquiror's stockholders or at the time of the Acquiror Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by Acquiror with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

  (h) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 1997, Acquiror and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Acquiror Filed SEC Document, and there has not been (1) any declaration, setting aside or payment of any

                                      A-18
ANNEXES
dividend or other distribution (whether in cash, stock or property) with respect to any of Acquiror's capital stock, other than regular quarterly cash dividends on the Acquiror Common Stock, (2) any split, combination or reclassification of any of Acquiror's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Acquiror's capital stock, except for issuances of Acquiror Common Stock upon the exercise of Acquiror Employee Stock Options awarded prior to September 30, 1998 in accordance with their present terms or issued pursuant to Section 4.1(b) or in accordance with the terms of the Acquiror Stock Plans, (3) (A) any granting by Acquiror or any of its subsidiaries to any current or former director, executive officer or other key employee of Acquiror or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Acquiror SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Acquiror Filed SEC Documents"),
(B) any granting by Acquiror or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business or pursuant to the Acquiror Stock Plans, or (C) any entry by Acquiror or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (4) except insofar as may have been disclosed in the Acquiror Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Acquiror materially affecting its assets, liabilities or business or (5) except insofar as may have been disclosed in the Acquiror Filed SEC Documents, any tax election that individually or in the aggregate would reasonably be expected to have a material adverse effect on Acquiror or any of its tax attributes or any settlement or compromise of any material income tax liability.

  (i) Compliance with Applicable Laws; Litigation. Acquiror, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Acquiror and its subsidiaries (collectively, the "Acquiror Permits") except where the failure to have any such Acquiror Permits individually or in the aggregate would not have a material adverse effect on Acquiror. Acquiror and its subsidiaries are in compliance with the terms of the Acquiror Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Acquiror. As of the date of this Agreement, except as disclosed in the Acquiror Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Acquiror or any of its subsidiaries or any of their respective properties is pending or, to the knowledge of Acquiror, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) reasonably be expected to have a material adverse effect on Acquiror or
(ii) reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform its obligations under this Agreement.

  (j) Absence of Changes in Benefit Plans. Since February 1, 1998, there has not been any (i) adoption by Acquiror or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Acquiror or any of its wholly owned subsidiaries (collectively, the "Acquiror Benefit Plans") to which any of Acquiror's executive officers is a participant or (ii) amendment to any Acquiror Benefit Plan that resulted in a material increase in the benefits received or to be received thereunder by any executive officer of Acquiror. Since January 1, 1998, there has not been any material increase in the aggregate benefits provided under the Acquiror Benefits Plans.

                                      A-19
                                                                         ANNEXES

  (k) ERISA Compliance.

    (i) With respect to the Acquiror Benefit Plans, no event has occurred and, to the knowledge of Acquiror, there exists no condition or set of circumstances, in connection with which Acquiror or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on Acquiror under ERISA, the Code or any other applicable law.

    (ii) Each Acquiror Benefit Plan has been administered in accordance with its terms, all applicable laws, including ERISA and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Acquiror Benefit Plan that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror. Acquiror, its subsidiaries and all the Acquiror Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror. Each Acquiror Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Acquiror Benefit Plan that is intended to be exempt from federal income taxation under
  Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Acquiror, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Acquiror Benefit Plan or the exempt status of any such trust, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror, and to the knowledge of Acquiror, all contributions to, and payments from, such Plans which are required to be made in accordance with such Plans, ERISA or the Code have been timely made other than any failures that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror.

    (iii) Except as any of the following either individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror, (x) neither Acquiror nor any ERISA Affiliate of Acquiror, which together with Acquiror would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, has incurred any liability under Title IV of ERISA and no condition exists that presents a risk to Acquiror or any ERISA Affiliate of Acquiror of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), (y) no Acquiror Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and
  (z) to the knowledge of Acquiror, there are not any facts or circumstances that would materially change the funded status of any Acquiror Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

    (iv) Neither Acquiror nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Acquiror or any of its subsidiaries and no collective bargaining agreement is being negotiated by Acquiror or any of its subsidiaries, in each case that is material to Acquiror and its subsidiaries taken as a whole. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Acquiror or any of its subsidiaries pending or, to the knowledge of Acquiror, threatened which may interfere with the respective business activities of Acquiror or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror. As of the date of this Agreement, to the knowledge of Acquiror, none of Acquiror, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Acquiror or any of its subsidiaries, and there is no charge or complaint against Acquiror or any of its subsidiaries by the National Labor Relations Board or any

                                      A-20
ANNEXES
  comparable governmental agency pending or threatened in writing, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror.

    (v) No Acquiror Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service the cost of which is material to Acquiror and its subsidiaries taken as a whole.

    (vi) No amounts payable under the Acquiror Benefit Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of Acquiror or any ERISA Affiliate of Acquiror to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change of control" under any Acquiror Benefit Plan.

    (vii) With respect to each Acquiror Benefit Plan: (x) no actions, suits, claims or disputes are pending or, to the knowledge of Acquiror, threatened, other than claims for benefits made in accordance with the terms of such Acquiror Benefit Plan, except for such actions, suits, claims or disputes that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror; (y) no audits are pending with any governmental or regulatory agency and to the knowledge of Acquiror there are no facts which could give rise to any liability in the event of such an audit that either individually or in the aggregate would have a material adverse effect on the Acquiror; and (z) to the knowledge of Acquiror, all reports and returns required to be filed with any governmental agency or distributed to any participant in any Acquiror Benefit Plan have been so duly filed or distributed other than any failure to file or distribute such reports or returns that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror.

    (viii) Acquiror has not incurred any liability under Code Section 4975, and no fact exists which could result in a liability to Acquiror under Code
  Section 4975 that would reasonably be expected to have a material adverse effect on the Company.

    (ix) Neither Acquiror nor any ERISA Affiliate contributes to a multiemployer plan described in Section 3(37) of ERISA, no withdrawal liability has been incurred with respect to any such plan and no withdrawal liability would be incurred upon the withdrawal from any such plan by Acquiror or any ERISA Affiliate as of the date hereof, except for any withdrawal that individually or in the aggregate would not have a material adverse effect on Acquiror.

  (l) Taxes.

    (i) Each of Acquiror and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Acquiror. Acquiror and each of its subsidiaries has paid (or Acquiror has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Acquiror SEC Documents reflect an adequate reserve for all taxes payable by Acquiror and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

    (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Acquiror or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Acquiror.

                                      A-21
                                                                         ANNEXES

    (iii) Neither Acquiror nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  (m) Voting Requirements. The affirmative vote at the Acquiror Stockholders Meeting (the "Acquiror Stockholder Approval") of the holders of a majority of the voting power of all outstanding shares of Acquiror Common Stock is the only vote of the holders of any class or series of Acquiror's capital stock necessary to approve the issuance of Acquiror Common Stock to be issued pursuant to this Agreement. The Board of Directors of Acquiror has duly and validly approved and taken all corporate action required to be taken by the Acquiror Board of Directors for the consummation of the transactions contemplated by this Agreement.

  (n) State Takeover Statutes. The Board of Directors of Acquiror has taken all necessary action so that no Takeover Statute (including the interested stockholder provisions codified in Section 203 of the Delaware General Corporation Law) or any applicable anti-takeover provision in the Acquiror's certificate of incorporation or by-laws is applicable to the Merger and the other transactions contemplated by this Agreement. To the knowledge of Acquiror, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

  (o) Accounting Matters. Acquiror has disclosed to its independent public accountants all actions taken by it or its subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. As of the date hereof, Acquiror believes that the Merger will qualify for "pooling of interests" accounting.

  (p) Brokers. Except for Robert W. Baird & Co. Incorporated, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub.

  (q) Ownership of the Company Capital Stock. Except for shares owned by Acquiror Benefit Plans or shares held or managed for the account of another person or as to which Acquiror is required to act as a fiduciary or in a similar capacity, as of the date hereof, neither Acquiror nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or
(ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company.

  (r) Certain Contracts. Except as set forth in the Acquiror Filed SEC Documents or as permitted pursuant to Section 4.1(b), neither Acquiror nor any of its subsidiaries is a party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions but excluding commercial paper) providing for payment or repayment in excess of $100.0 million, (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (iii) any non-competition agreement which purports to limit in any material respect the manner in which, or localities in which, all or any substantial portion of the business of Acquiror and its subsidiaries, taken as a whole, is or would be conducted.

  (s) Opinion of Financial Advisor. Acquiror has received the opinion of Robert
W. Baird & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of Company Common Stock into Acquiror Common Stock pursuant to the Merger is fair to Acquiror from a financial point of view, a signed copy of which opinion will be made available to the Company promptly after the date hereof.

                                      A-22
ANNEXES

  (t) Environmental Matters.

    (i) During the three-year period immediately preceding the date of this Agreement, neither Acquiror nor any of its subsidiaries has received any written communication, whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that Acquiror or any of its subsidiaries is not in compliance with applicable Environmental Laws, other than those instances of alleged noncompliance which individually or in the aggregate would not (x) reasonably be expected to have a material adverse effect on Acquiror or (y) reasonably be expected to materially impair or delay the ability of Acquiror to perform its obligations under this Agreement.

    (ii) There is no Environmental Claim pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror, against any person whose liability for any Environmental Claim Acquiror or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, other than those Environmental Claims which individually or in the aggregate would not
  (x) reasonably be expected to have a material adverse effect on Acquiror or
  (y) reasonably be expected to materially impair or delay the ability of Acquiror to perform its obligations under this Agreement.

    (iii) There are no present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material at any property, that could reasonably be expected to result in liability under any Environmental Law for Acquiror or any of its subsidiaries or, to the knowledge of Acquiror, for any person whose liability for any Environmental Claim Acquiror or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, other than those liabilities which individually or in the aggregate would not (x) reasonably be expected to have a material adverse effect on Acquiror or (y) reasonably be expected to materially impair or delay the ability of Acquiror to perform its obligations under this Agreement.

  (u) Intellectual Property.

    (i) Acquiror and its subsidiaries own or have a binding, enforceable right to use all letters patent, patent applications, trade names, brand names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, both domestic and foreign (collectively, the "Acquiror Intellectual Property") used in their businesses substantially as currently conducted except for such Acquiror Intellectual Property, the failure of which to own or have a binding, enforceable right to use individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror. Neither Acquiror nor any of its subsidiaries has received any written notice of infringement of or conflict with and, to the knowledge of the Acquiror, there are no infringements of or conflicts with, the rights of others with respect to the use of any Acquiror Intellectual Property that individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Acquiror or would reasonably be expected to materially impair or delay the ability of Acquiror to perform its obligations under this Agreement. Neither Acquiror nor any of its subsidiaries has received any written notice that the conduct of another person's business or the nature of any of products sold or services provided by another person infringes upon or conflicts with Acquiror's registered trademarks set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 other than those infringements or conflicts that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Acquiror or would not reasonably be expected to materially impair or delay the ability of Acquiror to perform its obligations under this Agreement.

    (ii) Acquiror has conducted a comprehensive review of its computer systems' ability to process properly year date codes after December 31, 1999, has formulated a plan to modify or replace programs where necessary and believes that all necessary reprogramming efforts will be completed prior to December 31, 1999, except for any failures to complete such reprogramming efforts as would not individually or in the aggregate have a material adverse effect on Acquiror.

                                      A-23
                                                                         ANNEXES

                                   ARTICLE 4

                   Covenants Relating to Conduct of Business

  Section 4.1 Conduct of Business.

  (a) Conduct of Business by the Company. Except as set forth in Section 4.1(a) of the Company Disclosure Schedule, except as otherwise expressly contemplated by this Agreement or except as consented to by Acquiror, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

    (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, or by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly cash dividends with respect to the Company Common Stock, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of the Company Common Stock upon the exercise of the Company Employee Stock Options under the Company Stock Plan or in connection with other awards under the Company Stock Plan, in each case, outstanding as of September 30, 1998 and in accordance with their present terms or issued pursuant to Section 4.1(a)(ii) or (z) except pursuant to agreements entered into with respect to the Company Stock Plan that are in effect as of the close of business on September 30, 1998, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Company Common Stock upon the exercise of the Company Employee Stock Options or in connection with other awards under the Company Stock Plan (I) outstanding as of September 30, 1998 and in accordance with their present terms or granted after the date thereof in the ordinary course of business consistent with past practice or (II) after consulting with Acquiror, otherwise granted after the date hereof so long as (x) the amount of the Company Common Stock subject to the Company Employee Stock Options and/or other awards under the Company Stock Plan granted after September 30, 1998 do not exceed 1,100,000 shares of Company Common Stock in the aggregate; and (y) the amount of performance shares under the Company Stock Plan granted after September 30, 1998 do not exceed 125,000 performance shares in the aggregate; provided, however, that any such grants made after the date of this Agreement shall not have terms that would impair the parties' ability to obtain pooling of interests accounting treatment for the Merger (including, without limitation, provisions for accelerated vesting upon a "change of control" of the Company);

    (iii) amend its articles of incorporation, code of regulations or other comparable organizational documents, or, in the case of the Company, merge or consolidate with any person;

                                      A-24
ANNEXES

    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for such acquisitions for which the aggregate consideration (including indebtedness directly or indirectly assumed) is less than $200.0 million;

    (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (x) other than in the ordinary course of business consistent with past practice or (y) for an aggregate consideration (including indebtedness directly or indirectly assumed) in excess of $200.0 million; provided, however, that, prior to effecting any such sale or disposition, the Company obtains written assurance from its independent public accountants that such sale or disposition will not impair the parties' ability to obtain pooling of interests accounting treatment for the Merger;

    (vi) take any action that would cause the representations and warranties set forth in clauses (3), (4) or (5) of Section 3.1(g) to no longer be true and correct (with each reference in Section 3.1(g) to "ordinary course of business" being deemed for purposes of this Section 4.1(a)(vi) to be immediately followed by "consistent with past practice");

    (vii) except as provided in Section 4.2, the Company shall not amend, modify or waive any provision of the Company Rights Agreement, and shall not take any action to redeem the rights issued thereunder or render the rights issued thereunder inapplicable to a transaction, other than to permit another transaction that the Board of Directors of the Company has determined is a Company Superior Proposal;

    (viii) license (other than pursuant to agreements outstanding as of the date hereof), transfer or otherwise dispose of, or permit to lapse, any rights in the Material Company Trademarks other than licenses in the ordinary course of business consistent with past practice; or

    (ix) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction to which the only parties are the Company and any wholly owned subsidiary or subsidiaries of the Company.

  (b) Conduct of Business by Acquiror. Except as otherwise expressly contemplated by this Agreement or except as consented to by the Company, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Acquiror shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Acquiror shall not, and shall not permit any of its subsidiaries to:

    (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Acquiror to its parent, or by a subsidiary that is partially owned by Acquiror or any of its subsidiaries, provided that Acquiror or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly cash dividends with respect to the Acquiror Common Stock, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Acquiror Common Stock upon

                                      A-25
                                                                         ANNEXES
  the exercise of Acquiror Employee Stock Options under the Acquiror Stock
  Plans or in connection with other awards under the Acquiror Stock Plans, in each case, outstanding as of September 30, 1998 and in accordance with their present terms or issued pursuant to Section 4.1(b)(ii) or (z) purchase, redeem or otherwise acquire any shares of capital stock of Acquiror or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (x) the issuance of shares of Acquiror Common Stock permitted by Section 4.1(b)(iv), (y) the issuance of up to an aggregate of 9,865,000 shares of Acquiror Common Stock upon the conversion of outstanding convertible trust preferred securities of a subsidiary trust of Acquiror pursuant to the Trust Documents and (z) the issuance of Acquiror Common Stock or options to purchase shares of Acquiror Common Stock upon the exercise of Acquiror Employee Stock Options or in connection with other awards under the Acquiror Stock Plans (I) outstanding as of September 30, 1998 and in accordance with their present terms or granted after the date thereof in the ordinary course of business consistent with past practice or (II) after consulting with the Company, otherwise granted after the date hereof so long as the amount of Acquiror Common Stock subject to Acquiror Employee Stock Options and/or other awards under the Acquiror Stock Plans granted after September 30, 1998 do not exceed 1,100,000 shares of Acquiror Common Stock in the aggregate; provided, however, that any such grants made after the date of this Agreement shall not have terms that would impair the parties' ability to obtain pooling of interests accounting treatment for the Merger;

    (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, except for such acquisitions for which the aggregate consideration (including indebtedness directly or indirectly assumed) is not more than $500.0 million, of which not more than $300.0 million may be paid through the issuance of shares of Acquiror Common Stock which shall be valued at the closing price of the Acquiror Common Stock on the NYSE on the day prior to the announcement of any such acquisition;

    (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (x) other than in the ordinary course of business consistent with past practice or (y) for an aggregate consideration (including indebtedness directly or indirectly assumed) in excess of $200.0 million; provided, however, that, prior to effecting any such sale or disposition, Acquiror obtains written assurance from its independent public accountants that such sale or disposition will not impair the parties' ability to obtain pooling of interests accounting treatment for the Merger;

    (vi) take any action that would cause the representations and warranties set forth in clauses (3), (4) or (5) of Section 3.2(h) to no longer be true and correct (with each reference in Section 3.2(h) to "ordinary course of business" being deemed for purposes of this Section 4.l(b)(vi) to be immediately followed by "consistent with past practice");

    (vii) except as provided in Section 4.3, Acquiror shall not amend, modify or waive any provision of the Acquiror Rights Agreement, and shall not take any action to redeem the rights issued thereunder or render the rights issued thereunder inapplicable to a transaction, other than to permit another transaction that the Board of Directors of Acquiror has determined is an Acquiror Superior Proposal; or

    (viii) authorize, or commit or agree to take, any of the foregoing actions;

                                      A-26
ANNEXES
provided that the limitations set forth in this Section 4.1(b) (other than clause (iii)) shall not apply to any transaction to which the only parties are Acquiror and any wholly owned subsidiary or subsidiaries of Acquiror.

  (c) Coordination of Dividends. Subject to Section 5.14, each of Acquiror and the Company shall coordinate with the other regarding the declaration and payment of dividends in respect of the Acquiror Common Stock and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of Acquiror and the Company that any holder of the Company Common Stock or Acquiror Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of the Company Common Stock and/or shares of Acquiror Common Stock, including shares of Acquiror Common Stock that a holder receives in exchange for shares of the Company Common Stock pursuant to the Merger.

  (d) Other Actions. Except as required by law, the Company and Acquiror shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied.

  (e) Advice of Changes. The Company and Acquiror shall promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article 6 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

  (f) Control of Other Party's Business. Nothing contained in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Acquiror's operations prior to the Effective Time. Prior to the Effective Time, each of Acquiror and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

  Section 4.2 No Solicitation by the Company.

  (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Company Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Company Superior Proposal (as defined in Section 4.2(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 4.2(a) and subject to providing prior written notice of its decision to take such action to Acquiror (the "Company Notice") and compliance with Section 4.2(c), following delivery of the Company Notice (x) furnish information with respect to the Company and its subsidiaries to any person making a Company Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) that is no less restrictive than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Company Superior Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (w) direct or indirect acquisition or

                                      A-27
                                                                         ANNEXES
purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

  (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) terminate this Agreement in order to concurrently enter into such Company Acquisition Agreement with respect to a Company Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 4.2(b) unless and until (i) three business days have elapsed following the delivery to Acquiror of a written notice of such determination by the Board of Directors of the Company and (x) the Company has delivered to Acquiror the written notice required by
Section 4.2(c) below, and (y) during such three business day period, the Company otherwise cooperates with Acquiror with respect to the Company Takeover Proposal that constitutes a Company Superior Proposal with the intent of enabling Acquiror to engage in good faith negotiations so that the transactions contemplated hereby may be effected and (ii) at the end of such three business day period the Board of Directors of the Company continues reasonably to believe that the Company Takeover Proposal constitutes a Company Superior Proposal. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. The Company will keep Acquiror reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Company Takeover Proposal.

                                      A-28
ANNEXES

  (d) Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as expressly permitted by paragraph (a) of this Section
4.2 in connection with a Company Superior Proposal, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

  Section 4.3 No Solicitation by Acquiror.

  (a) Acquiror shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Acquiror Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Acquiror Takeover Proposal; provided, however, that if, at any time, the Board of Directors of Acquiror determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Acquiror's stockholders under applicable law, Acquiror may, in response to an Acquiror Superior Proposal (as defined in Section 4.3(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 4.3(a) and subject to providing prior written notice of its decision to take such action to the Company (the "Acquiror Notice") and compliance with Section 4.3(c), following delivery of the Acquiror Notice (x) furnish information with respect to Acquiror and its subsidiaries to any person making an Acquiror Superior Proposal pursuant to a customary confidentiality agreement (as determined by Acquiror after consultation with its outside counsel) that is no less restrictive than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquiror Superior Proposal. For purposes of this Agreement, "Acquiror Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Acquiror and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Acquiror or of 15% or more of any class of equity securities of any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Acquiror and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Acquiror or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Acquiror and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Acquiror or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Acquiror and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

  (b) Except as expressly permitted by this Section 4.3, neither the Board of Directors of Acquiror nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of Acquiror Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquiror Takeover Proposal or (iii) cause Acquiror to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquiror Acquisition Agreement") related to any Acquiror Takeover Proposal. Notwithstanding the foregoing, in the event

                                      A-29
                                                                         ANNEXES
that the Board of Directors of Acquiror determines in good faith, after consultation with outside counsel, that in light of an Acquiror Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Acquiror's stockholders under applicable law, the Board of Directors of Acquiror may (subject to this and the following sentences) terminate this Agreement in order to concurrently enter into such Acquiror Acquisition Agreement with respect to an Acquiror Superior Proposal; provided, however, that Acquiror may not terminate this Agreement pursuant to this
Section 4.3(b) unless and until (i) three business days have elapsed following the delivery to the Company of a written notice of such determination by the Board of Directors of Acquiror and (x) Acquiror has delivered to the Company the written notice required by Section 4.3(c) below, and (y) during such three business day period, Acquiror otherwise cooperates with the Company with respect to an Acquiror Takeover Proposal that constitutes an Acquiror Superior Proposal with the intent of enabling the Company to engage in good faith negotiations so that the transactions contemplated hereby may be effected and
(ii) at the end of such three business day period the Board of Directors of Acquiror continues reasonably to believe that the Acquiror Takeover Proposal constitutes an Acquiror Superior Proposal. For purposes of this Agreement, an "Acquiror Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Acquiror Common Stock then outstanding or all or substantially all the assets of Acquiror and otherwise on terms which the Board of Directors of Acquiror determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Acquiror's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Acquiror, is reasonably capable of being obtained by such third party.

  (c) In addition to the obligations of Acquiror set forth in paragraphs (a) and (b) of this Section 4.3, Acquiror shall immediately advise the Company orally and in writing of any request for information or of any Acquiror Takeover Proposal, the material terms and conditions of such request or Acquiror Takeover Proposal and the identity of the person making such request or Acquiror Takeover Proposal. Acquiror will keep the Company reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Acquiror Takeover Proposal.

  (d) Nothing contained in this Section 4.3 shall prohibit Acquiror from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Acquiror's stockholders if, in the good faith judgment of the Board of Directors of Acquiror, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as expressly permitted by paragraph (a) of this Section 4.3 in connection with an Acquiror Superior Proposal, neither Acquiror nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of Acquiror Common Stock in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, an Acquiror Takeover Proposal.

                                      A-30
ANNEXES

                                   ARTICLE 5

                             Additional Agreements

  Section 5.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

  (a) As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Joint Proxy Statement and Acquiror shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Acquiror shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Acquiror will use all reasonable best efforts to cause the Joint Proxy Statement to be mailed to Acquiror's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Acquiror shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Acquiror or to the Joint Proxy Statement will be made by Acquiror or the Company without providing the other party the opportunity to review and comment thereon. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Acquiror.

  (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights pursuant to Section 4.2 and Section 7.1(f), the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

  (c) Acquiror shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Acquiror Stockholders Meeting") for the purposes of obtaining the Acquiror Stockholder Approval and the change of Acquiror's name to "Newell Rubbermaid Inc." and shall, through its Board of Directors, recommend to its stockholders the approval of the issuance of Acquiror Common Stock to be issued pursuant to this Agreement. Without limiting the generality of the foregoing but subject to its rights pursuant to Section 4.3 and Section 7.1(d), Acquiror agrees that its obligations pursuant to the first sentence of this Section 5.1(c)

                                      A-31
                                                                         ANNEXES
shall not be affected by the commencement, public proposal, public disclosure or communication to Acquiror of any Acquiror Takeover Proposal.

  (d) Acquiror and the Company will use all reasonable efforts to hold the Company Stockholders Meeting and the Acquiror Stockholders Meeting on the same date and as soon as practicable after the date hereof.

  Section 5.2 Letters of the Company's Accountants.

  (a) The Company shall use reasonable best efforts to cause to be delivered to Acquiror two letters from the Company's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  (b) The Company shall use reasonable best efforts to cause to be delivered to Acquiror and Acquiror's independent accountants two letters from the Company's independent accountants addressed to Acquiror and the Company, one dated as of the date the Form S-4 is effective reporting that, as of the date of the letter, the Company qualifies as a "combining company" under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and one dated as of the Closing Date reporting that the Merger will qualify as a "pooling of interests" transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

  Section 5.3 Letters of Acquiror's Accountants.

  (a) Acquiror shall use reasonable best efforts to cause to be delivered to the Company two letters from Acquiror's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  (b) Acquiror shall use reasonable best efforts to cause to be delivered to the Company and the Company's independent accountants two letters from Acquiror's independent accountants addressed to the Company and Acquiror, one dated as of the date the Form S-4 is effective reporting that, as of the date of the letter, Acquiror qualifies as a "combining company" under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and one dated as of the Closing Date reporting that the Merger will qualify as a "pooling of interests" transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

  Section 5.4 Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the Agreement dated October 2, 1998, between Acquiror and the Company (the "Confidentiality Agreement"), each of the Company and Acquiror shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Acquiror shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Any review pursuant to this Section 5.4 shall be for the purposes of confirming the accuracy of any representation or warranty contained in this Agreement given by Acquiror and Merger Sub to

                                      A-32
ANNEXES
the Company, or by the Company to Acquiror and Merger Sub and facilitating transition planning. Each of the Company and Acquiror will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

  Section 5.5 Reasonable Best Efforts; Cooperation.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.5(a) will limit or affect actions permitted to be taken pursuant to Sections 4.2 and 4.3.

  (b) In connection with and without limiting the foregoing, the Company and Acquiror shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

  (c) Each of Acquiror and the Company shall cooperate with each other in obtaining opinions of Schiff Hardin & Waite, counsel to Acquiror, and Jones, Day, Reavis & Pogue, counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of Acquiror and the Company shall deliver to Schiff Hardin & Waite and Jones, Day, Reavis & Pogue customary representation letters in form and substance reasonably satisfactory to such counsel and the Company shall obtain any representation letters from appropriate stockholders and shall deliver any such letters obtained to Schiff Hardin & Waite and Jones, Day, Reavis & Pogue (the representation letters referred to in this sentence are collectively referred to as the "Tax Certificates").

  (d) Each of Acquiror and the Company shall consult and cooperate with the other with respect to significant developments in its business and shall give reasonable consideration to the other's views with respect thereto.

  (e) Each of Acquiror and the Company shall (i) make the filings required of such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement within ten days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this

                                      A-33
                                                                         ANNEXES

Agreement, and (iii) cooperate with the other party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement.

  Section 5.6 Stock Options, Restricted Stock and Employment Agreements.

  (a) As of the Effective Time, (i) each outstanding Company Employee Stock Option shall be converted into an option (an "Adjusted Option") to purchase the number of shares of Acquiror Common Stock equal to the number of shares of Company Common Stock subject to such Company Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Acquiror Common Stock), at an exercise price per share equal to the exercise price for each such share of Company Common Stock subject to such option divided by the Exchange Ratio (rounded down to the nearest whole cent), and all references in each such option to the Company shall be deemed to refer to Acquiror, where appropriate, and (ii) Acquiror shall assume the obligations of the Company under the Company Stock Plan. The other terms of each Adjusted Option, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Option shall be the date on which the corresponding Company Employee Stock Option was granted.

  (b) To the extent that there are any outstanding awards (including restricted stock, deferred stock and performance shares) (each, a "Company Award") under the Company Stock Plan at the Effective Time, then, as of the Effective Time,
(i) each such Company Award shall be converted into the same instrument of Acquiror, in each case with such adjustments (and no other adjustments) to the terms of such Company Awards as are necessary to preserve the value inherent in such Company Awards with no detrimental effects on the holder thereof and (ii) Acquiror shall assume the obligations of the Company under the Company Awards. The other terms of each Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms.

  (c) The Company and Acquiror agree that each of the Company Stock Plan and Acquiror Stock Plans shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of the Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Acquiror Common Stock on a basis consistent with the transactions contemplated by this Agreement. The Company and Acquiror agree to submit the amendments to the Acquiror Stock Plans or the Company Stock Plan to their respective stockholders, if such submission is determined to be necessary by counsel to the Company or Acquiror after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Merger.

  (d) Acquiror shall (i) reserve for issuance the number of shares of Acquiror Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 5.6 and (ii) issue or cause to be issued the appropriate number of shares of Acquiror Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. No later than the Effective Time, Acquiror shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Acquiror Common Stock necessary to fulfill Acquiror's obligations under this Section 5.6. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as Adjusted Options or the Company Awards remain outstanding.

  (e) As soon as practicable after the Effective Time, Acquiror shall deliver to the holders of the Company Employee Stock Options and Company Awards appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and the agreements evidencing the grants of such

                                      A-34
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

Company Employee Stock Options and Company Awards and that such Company Employee Stock Options and Company Awards and the related agreements shall be assumed by Acquiror and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

  (f) Following the Effective Time, (i) Acquiror shall cause the Surviving Corporation to honor in accordance with their terms all written employment, severance and other compensation agreements of the Company and its subsidiaries and (ii) Acquiror shall cause the Surviving Corporation to provide severance benefits to employees of the Surviving Corporation in accordance with Section 5.6(f) of the Acquiror Disclosure Schedule.

  Section 5.7 Indemnification.

  (a) From and after the Effective Time, Acquiror shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries or served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained by or contributed to by the Company or any of its subsidiaries ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Acquiror shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Acquiror, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Acquiror and the Company will cooperate in the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law and the articles of incorporation or code of regulations shall be made by independent counsel mutually acceptable to Acquiror and the Indemnified Party; provided, however, that Acquiror shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). In the event that any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Acquiror shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 5.7(a) in connection with any such action. In addition, from and after the Effective Time, directors and officers of the Company who become directors or officers of Acquiror will be entitled to indemnification under Acquiror's Restated Certificate of Incorporation and Bylaws, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Acquiror.

  (b) In the event that Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Acquiror assume the obligations set forth in this
Section 5.7.

  (c) For six years after the Effective Time, Acquiror shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the

                                      A-35
                                                                         ANNEXES

Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that Acquiror may substitute therefor policies of Acquiror or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall Acquiror be required to pay aggregate premiums for insurance under this Section 5.7(c) in excess of 200% of the aggregate premiums paid by the Company in 1998 for such purpose; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Acquiror shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Acquiror, for a cost up to but not exceeding such amount. In addition, for six years after the Effective Time, Acquiror shall maintain in effect the Company's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in Section 5.7(a) with coverages and in amounts no less favorable than those of such policy in effect on the date hereof.

  (d) The provisions of this Section 5.7 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

  Section 5.8 Fees and Expenses.

  (a) Except as provided in this Section 5.8, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Acquiror and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees).

  (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall promptly, but in no event later than two days after the date of termination pursuant to this clause (i), pay Acquiror a fee equal to $140.0 million (the "Company Termination Fee"), payable by wire transfer of same day funds, or (ii)(x) a Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal which, in any such case, has not been publicly withdrawn prior to the Company Stockholders Meeting, (y) thereafter, this Agreement is terminated by either the Company or Acquiror pursuant to Section 7.1(b)(ii), and (z) within 18 months of such termination the Company or any of its subsidiaries enters into any Company Acquisition Agreement or consummates any Company Takeover Proposal (for the purposes of the foregoing proviso the terms "Company Acquisition Agreement" and "Company Takeover Proposal" shall have the meanings assigned to such terms in Section 4.2 except that the references to "15%" in the definition of "Company Takeover Proposal" in Section 4.2(a) shall be deemed to be references to "35%" and "Company Takeover Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any subsidiary), the Company and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), then the Company shall pay Acquiror the Company Termination Fee, payable by wire transfer of same day funds, no later than two days after the first to occur of the execution of a Company Acquisition Agreement or the consummation of a Company Takeover Proposal. The Company acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement.

  (c) In the event that (i) this Agreement is terminated by Acquiror pursuant to Section 7.1(d), then Acquiror shall promptly, but in no event later than two days after the date of such termination, pay

                                      A-36
ANNEXES
the Company a fee equal to $140.0 million (the "Acquiror Termination Fee"), payable by wire transfer of same day funds, or (ii) (x) an Acquiror Takeover Proposal shall have been made known to Acquiror or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquiror Takeover Proposal which, in any such case, has not been publicly withdrawn prior to the Acquiror Stockholders Meeting, (y) thereafter, this Agreement is terminated by either the Company or Acquiror pursuant to Section 7.1(b)(iii), and (z) within 18 months of such termination Acquiror or any of its subsidiaries enters into any Acquiror Acquisition Agreement or consummates any Acquiror Takeover Proposal (for the purposes of the foregoing proviso the terms "Acquiror Acquisition Agreement" and "Acquiror Takeover Proposal" shall have the meanings assigned to such terms in Section 4.3 except that the references to "15%" in the definition of "Acquiror Takeover Proposal" in
Section 4.3(a) shall be deemed to be references to "35%" and "Acquiror Takeover Proposal" shall only be deemed to refer to a transaction involving Acquiror, or with respect to assets (including the shares of any subsidiary), Acquiror and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), then Acquiror shall pay the Company the Acquiror Termination Fee, payable by wire transfer of same day funds, no later than two days after the first to occur of the execution of an Acquiror Acquisition Agreement or the consummation of an Acquiror Takeover Proposal. Acquiror acknowledges that the agreements contained in this Section 5.8(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

  Section 5.9 Public Announcements. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

  Section 5.10 Affiliates.

  (a) Not less than 45 days prior to the Effective Time, the Company shall deliver to Acquiror a list of names and addresses of each person who, in the Company's reasonable judgment, is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such person, a "Pooling Affiliate") of the Company. The Company shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Acquiror, not later than 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 5.10(a), executed by each of the Pooling Affiliates of the Company identified in the foregoing list. Acquiror shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Acquiror Common Stock to be received by the Pooling Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the terms of such letters.

  (b) Not less than 45 days prior to the Effective Time, Acquiror shall deliver to the Company a list of names and addresses of each person who, in Acquiror's reasonable judgment is a Pooling Affiliate of Acquiror. Acquiror shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Acquiror shall deliver or cause to be delivered to the Company, not later than 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 5.10(b), executed by each Pooling Affiliate of Acquiror identified in the foregoing list.

                                      A-37
                                                                         ANNEXES

  Section 5.11 NYSE Listing. Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock issuable to the Company's stockholders as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

  Section 5.12 Stockholder Litigation. Each of the Company and Acquiror shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Acquiror, as applicable, and its directors relating to the transactions contemplated by this Agreement.

  Section 5.13 Tax Treatment. Each of Acquiror and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c), including, without limitation, forebearing from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of Section 368(a) of the Code.

  Section 5.14 Pooling of Interests. Each of the Company and Acquiror shall use their respective reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Acquiror's independent certified public accountants, respectively, and to be accepted by the SEC, and each of the Company and Acquiror agrees that, notwithstanding any action permitted by Section 4.1(a) or 4.1(b), it will not knowingly take any action that would cause such accounting treatment not to be obtained.

  Section 5.15 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor Acquiror shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party, other than (a) the Confidentiality Agreement, pursuant to its terms or by written agreement of the parties thereto, (b) confidentiality agreements under which the Company or Acquiror, as the case may be, does not provide any confidential information to third parties or (c) standstill agreements that do not relate to the equity securities of the Company or any of its subsidiaries or Acquiror or any of its subsidiaries, as the case may be. During such period, the Company or Acquiror, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

  Section 5.16 Employee Benefit Plans.

  (a) For a period of at least three years after the Effective Time but subject to the next sentence, Acquiror shall, or shall cause the Surviving Corporation and each subsidiary of the Surviving Corporation to, provide employees of the Company and each subsidiary of the Company with either benefits that are substantially similar to those provided under the Company Benefit Plans as of the date hereof or benefits that are substantially similar to those provided to similarly situated employees of the Acquiror. For a period of at least one year after the Effective Time, Acquiror shall, or shall cause the Surviving Corporation and each subsidiary of the Surviving Corporation to, provide to each continuing employee of the Company and each subsidiary of the Company: (i) annual salary compensation in an amount not less than the annual salary compensation such employee was entitled to receive from the Company or such subsidiary of the Company immediately prior to the Effective Time based on such employee's base salary then in effect, and (ii) payments under incentive bonus and profit sharing plans with respect to the year ended December 31, 1999, including, without limitation, the Company's ISP Plan (the "Incentive Compensation"), based on the greater of: (A) the Incentive Compensation to which such employee would have been entitled pursuant to the Company's Incentive

                                      A-38
ANNEXES

Compensation plans in effect immediately prior to the Effective Time, or (B) the Incentive Compensation to which such employee would be entitled pursuant to any alternative Incentive Compensation plan as to which such employee may become entitled to participate, at the option of the Acquiror, after the Effective Time.

  (b) For purposes of (i) eligibility to participate, (ii) vesting and (iii) eligibility for early retirement under Acquiror's defined benefit pension plans (but not for benefit accrual or any other purposes), employees of the Company and its subsidiaries as of the Effective Time shall receive credit under any employee benefit plan, program or arrangement established or maintained by Acquiror or the Surviving Corporation or any of its subsidiaries and made available to such employees for service accrued prior to the Effective Time with the Company or any of its subsidiaries.

  Section 5.17 Post-Merger Operations.

  (a) For a period of at least two years after the Effective Time, Acquiror and its subsidiaries shall provide charitable contributions within the service areas of the Company and its subsidiaries at levels substantially comparable to the levels of charitable contributions provided by the Company and its subsidiaries within the two-year period immediately prior to the Effective Time.

  (b) Acquiror and the Company acknowledge that after the Effective Time and in connection with the integration process Acquiror will undertake a study of all of the plants and headquarters of Acquiror and its subsidiaries in an effort to rationalize the operations of Acquiror and its subsidiaries. Any decision as part of this process that would materially adversely affect the communities in which the headquarters of each of the Company's Home, Juvenile, Infant and Commercial operating divisions are located must be approved or ratified by the Acquiror Board.

  Section 5.18 Acquiror Corporate Office. Promptly after the date hereof, Acquiror and the Company will undertake a study to (i) determine a new location for Acquiror's corporate offices for its senior executive officers and (ii) develop a timetable pursuant to which the move of Acquiror's corporation offices for its senior executive officers to such new location will be effected. The Company and Acquiror acknowledge that such new location will not be Wooster, Ohio, Freeport, Illinois or Beloit, Wisconsin.

  Section 5.19 Acquiror Board of Directors; Acquiror Officers.

  (a) Prior to the Effective Time, Acquiror's Board of Directors (the "Acquiror Board") shall take such action as may be necessary to cause the number of directors comprising the Acquiror Board at the Effective Time to be 15 persons, consisting of (i) 9 persons designated by the Chairman of the Nominating Committee of the Acquiror Board and (ii) 6 persons designated by the Chairman of the Nominating Committee of the Company Board of Directors ("Company Board") and reasonably acceptable to the Chairman of the Nominating Committee of Acquiror. Acquiror shall take such action as may be necessary to cause such persons to become directors of Acquiror. In furtherance thereof, Acquiror shall use its reasonable best efforts to obtain the resignation of such directors of Acquiror as is necessary to permit the Company's designees to be elected to the Acquiror Board. The initial designation of the Company's director designees among the three classes of the Acquiror Board shall be as designated by the Chairman of the Nominating Committee of Acquiror and reasonably acceptable to the Chairman of the Nominating Committee of the Company. If, prior to the Effective Time, any Company director designee shall decline or be unable to serve, the Company shall designate another person to serve in such person's stead.

  (b) Effective as of the Effective Time, William P. Sovey shall be Chairman of the Acquiror Board, John J. McDonough shall be Vice Chairman of the Acquiror Board and Chief Executive Officer of Acquiror and Wolfgang R. Schmitt shall be Vice Chairman--Integration and Strategy of the Acquiror Board, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                      A-39
                                                                         ANNEXES

                                   ARTICLE 6

                              Conditions Precedent

  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Stockholder Approvals. Each of the Company Stockholder Approval and the Acquiror Stockholder Approval shall have been obtained.

  (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of the Company, Acquiror or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken is reasonably expected to have a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been obtained in form and substance reasonably satisfactory to each of Acquiror and the Company.

  (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, (ii) prohibiting or limiting the ownership or operation by the Company or Acquiror and their respective subsidiaries of any material portion of the business or assets of the Company or Acquiror and their respective subsidiaries taken as a whole, or compelling the Company or Acquiror and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Acquiror and their respective subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) which otherwise is reasonably likely to have a material adverse effect on the Company or Acquiror, as applicable; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

  (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  (e) NYSE Listing. The shares of Acquiror Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

  (f) Pooling. Each of Acquiror and the Company shall have received a letter of its independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory, in each case, to Acquiror and the Company, stating that the Merger will qualify as a "pooling of interests" transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

  (g) Dissenting Shares. Dissenting Shares shall not exceed 9% of the shares of Company Common Stock outstanding on the Closing Date.

  (h) HSR Act. The waiting or similar period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act and any applicable Foreign Antitrust Law shall have expired or been terminated.

  Section 6.2 Conditions to Obligations of Acquiror. The obligation of Acquiror to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                                      A-40
ANNEXES

  (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a material adverse effect on the Company.

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

  (c) Tax Opinion. Acquiror shall have received from Schiff Hardin & Waite, counsel to Acquiror, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and Acquiror and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for Acquiror may require delivery of, and rely upon, the Tax Certificates.

  (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to the Company; provided that this condition shall no longer be applicable following Acquiror Stockholder Approval.

  Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

  (a) Representations and Warranties. The representations and warranties of Acquiror set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a material adverse effect on Acquiror.

  (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

  (c) Tax Opinion. The Company shall have received from Jones, Day, Reavis & Pogue, counsel to the Company, an opinion dated as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and Acquiror and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel for the Company may require delivery of, and rely upon, the Tax Certificates.

  (d) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Acquiror; provided that this condition shall no longer be applicable following the Company Stockholder Approval.

  Section 6.4 Frustration of Closing Conditions. Neither Acquiror nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

                                      A-41
                                                                         ANNEXES

                                   ARTICLE 7

                       Termination, Amendment and Waiver

  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Acquiror Stockholder Approval:

  (a) by mutual written consent of Acquiror and the Company;

  (b) by either Acquiror or the Company:

    (i) if the Merger shall not have been consummated by June 30, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

    (ii) if the Company Stockholder Approval shall not have been obtained at a Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof,

    (iii) if the Acquiror Stockholder Approval shall not have been obtained at an Acquiror Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, or

    (iv) if any Restraint having any of the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

  (c) by Acquiror, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a material adverse change relating to the Company and (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by the Company;

  (d) by Acquiror in accordance with Section 4.3(b); provided that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Acquiror shall have complied with all provisions contained in
Section 4.3, including the notice provisions therein, and the applicable requirements, including the payment of the Acquiror Termination Fee, of Section 5.8;

  (e) by the Company, if Acquiror shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a material adverse change relating to Acquiror and (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by Acquiror; or

  (f) by the Company in accordance with Section 4.2(b); provided that, in order for the termination of this Agreement pursuant to this Section 7.1(f) to be deemed effective, the Company shall have complied with all provisions of
Section 4.2, including the notice provisions therein, and the applicable requirements, including the payment of the Company Termination Fee, of Section 5.8.

  Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the provisions of Section 3.1(o), Section 3.2(p), the last sentence of Section 5.4, Section 5.8, this Section 7.2 and Article 8, which provisions survive such termination, provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                      A-42
ANNEXES

  Section 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Acquiror Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or Acquiror without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  Section 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  Section 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1 shall, in order to be effective, require, in the case of Acquiror or the Company, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                   ARTICLE 8

                               General Provisions

  Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)if to the Company, to: Rubbermaid Incorporated
                            1147 Akron Road
                            Wooster, Ohio 44691
                            Telecopy No.: (330) 287-2982
                            Attention: Chief Executive
                            Officer

    with a copy to:         Jones, Day, Reavis & Pogue
                            North Point
                            901 Lakeside Avenue
                            Cleveland, Ohio 44114
                            Telecopy No.: (216) 579-0212
                            Attention: Lyle G. Ganske, Esq.

                                      A-43
                                                                         ANNEXES

  (b) if to Acquiror or Merger
      Sub, to
                            Newell Co.
                            4000 Auburn Street
                            Rockford, Illinois 61101
                            Telecopy No.: (815) 969-6106
                            Attention: General Counsel

    with a copy to:         Schiff Hardin & Waite
                            6600 Sears Tower
                            Chicago, Illinois 60606
                            Telecopy No.: (312) 258-5600
                            Attention: Frederick L.
                            Hartmann, Esq.

  Section 8.3 Definitions. For purposes of this Agreement:

  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise;

  (b) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers;

  (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company, Acquiror or Merger Sub, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) relating to the economy or securities markets of the United States or any other region in general, (ii) resulting from entering into this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (iii) relating to its business, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of this Agreement, and the terms "material" and "materially" have correlative meanings;

  (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

  (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

  Section 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or

                                      A-44
ANNEXES
referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

  Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 8.6 Entire Agreement: No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 2, Section 5.6 and Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies.

  Section 8.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

  Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 8.9 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court, in either case located in the Southern District of New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court, in either case located in the Southern District of New York.

  Section 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                      A-45
                                                                         ANNEXES

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   Rubbermaid Incorporated

                                                 /s/ James A. Morgan
                                   By: ________________________________________
                                      Name: James A. Morgan
                                      Title: Senior Vice President, General
                                       Counsel and Secretary


                                   Newell Co.

                                              /s/ William T. Alldredge
                                   By: ________________________________________
                                      Name: William T. Alldredge
                                      Title: Vice President


                                   Rooster Company

                                               /s/ Dale L. Matschullat
                                   By: ________________________________________
                                      Name: Dale L. Matschullat
                                      Title: Vice President--General Counsel

                                      A-46
ANNEXES

                                                                         ANNEX B

                        FORM OF CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   NEWELL CO.

            Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

  I, Dale L. Matschullat, Vice President--General Counsel of Newell Co., a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

  FIRST: That the name of the corporation is Newell Co.

  SECOND: That Article First of the Restated Certificate of Incorporation of the corporation, as heretofore amended, has been amended in its entirety to read as follows:

          FIRST: The name of the corporation is Newell Rubbermaid Inc.

  THIRD: That the foregoing amendment has been duly adopted in accordance with provisions of the General Corporation Law of the State of Delaware by the majority vote of all the outstanding shares entitled to vote at a meeting of stockholders.

  IN WITNESS WHEREOF, I have signed this certificate this    day of        ,
1999.

                                   Newell Co.

                                   By: ________________________________________
                                      Dale L. Matschullat
                                      Vice President--General Counsel

Attest:

new80pa
--------------------------
Richard H. Wolff
Corporate Secretary

                                                                         ANNEXES

                                                                         ANNEX C


                                                                                                                BAIRD/A NORTHWESTERN
                                                                                                                      MUTUAL COMPANY
------------------------------------------------------------------------------------------------------------------------------------
ROBERT W. BAIRD & CO. INCORPORATED     777 EAST WISCONSIN AVENUE    MILWAUKEE, WI 53202-5391    414-765-3758






                                                                October 20, 1998

Board of Directors
Newell Co.
One Millington Road
Beloit, Wisconsin 53511

Ladies and Gentlemen:

  Newell Co. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Rubbermaid Incorporated ("Seller") and Rooster Company, a wholly owned subsidiary of the Company ("Merger Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Merger Sub shall be merged with and into Seller (the "Merger") and each issued and outstanding share of common stock, par value $1.00 per share ("Seller Common Stock"), of Seller (other than Dissenting Shares (as defined in the Agreement) and shares owned by the Company or Merger Sub, any direct or indirect subsidiary of the Company, Seller or Merger Sub, or held in the treasury of Seller) will be converted solely into the right to receive 0.7883 of one share of common stock, par value $1.00 per share ("Company Common Stock"), of the Company (the "Exchange Ratio").

  You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the Company.

  Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

  In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and Seller furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's and Seller's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Company Common Stock and Seller Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company and Seller with those of certain other publicly traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant and (vi) reviewed certain potential pro forma effects of the Merger on the Company. We have held discussions with members of the Company's and Seller's respective senior managements concerning the Company's and Seller's historical and current financial condition and operating results, as well as the future prospects of the Company and Seller on a standalone and combined basis. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

                                      C-1

                     MEMBER NEW YORK STOCK EXCHANGE, INC. AND OTHER PRINCIPAL EXCHANGES. MEMBER SIPC.                        ANNEXES

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of the Company and Seller, and have not been engaged to independently verify any such information. We have assumed, with your consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and Seller are as set forth in their respective financial statements, (ii) the Merger will be accounted for under the pooling-of-interests method, (iii) the cost savings and operating synergies resulting from the Merger will be realized as contemplated by the Company's management and (iv) the Merger will be consummated in accordance with the terms of the Agreement in the form presented to the Company's Board of Directors, without any amendment thereto and without waiver by the Company or Seller of any of the conditions to their respective obligations thereunder. We have also assumed that the projections and other financial forecasts (including estimates of cost savings and operating synergies resulting from the Merger developed by the Company's management) examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's and Seller's senior managements as to future performance of the Company and Seller. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Seller nor have we made a physical inspection of the properties or facilities of the Company or Seller. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which the Seller's or the Company's securities (including, but not limited to, the Company Common Stock and the Seller Common Stock) will trade following the date hereof.

  Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Joint Proxy Statement-Prospectus to be provided to the Company's stockholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird has acted as financial advisor to the Company in connection with the Merger, and will receive a fee for rendering this opinion and an additional fee upon consummation of the Merger. In the past, we have provided financial advisory services to the Company in connection with various acquisitions and divestitures, and served as a co-manager of the Company's Convertible Quarterly Income Preferred Securities, for which we received our customary compensation.

  In the ordinary course of our business, we may from time to time trade the securities of the Company and Seller for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

                                   Very truly yours,

                                   Robert W. Baird & Co. Incorporated

ANNEXES

                                                                         ANNEX D

--------------------------------------------------------------------------------

Goldman, Sachs & Co.  85 Broad Street  New York, New York 10004

Tel: 212-902-1000

[LOGO OF GOLDMAN SACHS]

--------------------------------------------------------------------------------

                                                                October 20, 1998

PERSONAL AND CONFIDENTIAL
Board of Directors
Rubbermaid Incorporated
1147 Akron Road
Wooster, OH 44691-6000

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Company Common Stock"), of Rubbermaid Incorporated (the "Company") of the exchange ratio of 0.7883 shares of Common Stock, par value $1.00 per share (the "Newell Common Stock"), of Newell Co. ("Newell") to be received for each share of Company Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of October 20, 1998, by and between Newell, Rooster Company, a wholly-owned subsidiary of Newell, and the Company (the "Agreement").

  Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with the sale of its office products business in June 1997 and the acquisition of Curver Consumer Products in November 1997. We have also acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Agreement. In addition, we have provided certain investment banking services to Newell from time to time, including having acted as lead-managing underwriter in the public offering of $500 million of 5.25% Convertible Quarterly Income Preferred Securities in December 1997. Goldman Sachs may provide investment banking services to Newell and its subsidiaries in the future.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Newell for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Newell; certain other communications from the Company and Newell to their respective stockholders; certain internal financial analyses and forecasts for the Company and Newell prepared by the management of the Company, including certain projected cost savings and operating synergies expected to result from the transaction contemplated by the Agreement (the "Synergies"); and certain internal financial analyses and forecasts for Newell prepared by the

                                      D-1

New York | London | Tokyo | Boston | Chicago | Dallas |
Frankfurt | George Town | Hong Kong | Houston | Los
Angeles | Memphis
Miami | Milan | Montreal | Osaka | Paris | Philadelphia |                ANNEXES
San Francisco | Singapore | Sydney | Toronto | Vancouver |
Zurich
management of Newell. We also have held discussions with members of the senior managements of the Company and Newell regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company and Newell, respectively. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Newell Common Stock, compared certain financial and stock market information for the Company and Newell with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the consumer products industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of the Company and Newell, and the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Newell, as the case may be. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Newell or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how holders of Company Common Stock should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to holders of Company Common Stock.

ANNEXES

                                                                         ANNEX E

                               OHIO REVISED CODE
                     TITLE XVII CORPORATIONS--PARTNERSHIPS
                     CHAPTER 1701: GENERAL CORPORATION LAW

SECTION 1701.85 QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

  (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

  (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

  (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

  (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

  (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares

                                                                         ANNEXES
shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

  (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in the case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or appointed as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

  (C) If the proposal was required to be submitted to the shareholders of the corporation, a fair cash value as to those shareholders shall be determined as of the date prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the

ANNEXES
particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

  (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

    (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

    (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

    (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

    (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or jointed in a complaint under division (B) of this section within the period provided in that division.

  (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

  (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                         ANNEXES

         [Outside back cover page of joint proxy statement/prospectus]


                    [LOGO OF NEWELL] & [LOGO OF RUBBERMAID]

 Partners with our environment. Printed on recycled paper with soy-based ink.

            [RECYCLE LOGO]                       [SOY INK LOGO]


                                                                      3350-PS-99

                PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Newell's certificate of incorporation contains a provision which eliminates directors' personal liability as set forth above.

  Newell's certificate of incorporation and bylaws provide in effect that Newell shall indemnify its directors and officers to the extent permitted by Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances.

  Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

  Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and

(b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  Newell has in effect insurance policies for general officers' and directors' liability insurance covering all of Newell's officers and directors. Newell also has entered into indemnification agreements with each of its officers and directors that provide that the officers and directors will be entitled to their indemnification rights as they existed at the time they entered into the agreements, regardless of subsequent changes in Newell's indemnification policy.

  Pursuant to the merger agreement, Newell will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the merger, an officer, director of employee of Rubbermaid or any of its subsidiaries against any losses, expenses, claims, damages or liabilities (1) arising out of acts or omissions occurring at or prior to the time of the merger that are based on or arising out of the fact that such person is or was a director, officer or employee of Rubbermaid or any of its subsidiaries or served as a fiduciary under or with respect to any Rubbermaid employee benefit plan and (2) to the extent they are based on or arise out of the transactions contemplated by the merger agreement. In addition, from and after the time of the merger, directors and officers of Rubbermaid who become directors or officers of Newell will be entitled to indemnification under Newell's certificate of incorporation and bylaws, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Newell.

  Additionally, for six years after the merger, Newell will maintain in effect Rubbermaid's current directors' and officers' liability insurance covering acts or omissions occurring prior to the merger with respect to those persons who are currently covered by Rubbermaid's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement; provided that Newell may substitute policies of Newell or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers. Newell will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Rubbermaid in 1998, except that if the annual premiums of such insurance coverage exceed such amount, Newell will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Newell Board, for a cost up to but not exceeding such amount.

  For six years after the merger, Newell will also maintain in effect Rubbermaid's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under any Rubbermaid benefit plan with coverages and in amounts no less favorable than those of such policy in effect on the date of the merger agreement.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits.

 Exhibit
 Number  Description
 ------- -----------
  2.1     Agreement and Plan of Merger dated as of October 20, 1998, among
          Newell, Rubbermaid and Rooster Company (included as Annex A to the joint proxy statement/prospectus contained in this registration statement).
  3.1     Restated Certificate of Incorporation of Newell, as amended as of
          May 10, 1995 (incorporated by reference to Exhibit 3.1 to Newell's
          Quarterly Report on Form 10-Q for the quarter ended June 30,
          1995).
  3.2     Form of Amendment to Restated Certificate of Incorporation of
          Newell, as amended (included as Annex B to the joint proxy statement/prospectus contained in this registration statement).

 Exhibit
 Number  Description
 ------- -----------
  3.3     Bylaws of Newell, as amended through November 9, 1995 (incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 1 to
          Newell's Registration Statement on Form S-3 (Reg. No. 33-64225),
          filed with the Securities and Exchange Commission on January 23,
          1996).
  3.4     Form of Amendment to Bylaws of Newell.
  4.1     Specimen Newell Common Stock Certificate.
  4.2     Specimen Newell Rubbermaid Inc. Common Stock Certificate.
  4.3     Rights Agreement, dated as of August 6, 1998, between Newell and
          First Chicago Trust Company of New York (incorporated by reference to Exhibit I to Newell's Registration Statement on Form 8-A12B (Reg.
          No. 1-09608), filed with the Securities and Exchange Commission on
          August 28, 1998).
  5.1     Opinion of Schiff Hardin & Waite regarding the validity of the securities being registered.
  8.1     Opinion of Schiff Hardin & Waite regarding certain federal income tax consequences relating to the merger.
  8.2     Opinion of Jones, Day, Reavis & Pogue regarding certain federal income tax consequences relating to the merger.
 23.1     Consent of Arthur Andersen LLP.
 23.2     Consent of KPMG LLP.
 23.3     Consent of Schiff Hardin & Waite (included in the opinion filed as
          Exhibit 5.1 to this registration statement).
 23.4     Consent of Schiff Hardin & Waite (included in the opinion filed as
          Exhibit 8.1 to this registration statement).
 23.5     Consent of Jones, Day, Reavis & Pogue (included in the opinion filed as Exhibit 8.2 to this registration statement).
 23.6     Consent of Robert W. Baird & Co. Incorporated.
 23.7     Consent of Goldman, Sachs & Co.
 24.1     Power of Attorney (included as part of the signature pages to this registration statement).
 99.1     Form of Newell Proxy Card.
 99.2     Form of Rubbermaid Proxy Card.
 99.3     Consent of Tom H. Barrett.
 99.4     Consent of Scott S. Cowen.
 99.5     Consent of Thomas J. Falk.
 99.6     Consent of William D. Marohn.
 99.7     Consent of Wolfgang R. Schmitt.
 99.8     Consent of Gordon R. Sullivan.

  (b) Financial Statement Schedules.

  Not applicable.

  (c) Reports, Opinions or Appraisals.

  The opinions of Robert W. Baird & Co. Incorporated and Goldman, Sachs & Co. are included as Annex C and Annex D, respectively, to the joint proxy statement/prospectus contained in this registration statement.

Item 22. Undertakings.

  The undersigned registrant hereby undertakes:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (5) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 3rd day of February, 1999.

                                          Newell Co.
                                          (Registrant)

                                                 /s/ William T. Alldredge
                                          By: _________________________________
                                                   William T. Alldredge
                                                 Vice President--Finance

  Each person whose signature appears below appoints John J. McDonough, William T. Alldredge and Dale L. Matschullat, or any of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any amendments to this registration statement that any of such attorneys shall deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this registration statement, which amendments may make such changes in such registration statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the registrant made in connection with this registration statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


/s/ John J. McDonough                Vice Chairman and Chief        February 3, 1999
____________________________________  Executive Officer
John J. McDonough                     (Principal Executive
                                      Officer) and Director

/s/ Thomas A. Ferguson, Jr.          President and Chief            February 3, 1999
____________________________________  Operating Officer and
Thomas A. Ferguson, Jr.               Director

/s/ Donald L. Krause                 Senior Vice President--        February 3, 1999
____________________________________  Corporate Controller
Donald L. Krause                      (Principal Accounting
                                      Officer)

/s/ William T. Alldredge             Vice President--Finance        February 3, 1999
____________________________________  (Principal Financial
William T. Alldredge                  Officer)


             Signature                           Title                    Date
             ---------                           -----                    ----


/s/ William P. Sovey                 Chairman of the Board of       February 3, 1999
____________________________________  Directors
William P. Sovey

/s/ Alton F. Doody                   Director                       February 3, 1999
____________________________________
Alton F. Doody

/s/ Gary H. Driggs                   Director                       February 3, 1999
____________________________________
Gary H. Driggs

/s/ Daniel C. Ferguson               Director                       February 3, 1999
____________________________________
Daniel C. Ferguson

/s/ Robert L. Katz                   Director                       February 3, 1999
____________________________________
Robert L. Katz

/s/ Elizabeth Cuthbert Millett       Director                       February 3, 1999
____________________________________
Elizabeth Cuthbert Millett

/s/ Cynthia A. Montgomery            Director                       February 3, 1999
____________________________________
Cynthia A. Montgomery

/s/ Allan P. Newell                  Director                       February 3, 1999
____________________________________
Allan P. Newell

/s/ Henry B. Pearsall                Director                       February 3, 1999
____________________________________
Henry B. Pearsall

                                 EXHIBIT INDEX

  Exhibit
  Number   Description
  -------  -----------
  2.1      Agreement and Plan of Merger dated as of October 20, 1998, among Newell, Rubbermaid and Rooster Company (included as
           Annex A to the joint proxy statement/prospectus contained in this registration statement).
  3.1      Restated Certificate of Incorporation of Newell, as amended as of May 10, 1995 (incorporated by reference to Exhibit 3.1 to
           Newell's Quarterly Report on Form
           10-Q for the quarter ended June 30, 1995).
  3.2      Form of Amendment to Restated Certificate of Incorporation of
           Newell, as amended (included as Annex B to the joint proxy statement/prospectus contained in this registration
           statement).
  3.3      Bylaws of Newell, as amended through November 9, 1995
           (incorporated by reference to Exhibit 4.2 to Pre-Effective
           Amendment No. 1 to Newell's Registration Statement on Form S-3
           (Reg. No. 33-64225), filed with the Securities and Exchange
           Commission on January 23, 1996).
  3.4      Form of Amendment to Bylaws of Newell.
  4.1      Specimen Newell Common Stock Certificate.
  4.2      Specimen Newell Rubbermaid Inc. Common Stock Certificate.
  4.3      Rights Agreement, dated as of August 6, 1998, between Newell and First Chicago Trust Company of New York (incorporated by reference to Exhibit I to Newell's Registration Statement on
           Form 8-A12B (Reg. No. 1-09608), filed with the Securities and
           Exchange Commission on August 28, 1998).
  5.1      Opinion of Schiff Hardin & Waite regarding the validity of the securities being registered.
  8.1      Opinion of Schiff Hardin & Waite regarding certain federal income tax consequences relating to the merger.
  8.2      Opinion of Jones, Day, Reavis & Pogue regarding certain
           federal income tax consequences relating to the merger.
 23.1      Consent of Arthur Andersen LLP.
 23.2      Consent of KPMG LLP.
 23.3      Consent of Schiff Hardin & Waite (included in the opinion
           filed as Exhibit 5.1 to this registration statement).
 23.4      Consent of Schiff Hardin & Waite (included in the opinion
           filed as Exhibit 8.1 to this registration statement).
 23.5      Consent of Jones, Day, Reavis & Pogue (included in the opinion filed as Exhibit 8.2 to this registration statement).
 23.6      Consent of Robert W. Baird & Co. Incorporated.
 23.7      Consent of Goldman, Sachs & Co.
 24.1      Power of Attorney (included as part of the signature pages to this registration statement).

  Exhibit
  Number   Description
  -------  -----------
 99.1      Form of Newell Proxy Card.
 99.2      Form of Rubbermaid Proxy Card.
 99.3      Consent of Tom H. Barrett.
 99.4      Consent of Scott S. Cowen.
 99.5      Consent of Thomas J. Falk.
 99.6      Consent of William D. Marohn.
 99.7      Consent of Wolfgang R. Schmitt.
 99.8      Consent of Gordon R. Sullivan.